   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1998
                                                      REGISTRATION NO. 333-42317
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------

                                PRE-EFFECTIVE
                               AMENDMENT NO. 1
                                      TO
                                POST EFFECTIVE
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ----------------
                       CONSOLIDATION CAPITAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
          DELAWARE                  7340                  52-2054952
      (STATE OR OTHER        (PRIMARY STANDARD         (I.R.S. EMPLOYER
       JURISDICTIONOF     INDUSTRIALCLASSIFICATION   IDENTIFICATION NO.)
      INCORPORATION OR          CODE NUMBER)
       ORGANIZATION)

                   1747 PENNSYLVANIA AVENUE, N.W., SUITE 900
                             WASHINGTON, D.C. 20006
                                  202/955-5490
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                              JONATHAN J. LEDECKY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                       CONSOLIDATION CAPITAL CORPORATION
                   1747 PENNSYLVANIA AVENUE, N.W., SUITE 900
                             WASHINGTON, D.C. 20006
                                  202/955-5490
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                                   COPIES TO:

       F. TRAYNOR BECK, ESQUIRE               LINDA L. GRIGGS, ESQUIRE
  EXECUTIVE VICE PRESIDENT, GENERAL          MORGAN, LEWIS & BOCKIUS LLP
        COUNSEL AND SECRETARY                    1800 M STREET, N.W.
  1747 PENNSYLVANIA AVE. N.W., SUITE           WASHINGTON, D.C. 20036
                 900                                202/467-7000
        WASHINGTON D.C. 20006
             202/955-5490

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
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PROSPECTUS

                       CONSOLIDATION CAPITAL CORPORATION

                       24,000,000 SHARES OF COMMON STOCK

                                  -----------

  This Prospectus covers 24,000,000 shares of common stock, $.001 par value (the "Common Stock"), which may be offered and issued by Consolidation Capital Corporation (the "Company") from time to time in connection with the acquisition by the Company of other businesses, assets or securities. It is expected that the terms of the acquisitions involving the issuances of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired by the Company. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

  The Company's Common Stock is traded on the Nasdaq National Market under the symbol "BUYR." As of February 20, 1998, the Company had 30,292,857 shares of Common Stock outstanding. On February 20, 1998, the closing price of the Common Stock was $22.50 per share. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports and other information with the Securities and Exchange Commission. See "Additional Information."

  All expenses of this offering will be paid by the Company.

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is March 5, 1998

  No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation to such person. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall under any circumstance imply that the information contained herein is correct as of any date subsequent to the date hereof.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Additional Information...................................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Price Range of Common Stock..............................................  17
Dividend Policy..........................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  21
Management...............................................................  31
Executive Compensation...................................................  33
Certain Relationships and Related Party Transactions.....................  35
Principal Stockholders...................................................  36
Description of Capital Stock.............................................  37
Plan of Distribution.....................................................  38
Restrictions on Resale...................................................  38
Legal Matters............................................................  38
Experts..................................................................  38
Index to Financial Statements............................................ F-1

                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, and the exhibits and schedules thereto, for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete. Reference is made to the respective exhibit for a more complete description of such statement, which is qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Consolidation Capital Corporation is the successor to Ledecky Brothers L.L.C. Hereinafter, except as otherwise indicated, Consolidation Capital Corporation and Ledecky Brothers L.L.C. are referred to jointly as the "Company." This Prospectus also contains pro forma financial information that gives effect to certain events. Such information is not necessarily indicative of the results that the Company would have attained had the events occurred at the beginning of the periods presented, as assumed, or of the future results of the Company. See "Pro Forma Combined Financial Statements."

  This Prospectus may contain forward-looking statements, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "plans," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters described in "Risk Factors" and certain other factors noted throughout this Prospectus and in any exhibits to the Registration Statement of which this Prospectus is a part, constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially, from those in such forward-looking statements.

THE COMPANY

  Founded in February 1997 by Jonathan J. Ledecky, Consolidation Capital Corporation intends to consolidate the facilities management industry to become a national single-source provider of facilities management services. Jonathan Ledecky is the Chairman and founder and, until November 5, 1997, was the Chief Executive Officer, of U.S. Office Products Company ("USOP"). While managing USOP, Jonathan Ledecky developed a strategy of "corporate democracy," which he believes facilitated USOP's rapid consolidation of more than 200 companies within seven different industry groups in the office products and services industry. The corporate democracy approach includes (i) a general policy of empowering local management and (ii) drawing upon the contacts and expertise of local management by encouraging them to identify acquisition candidates and to participate in the process of integrating newly acquired companies into a consolidated enterprise. The Company intends to employ a corporate democracy approach as one of its principal operating strategies.

  To date, the Company's operations have consisted of organizational activities, research and analysis with respect to industry consolidations and acquisition opportunities, efforts to refine the Company's business strategy, meetings and negotiations with potential acquisition candidates and the acquisition of one company. The Company was initially capitalized with $59,000, has generated immaterial revenues to date other than investment earnings on the proceeds of its initial public offering (the "IPO"), and earned income of $7,000 from its founding in February 1997 through December 31, 1997. The Company completed the IPO in December 1997, selling 27,850,000 shares of Common Stock and 500,000 shares of Convertible Non-Voting Common Stock and raising net proceeds of approximately $527,000,000.

  In February 1998, the Company acquired one facilities management business specializing in providing janitorial maintenance management services and entered into definitive agreements to acquire seven facilities management businesses specializing in providing electrical installation and maintenance services (the "Pending Acquisitions"). See "--Recent Developments." Facilities management companies generally provide many products and services needed for the operation and maintenance of a building. These products and services include janitorial maintenance management services, electrical installation and maintenance services, lighting equipment and services, engineering services, mechanical installation and maintenance services, parking facility management, security systems and services, fire protection equipment and services, grounds keeping and landscaping services, pest control and general equipment maintenance.

  From 1994 until November 1997, Jonathan Ledecky served as Chief Executive Officer of USOP and, in that capacity, was responsible for in excess of $1.7 billion in acquisitions of businesses in seven different industry groups, including office supplies, office furniture, coffee and beverage services, computer and telecommunications networks and services, print management, corporate travel services and educational supplies. The Company will seek to leverage the experience and expertise of Jonathan Ledecky, its founder, Chairman and Chief Executive Officer, and the Company's management team to become a leading consolidator of the facilities management industry. The Company's management team consists of, in addition to Jonathan Ledecky:
Timothy C. Clayton, Executive Vice President, Chief Financial Officer and Treasurer; F. Traynor Beck, Executive Vice President, General Counsel and Secretary; and, David Ledecky, Executive Vice President and Chief Administrative Officer. See "Management."

  At the time of the IPO, the Company announced its intention to pursue consolidation opportunities in one or more growing industries that are fragmented with no clear market leader and that could benefit from economies of scale. The Company believes that the facilities management industry has these characteristics since it consists primarily of privately-held or family-owned businesses, whose owner-operators desire liquidity and may be unable to access the capital markets effectively or to expand beyond a local or regional base. The Company has determined initially to focus exclusively on the facilities management industry, rather than simultaneously pursue consolidations in multiple, unrelated industries, based on its view that the facilities management industry is a large scale industry offering significant opportunities to expand into and consolidate many sectors that offer products and services intended to enhance the operating efficiency of retail, commercial and industrial clients.

  During the last several years, property owners, such as real estate investment trusts ("REITS"), have undergone consolidation. The Company believes that, as the real estate industry undergoes further consolidation, the emerging large-scale property owners will continue to develop an increased interest in dealing with national providers of facilities management services. Property owners also have increasingly turned to outsourcing many of the traditional facilities management services that were once performed by the property owners' own employees. This trend towards outsourcing allows property owners to focus on their core competencies, reduce operating expenses, access technical expertise of outside vendors and improve quality. The Company believes that the consolidation of property owners and the increase in outsourcing of facilities management services will present opportunities for the Company to (i) acquire smaller, independent companies that are unable to compete with national providers of facilities management services, (ii) expand through acquisitions into new sectors of the facilities management industry, and (iii) broaden the customer base of acquired companies.

  The Company believes that it possesses substantial competitive advantages. The Company expects to benefit from its ability to deploy rapidly its significant financial resources and to use its publicly traded stock as currency in selected acquisitions. Because the Company has significant cash and cash equivalents, the Company's ability to acquire attractive companies is not likely to be constrained initially by the need to access the capital markets. Furthermore, the Company believes that its corporate democracy principles will help it attract and acquire companies and will differentiate it from traditional consolidators. The Company believes that its corporate democracy approach generates significant competitive advantages because this approach allows managers of the acquired companies to benefit from the economies of a large organization while simultaneously retaining local operational control, enabling them to provide flexible and responsive service to customers. Such an approach could, however, limit possible consolidation efficiencies and integration efforts. In addition, although the Company's management team has experience in acquiring and consolidating businesses, it does not have experience managing companies in the facilities management industry. The Company, therefore, expects to rely in part upon management of acquired companies or other individuals who are experienced in the facilities management industry. See "Risk Factors--Competition," "Business--Strategy" and "Management."

  The Company will have broad discretion in identifying and selecting possible acquisition candidates. Within the facilities management industry, the Company intends to focus on the acquisition of businesses having some or all of the following characteristics: (i) stable cash flows and recurring revenue streams from long-term customer relationships; (ii) low product obsolescence and non-reliance on innovation or technology to drive recurring revenue streams; (iii) long-term growth prospects for products and services offered; (iv) a strong "franchise" or presence in the communities served by the acquisition candidate; (v) an experienced management team comprised of recognized industry leaders; (vi) an ability to retain, promote and motivate management teams; (vii) favorable demographic trends within the local regions serviced; and (viii) an underpenetrated market for products or services provided by the acquisition candidate. Other than the pending acquisition of Service Management, the Company has no present arrangements or understandings with respect to the acquisition of any specific business. See "Risk Factors--Appropriate Acquisitions May Not Be Available and Full Investment of Net Proceeds May Be Delayed" and "Business--Strategy."

  The Company's principal executive offices are located at 1747 Pennsylvania Avenue, N.W., Suite 900, Washington D.C. 20006, and its telephone number is 202-955-5490.

RECENT DEVELOPMENTS

  On February 4, 1998, the Company completed the acquisition of Service Management USA ("Service Management"). Service Management was founded in 1984 and has become a leading facilities management company specializing in providing janitorial maintenance management services to retail, industrial and commercial clients in 39 states. Service Management had revenues for the year ended December 31, 1997 of approximately $26.3 million. Some of Service Management's major clients include the United Parcel Service, K-Mart, Wal-Mart, Target, Sports Authority, CVS, Kroger, Shaw's and Bi-lo grocery stores. The total consideration paid by the Company consisted of $9 million in cash and 142,857 shares of Common Stock, with the potential of additional consideration of $13 million in cash and shares of Common Stock based on the performance of Service Management and the achievement of certain acquisition goals.

  On February 27, 1998, the Company entered into definitive agreements to acquire the Pending Acquisitions. The Pending Acquisitions include: Garfield Electric Company ("Garfield"), Indecon, Inc. ("Indecon"), Riviera Electric Construction Co., Inc. ("Riviera"), SKC Electric, Inc. ("SKC"), Town & Country Electric, Inc. ("Town & Country"), Tri-City Electrical Contractors, Inc. ("Tri-City") and Wilson Electric Company, Inc. ("Wilson"). The Pending Acquisitions specialize in providing electrical installation and maintenance services for commercial, institutional, industrial and retail customers throughout Ohio, Colorado, Kansas, Missouri, Wisconsin, Florida and Arizona. Each of the Pending Acquisitions has been a member of a peer group that was formed in 1992 to bring together electrical companies that are leaders in their respective markets. This peer group shared detailed financial information, performance benchmarks, national customers and operational best practices. Bill Love, the founder and president of SKC, will serve as the president of the Company's electrical services division upon completion of the Pending Acquisitions.

  The combined 1997 revenues of the Pending Acquisitions were approximately $284.3 million, of which approximately 71.6% was derived from electrical installation services and approximately 28.4% was derived from electrical maintenance and specialty services. The combined revenues of the Pending Acquisitions, which have been in business for an average of 21 years, increased at a compound annual growth rate of approximately 22% from 1994 through 1997. Assuming that the acquisition of Service Management and the Pending Acquisitions had occurred at the beginning of the Company's 1997 fiscal year, the Company had pro forma fiscal year 1997 revenues of $310.5 million and pro forma fiscal year 1997 net income of $11.2 million.

  The aggregate consideration to be paid by the Company in the Pending Acquisitions is approximately $138.1 million, consisting of $66.1 million in cash and $72.0 million in shares of Common Stock. In addition, there is the potential for the payment of up to an additional $37.0 million in cash and shares of Common Stock based on the performance of the acquired businesses as a group. The completion of the Pending Acquisitions is subject to a number of customary closing conditions and there can be no assurance that such acquisitions will be completed. In addition, the completion of each of the Pending Acquisitions is dependent upon the completion of all of the Pending Acquisitions.

  The Company is in discussions with additional acquisition candidates and enters into letters of intent or agreements in principle with respect to the acquisition of such businesses from time to time. No assurance can be given, however, that the Company will complete any additional acquisitions. See "Risk Factors--Appropriate Acquisitions May Not Be Available and Full Investment of Net Proceeds May Be Delayed."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

  The risk factors set forth below and elsewhere in this Prospectus should be read as accompanying all forward-looking statements made in this Prospectus. These forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "plans," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements, for the reasons set forth below and for other reasons.

LIMITED OPERATING HISTORY

  The Company was founded in February 1997 and completed its IPO in December 1997. To date, its activities have consisted of organizational activities, research and analysis with respect to acquisition and consolidation opportunities, efforts to refine the Company's business strategy, meetings and negotiations and the execution of letters of intent and agreements with potential acquisition candidates and one acquisition. The Company intends to consolidate the facilities management industry to become a single-source provider of facilities management services. Until its recent acquisition of Service Management, the Company had not generated any revenues other than interest income on the proceeds from the IPO. The Company's ability to generate revenues and earnings (if any) will be directly dependent upon the operating results of such acquired business and any additional acquisitions, including the Pending Acquisitions, and the successful integration and consolidation of those businesses.

CONFLICTS OF INTEREST

  Jonathan Ledecky serves as both the Chairman and Chief Executive Officer of the Company and the Chairman and an executive officer of USOP. On January 13, 1998, Jonathan Ledecky entered into a Services Agreement with USOP, effective upon the completion of USOP's announced restructuring which involves a self-tender and the incurrence of indebtedness related thereto, the spin-off of four of USOP's divisions and an equity investment. If the restructuring is completed, Jonathan Ledecky will resign as the Chairman and as an executive officer of USOP, but will continue to provide mutually agreed advisory services to USOP and the companies that are being spun off from USOP, and the Services Agreement will supersede Jonathan Ledecky's amended and restated employment agreement with USOP, described below (the "USOP Employment Agreement"). Jonathan Ledecky also is expected to serve as a director of the companies that are being spun off from USOP. If USOP's announced restructuring is not completed, the USOP Employment Agreement will remain in effect. USOP has announced that the proposed restructuring is not expected to be completed until the second calendar quarter of 1998.

  As long as Jonathan Ledecky serves as a director and an executive officer of both the Company and USOP, and as a director of each of the companies that are being spun off from USOP, Jonathan Ledecky will owe a duty of loyalty and a duty of care under Delaware law to each of such companies. These duties obligate him to present certain business opportunities to the company to which he owes the duties before pursuing such opportunities himself. There is no agreement among Jonathan Ledecky, the Company, USOP or the companies being spun off from USOP delineating Jonathan Ledecky's duties to each company or resolving potential conflicts between his conflicting duties and obligations, although USOP has approved the Company's entry into the facilities management industry.

  Under the USOP Employment Agreement, Jonathan Ledecky is obligated to assist in, among other things, identifying and pursuing new business and investment opportunities and acquisitions for USOP, developing and providing strategic plans and growth analyses for USOP, providing structuring, capitalization, restructuring, recapitalization and reorganization advice to USOP and assisting in implementing such advice, and interfacing with the investment and financial community on an as-needed basis. While Jonathan Ledecky is not responsible for the day-to-day oversight of USOP, his positions as an executive officer and Chairman of the Board of USOP may nonetheless result in competition between USOP matters and Company matters for his time and professional attention, and may result in or exacerbate conflicts as to his obligations to present business opportunities to one company or another, or to pursue such opportunities for one company or another. The USOP Employment Agreement and the Services Agreement also contain covenants not to compete (which USOP has revised to permit the Pending Acquistions) with USOP and restrictions on Jonathan Ledecky's ability to recruit or employ current and certain former employees of USOP. These restrictions could present a possible conflict between Jonathan Ledecky's actions and recommendations regarding the business of the Company and to retain employees and his efforts to employ suitable individuals with the Company. In addition, the USOP Employment Agreement and the Services Agreement recite that in the course of Jonathan Ledecky's employment with USOP he has become familiar with and aware of certain information regarding USOP's operations that the agreements describe as a trade secret of USOP. Were Jonathan Ledecky to be held wrongfully to have disclosed any trade secret information to the Company or others in violation of his obligations to USOP, he could face liability for such disclosure, and the Company could face liability for inducing or aiding in any such alleged violation. Finally, under the USOP Employment Agreement and the Services Agreement, Jonathan Ledecky is not prohibited from serving as an officer, director or employee of or consultant to the Company, provided that such actions do not otherwise breach his obligations under the USOP Employment Agreement or the Services Agreement, as applicable.

  For as long as the USOP Employment Agreement is in effect, Jonathan Ledecky owes duties of loyalty and care and has contractual obligations to both the Company and USOP simultaneously. If and when the Services Agreement supersedes the USOP Employment Agreement, Jonathan Ledecky will have contractual obligations and duties of loyalty and care to the Company and the companies that are being spun off from USOP, and he may be unable in certain circumstances to fulfill his duties or contractual obligations to one company without allegedly breaching them to the others. Any alleged breach of such duties of loyalty and care or contractual restrictions could result in litigation by or on behalf of the offended company under any of a number of possible legal theories, including seeking damages from Jonathan Ledecky for the purported breach or from the other such company for tortiously interfering with the offended company's contractual relationship with Jonathan Ledecky or for inducing him to breach his duties to the offended company. The conduct or response to any such litigation could consume significant management attention and resources, and the defense, settlement or final adjudication of any such litigation could have a material adverse effect on the Company's business, financial condition and/or results of operations.

  In addition, Jonathan Ledecky is the Non-Executive Chairman of the Board of U.S.A. Floral Products, Inc. ("USA Floral"), the Non-Executive Chairman of the Board of UniCapital Corporation, ("UniCapital") and a prospective minority investor in Unison Partners, Inc. ("Unison Partners"). Each of USA Floral, UniCapital and Unison Partners is, or is seeking to become, a consolidator of businesses in one or more industries. Jonathan Ledecky may thus have conflicts of interest in determining to which of these entities, if any, a particular relevant business opportunity should be presented.

DEPENDENCE ON KEY PERSONNEL

  The Company believes that its success will depend principally upon the experience of Jonathan J. Ledecky, its founder, Chairman and Chief Executive Officer. In addition, the Company believes that its success will depend to a significant extent upon Timothy Clayton, the Company's Executive Vice President, Chief Financial Officer and Treasurer; F. Traynor Beck, the Company's Executive Vice President, General Counsel and Secretary; and David Ledecky, the Company's Executive Vice President and Chief Administrative Officer.

  Although Jonathan Ledecky has substantial experience in acquiring and consolidating businesses and Messrs. Clayton and Beck have substantial experience with such transactions on behalf of their prior clients, none of them has any experience in managing companies formed for the specific purpose of consolidating one or more industries (other than Jonathan Ledecky's experience in managing USOP) or in managing businesses in the facilities management industry. As a result, the Company likely will depend on the senior management of any significant businesses it acquires in the future. Such acquired senior management may not be suitable to the Company's business model or combined operations.

  If the Company loses the services of one or more of its current executives, the Company's business could be adversely affected. The Company may not successfully recruit additional personnel and any additional personnel that are recruited may not have the requisite skills, knowledge or experience necessary or desirable to enhance the incumbent management. The Company does not intend to maintain key man life insurance with respect to any of its executive officers. See "Management."

ALLOCATION OF MANAGEMENT TIME

  Pursuant to the CCC Employment Agreement, Jonathan Ledecky is required to devote the substantial majority of his business time, attention and efforts to the business of the Company. Pursuant to the USOP Employment Agreement, Jonathan Ledecky is required to devote a portion of his business time, attention and efforts to promote and further the business of USOP. Upon the effectiveness of the Services Agreement, Jonathan Ledecky will be required to provide mutually agreed advisory services to USOP and the companies that are being spun off from USOP. In addition, Jonathan Ledecky anticipates devoting time to his other directorships and professional pursuits. The competing claims upon Jonathan Ledecky's time and energies could divert his attention from the affairs of the Company, placing additional demands on the Company's other management resources. Pursuant to their employment agreements with the Company, each of the other executive officers of the Company is required to devote his full business time, attention and efforts to the business of the Company. The efforts of all or any of these individuals may not be sufficient to meet the Company's management needs.

APPROPRIATE ACQUISITIONS MAY NOT BE AVAILABLE AND FULL INVESTMENT OF NET PROCEEDS MAY BE DELAYED

  The results of the Company's planned operations are dependent upon the Company's ability to identify, attract and acquire additional desirable acquisition candidates, which may take considerable time. The Company may not be successful in identifying, attracting or acquiring additional acquisition candidates, in integrating such candidates into the Company or in realizing profits from any acquisition candidates, if acquired. The failure to complete additional acquisitions or to operate the acquired companies profitably would have a material adverse effect on the Company's business, financial condition and/or results of operations.

  The Company has only recently begun its acquisition program. On February 4, 1998, the Company acquired its first business, Service Management, for $9 million in cash and 142,857 shares of Common Stock and will pay $66.1 million in cash and $72.0 million in shares of Common Stock for the Pending Acquisitions. The Company used, and will use, a portion of the proceeds of the IPO to pay the cash consideration for these acquisitions. Pending their application in the acquisition of additional businesses, the remaining net proceeds of the IPO have been invested in readily marketable, interest-bearing, investment grade securities. Consequently, until such time as the Company uses such proceeds to acquire acquisition candidates, the remaining net proceeds of the IPO will yield only that rate of return earned by such interest-bearing securities. In addition, a portion of the net proceeds of the IPO are being used to pay corporate overhead and administrative costs, which the Company estimates will initially be approximately $5.0 million on an annualized basis, representing the costs of rent, salaries and employee benefits, insurance, and other miscellaneous expenses.

RISKS ASSOCIATED WITH CONSOLIDATION STRATEGY

  One of the Company's strategies is to increase its revenues, the range of products and services that it offers and the markets that it serves through the acquisition of additional facilities management businesses. To date, the Company has completed one acquisition and has signed definitive agreements with the seven Pending Acquisitions. Investors have no basis on which to evaluate the possible merits or risks of any future acquisition candidates' operations and prospects. Although management of the Company will endeavor to evaluate the risks inherent in any particular acquisition candidate, the Company may not properly ascertain all of such risks. See "Business-- Strategy."

  The Company's management team is utilizing the proceeds of the IPO to accelerate the research and analysis that has been performed to date to identify and select prospective acquisition candidates. Management of the Company has virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates and broad discretion with respect to the specific application of the remaining net proceeds of the IPO. Management may not succeed in selecting acquisition candidates that will be profitable or that can be integrated successfully. Although the Company intends to scrutinize closely the management of a prospective acquisition candidate in connection with evaluating the desirability of effecting a business combination, the Company's assessment of management may not prove to be correct. The Company may enlist the assistance of other persons to assess the management of acquisition candidates (including, without limitation, investment bankers, brokers, accountants and other advisers who have rendered or may in the future render services to USOP). See "--Conflicts of Interest" and "Certain Relationships and Related Party Transactions."

  One of the key elements of the Company's internal growth strategy is to improve the profitablilty and increase the revenues of acquired businesses. The Company will seek to improve the profitability and increase the revenues of acquired businesses by various means, including combining administrative functions, eliminating redundant facilities, implementing system and technology improvements, purchasing products and services in large quantities and cross-selling products and services. The Company's ability to increase revenues will be affected by various factors, including the Company's ability to expand the products and services offered to the customers of acquired companies, develop national accounts and attract and retain a sufficient number of employees to perform the Company's services. There can be no assurance that the Company's internal growth strategies will be successful. See "Business--Strategy."

INTEGRATION OF ACQUISITIONS

  The Company's business model is based upon an aggressive and rapid acquisition program. No assurance can be given that the Company will be able to successfully integrate its future acquisitions without substantial costs, delays or other problems. The costs of such acquisitions and their integration could have an adverse effect on short-term operating results. Such costs could include severance payments to employees of such acquired companies, restructuring charges associated with the acquisitions and other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs. Any failure by the Company to make acquisitions would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company may be unable to replicate the success in consolidating various industries that other consolidators, including USOP, have achieved.

  The Company may not be able to execute successfully its consolidation strategy or anticipate all of the changing demands that consolidation transactions will impose on its management personnel, operational and management information systems and financial systems. The integration of newly acquired companies may also lead to diversion of management attention from other ongoing business concerns. In addition, the rapid pace of acquisitions may adversely affect the Company's efforts to integrate acquisitions and manage those acquisitions profitably. Moreover, it is possible that neither management of the Company nor management of any of the acquired companies will have the necessary skills to manage a company implementing an aggressive acquisition program. The Company may seek to recruit additional managers to supplement the incumbent management of the acquired companies but the Company may not have the ability to recruit additional managers with the skills necessary to enhance the management of the acquired companies. Any or all of these factors could have a material adverse effect on the Company's business, financial condition and/or results of operations.

RISKS RELATED TO ACQUISITION FINANCING; ADDITIONAL DILUTION; LEVERAGE

  The Company intends to use substantially all of its resources for acquisitions and, to a much lesser extent, for general corporate expenses. The timing, size and success of the Company's acquisition efforts and any associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock, cash, borrowed funds or a combination thereof. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to use more of its cash resources or more borrowed funds, in each case if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings.

  As of February 20, 1998, the Company had cash and cash equivalents of approximately $520.0 million and has agreed to pay consideration consisting, in part, of $66.1 million in cash in connection with the Pending Acquisitions. In addition, BT Alex. Brown Incorporated ("BT") has provided the Company with a letter, dated October 29, 1997, in which BT confirms that, upon the Company's request, BT commits to use its best efforts to arrange and syndicate a $100 million senior secured revolving bank credit facility to be used by the Company for future acquisitions or other capital requirements. This bank credit facility may, under certain conditions to be mutually agreed upon, be increased up to a $500 million facility. The terms and conditions of any BT debt facility, including the fee arrangements, are subject to mutual agreement. Use of any such facility would likely be subject to conditions customary to facilities of this type, including restrictions on other indebtedness, mergers, acquisitions, dispositions and similar transactions. The Company may not succeed in obtaining a facility of any size or in negotiating terms satisfactory to the Company. Except for this proposed bank credit facility, the Company currently has no plan or intention to obtain additional capital through debt or equity financing during the next 12 months. If and when the Company requires additional financing for its acquisition program or for other capital requirements, the Company may be unable to obtain any such financing on terms that the Company deems acceptable.

  Among the possible adverse effects of borrowings to consummate acquisitions or for other capital requirements are: (i) if the Company's operating revenues after acquisitions were to be insufficient to pay debt service, there would be a risk of default and foreclosure on the Company's assets; (ii) if a loan agreement contains covenants that require the maintenance of certain financial ratios or reserves, and any such covenant were breached without a waiver or renegotiation of the terms of that covenant, then the lender could have the right to accelerate the payment of the indebtedness even if the Company has made all principal and interest payments when due; (iii) if the terms of a loan did not provide for amortization prior to maturity of the full amount borrowed and the "balloon" payment could not be refinanced at maturity on acceptable terms, the Company might be required to seek additional financing and, to the extent that additional financing were not available on acceptable terms, to liquidate its assets; and (iv) if the interest rate on a loan is variable, the Company would be subject to interest rate fluctuations which could increase the Company's debt service obligations. The level of indebtedness that the Company may incur cannot be predicted and will depend upon these factors and the relevant business characteristics of the acquisition candidates for which such indebtedness will be undertaken.

  The Company currently has 250,000,000 authorized shares of Common Stock. As of February 20, 1998, the Company had 30,292,857 shares of Common Stock outstanding. In addition, the Company has securities outstanding that are convertible into or exercisable for 5,176,000 shares of Common Stock, consisting of (i) options to purchase 1,536,000 shares of Common Stock granted under the Consolidation Capital Corporation 1997 Long-Term Incentive Plan (the "Incentive Plan"), (ii) options to purchase 60,000 shares of Common Stock granted under the Consolidation Capital Corporation 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), (iii) 500,000 shares of Common Stock issuable upon the conversion of the 500,000 shares of Convertible Non-Voting Common Stock currently outstanding, (iv) 1,130,000 shares of Common Stock issuable upon the exercise of warrants issued to Friedman, Billings, Ramsey & Co., Inc., the representative of the underwriters in the Company's IPO (the "Representative"), and (v) 1,950,000 shares of Common Stock issuable upon the exercise of warrants issued to Jonathan Ledecky in connection with the IPO. The Company has reserved (i) 1,190,357 shares for issuance pursuant to awards available to be made under the Incentive Plan, (ii) 240,000 shares for issuance pursuant to options available to be granted under the Directors' Plan, and (iii) 1,000,000 shares for issuance pursuant to the Consolidation Capital Corporation 1997 Employee Stock Purchase Plan (the "Purchase Plan"). Accordingly, as of February 20, 1998, the Company had 212,100,786 authorized but unissued and unreserved shares of Common Stock (excluding shares of Common Stock valued at $72.0 million to be issued in the Pending Acquisitions). Consequently, subject to the rules and regulations of The Nasdaq National Market, the Company will be able to finance acquisitions by issuing significant amounts of additional shares of Common Stock without obtaining shareholder approval of such issuances. To the extent the Company uses

Common Stock for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing stockholders. Moreover, the issuance of additional shares of Common Stock may have a negative impact on earnings per share and may negatively impact the market price of the Common Stock. See "Use of Proceeds" and "Dilution."

COMPETITION AND INDUSTRY CONSOLIDATION

  The facilities management industry is highly competitive. It is characterized by both large national and multi-national organizations providing a wide variety of facilities management services to their customers and numerous smaller companies providing fewer services in limited geographic areas. In addition, property management companies and REITS are beginning to offer facilities management services for the properties that they own or manage. Barriers to entry to the markets for certain facilities management services, such as janitorial and custodial services, are low, and the Company expects to compete against numerous smaller service providers, many of which may have more experience in and knowledge of the local market for such services. Such smaller service providers may also have lower overhead cost structures and may be able to provide their services at lower rates than the Company. In these same markets, the Company also expects to face large competitors that offer multiple services and that are willing to accept lower profit margins in order to capture market share. In addition, in certain geographic regions, the Company may not be eligible to compete for certain contracts because its employees are not subject to collective bargaining arrangements. As a result of this competition, the Company may lose customers or have difficulty acquiring new customers. As a result of competitive pressures on the pricing of facilities management services, the Company's revenues or margins may decline.

  The Company also expects to face significant competition to acquire facilities management businesses from larger companies that currently pursue, or are expected to pursue, acquisitions as part of their growth strategies and as the industry undergoes continuing consolidation. Such competition could lead to higher prices being paid for acquired companies.

  The Company believes that the facilities management industry will undergo considerable consolidation during the next several years. The Company expects that, in response to such consolidation and in light of the Company's significant financial resources, it will consider from time to time additional strategies to enhance stockholder value. These include, among others, strategic alliances and joint ventures; purchase, sale and merger transactions with other large companies; and other similar transactions. In considering any of these strategies, the Company will evaluate the consequences of such strategies, including, among other things, the potential for leverage that would result from such a transaction, the tax effects of the transaction, and the accounting consequences of the transaction. In addition, such strategies could have various other significant consequences, including changes in management, control or operational or acquisition strategies of the Company. There can be no assurance that any one of these strategies will be undertaken, or that, if undertaken, any such strategy will be completed successfully.

DEPENDENCE ON HOURLY WAGE, TECHNICAL AND UNION EMPLOYEES

  The Company's ability to increase productivity and profitability will depend upon its ability to recruit, train and retain large numbers of hourly wage and skilled employees necessary to meet the Company's service requirements. Competition for such employees has led to increased wage levels and employee turnover. Inability to recruit, train and retain such employees at competitive wage rates could increase the Company's operating costs. In addition, many companies that require skilled employees, such as electrical installation and maintenance and heating, ventilation and air conditioning companies are currently experiencing shortages of qualified employees. There can be no assurance that the Company will be able to maintain an adequate labor force necessary to efficiently operate its business, that the Company's labor expenses will not increase as a result of a shortage in the supply of hourly wage or skilled employees or that the Company will not have to curtail its planned internal growth as a result of labor shortages. In addition, many sectors of the facilities management industry involve unionized employees. As these union contracts expire, the Company may be required to renegotiate them in an environment of increasing wage rates. There can be no assurance that the Company will be able to renegotiate union contracts on terms favorable to the Company or without experiencing a work stoppage.

EXPOSURE TO DOWNTURNS IN COMMERCIAL AND INDUSTRIAL CONSTRUCTION

  Approximately 70% of the Pending Acquisitions' 1997 aggregate revenues involves the installation of electrical systems in newly constructed commercial, institutional, industrial and retail buildings and plants. The extent to which the Pending Acquisitions are able to maintain or increase revenues from new installation services will depend on the levels of new construction starts from time to time in the geographic markets in which the Pending Acquisitions operate and likely will reflect the cyclical nature of the construction industry. The level of new commercial installation services is affected by fluctuations in the level of new construction of commercial, institutional, industrial and retail buildings and plants in the markets in which the Pending Acquisitions operate, which fluctuations can be due to local economic conditions, changes in interest rates and other related factors. Downturns in levels of commercial, institutional, industrial or retail buildings and plants construction would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF FIXED PRICE CONTRACTS; BID AND PERFORMANCE BONDS

  A substantial portion of the electrical installation contracts of the Pending Acquisitions are fixed price contracts. The terms of these contracts require the Pending Acquisitions to guarantee the price of their services and assume the risk that the costs associated with their performance will be greater than anticipated. The Pending Acquisitions' profitability in this market is therefore dependent on their ability to predict accurately the costs associated with their services. These costs may be affected by a variety of factors, some of which may be beyond the Pending Acquisitions' control. If the Pending Acquisitions are unable to accurately predict the costs of fixed price contracts, certain projects could have lower margins than anticipated, which could have a material adverse effect on the Pending Acquisitions' combined results of operations or financial condition.

  Institutional and public works projects are frequently long-term, complex projects requiring significant technical and management skills and financial strength to, among other things, obtain bid and performance bonds, which are often a condition to bidding for, and the awarding of, contracts for such projects. There can be no assurance that the Pending Acquisitions will be able to obtain bid and performance bonds in the future and the inability to procure such bonds could have a material adverse effect on the Pending Acquisitions' business, operating results and financial condition.

DEPENDENCE ON SUBCONTRACTORS

  Many businesses in the facilities management industry are largely dependent on subcontractors to provide optimum service to their customers. Such reliance reduces the ability of a facilities management business to directly control both its workforce and the quality of services provided. There can be no assurance that the Company, to the extent that the facilities management businesses it acquires are heavily dependent on subcontractors, will be able to control its workforce and the quality of services provided in a satisfactory manner.

LENGTH OF CONTRACTS

  Many businesses in the facilities management industry perform the majority of their work for customers under contracts with termination clauses permitting the customer to cancel the contract on 30 to 90 days' notice. While many businesses in the facilities management industry maintain long-standing relationships with many of their customers and experience a low customer turnover rate, there can be no assurance that the Company will retain customers, that customers of acquired companies will not exercise their rights to terminate their contracts prior to expiration or that the Company will be successful in negotiating new contracts with customers as such contracts expire.

POTENTIAL ENVIRONMENTAL LIABILITY; GOVERNMENT REGULATION

  The nature of the facilities management industry often involves the transport, storage, use and disposal of cleaning solvents, lubricants, chemicals, gasoline and other hazardous materials by employees to, on and around the facilities of the facilities management company and its customers. Such activities are subject to stringent and changing federal, state and local regulation and present the potential for liability of the Company for the actions of its employees in handling such materials. In addition, the exposure of any employees to these materials may give rise to claims by employees against the Company. There can be no assurance that compliance with governmental regulations or liability related to hazardous materials will not have a material adverse effect on the Company's financial condition or results of operations.

  Due to the nature of the facilities management industry, the Company's operations will be subject to a variety of federal, state, county and municipal laws, regulations and licensing requirements, including labor, employment, immigration, health and safety, consumer protection and environmental regulations. The failure of the Company to comply with applicable regulations could result in substantial fines or revocation of the Company's licenses. Changes in such laws, regulations and licensing requirements may constrain the Company's ability to provide services to customers or increase the costs of such services. In addition, competitive pricing conditions in the industry may constrain the Company's ability to adjust its billing rates to reflect any such increased costs.

LIABILITY CLAIMS AND INSURANCE COVERAGE

  The nature of the facilities management industry may expose the Company to liability for employee negligence and harassment, injuries, including workers' compensation claims, and omissions. Facilities management companies generally carry insurance of various types, including workers' compensation, employment practices, vehicle and general liability coverage. While the Company will seek to maintain appropriate levels of insurance, there can be no assurance that the Company will avoid material claims or adverse publicity related thereto. There can also be no assurance that the Company's insurance will be adequate to cover the Company's liabilities or that such insurance coverage will remain available at acceptable costs. A successful claim brought against the Company for which coverage is denied or which is in excess of its insurance coverage could have a material adverse effect on the Company's financial condition or results of operations.

CONSIDERATION FOR OPERATING COMPANIES MAY EXCEED ASSET VALUE; AMORTIZATION
CHARGES

  The purchase prices of the Company's acquisitions will not be established by independent appraisals, but generally will be established through arms'-length negotiations between the Company's management and representatives of such companies. The consideration paid for each such company will be based primarily on the value of such company as a going concern and not on the value of the acquired assets. Valuations of these companies determined solely by appraisals of the acquired assets are likely to be less than the consideration that is paid for the companies. The future performance of such companies may not be commensurate with the consideration paid.

  The Company expects to incur significant amortization charges resulting from consideration paid in excess of the fair value of the net assets of the companies acquired in business combinations accounted for under the purchase method of accounting ("goodwill"). The Company will be required to amortize the goodwill from acquisitions accounted for under the purchase method over a period of time, with the amount amortized in a particular period constituting an expense that reduces the Company's net income for that period. The amount amortized, however, will not give rise to a deduction for tax purposes. A reduction in net income resulting from amortization charges may have a material and adverse impact upon the market price of the Company's Common Stock.

INVESTMENT COMPANY ACT CONSIDERATIONS

  The regulatory scope of the Investment Company Act of 1940 ("Investment Company Act") extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. The Investment Company Act also may apply to a company which does not intend to be characterized as an investment company but which, nevertheless, engages in activities that bring it within the Investment Company Act's definition of an investment company. The Company believes that its principal activities, which will involve acquiring control of operating companies, will not subject the Company to registration and regulation under the Investment Company Act. Nonetheless, since the Company currently falls within the Investment Company Act's definition of an investment company, it will rely on a safe harbor rule that exempts the Company from the Investment Company Act for a period of one year from the date of the IPO, provided certain conditions are met. Thereafter, the Company intends to remain exempt from investment company regulation either by not engaging in investment company activities or by qualifying for the exemption from investment company regulation available to any company that has no more than 45% of its total assets invested in, and no more than 45% of its income derived from, investment securities, as defined in the Investment Company Act.

  There can be no assurance that the Company will be able to avoid registration and regulation as an investment company. In the event the Company is unable to avail itself of an exemption or safe harbor from the Investment Company Act, the Company may become subject to certain restrictions relating to the Company's activities, as noted below, and contracts entered into by the Company at such time that it was an unregistered investment company may be unenforceable. The Investment Company Act imposes substantive requirements on registered investment companies including limitations on capital structure, restrictions on certain investments, prohibitions on transactions with affiliates and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations. Registration as an investment company could have a material adverse effect on the Company.

ADVERSE CHANGES IN GENERAL ECONOMIC CONDITIONS CAN ADVERSELY AFFECT COMPANY'S BUSINESS; SEASONALITY

  The Company's success will be dependent upon the general economic conditions in the geographic areas in which a substantial number of its operating businesses are located. Adverse changes in national economic conditions or in regional economic conditions in which the Company conducts substantial business likely would have an adverse effect on the operating results of one or more of the acquired companies and, accordingly, on the Company's business, financial condition and/or results of operations. To the extent the Company targets owners of office buildings as potential clients, the Company's success will be dependent upon occupancy levels at such buildings. Lower occupancy rates could have a material adverse affect on, among other sectors of the facilities management industry, janitorial maintenance management services and parking facility management services. In addition, the electrical installation and service sector of the facilities management industry can be subject to seasonal variations in operations and demand that affect the construction business. Specifically, the demand for construction services is lower during the winter months as a result of inclement weather conditions. Accordingly, the Company's revenues and operating results may be lower in the first and second quarters. See also, "--Exposure to Downturns in Commercial and Industrial Construction."

RISKS RELATING TO INTERNATIONAL EXPANSION

  Although it is not currently anticipated, if the Company were to expand into international markets, it may face additional risks relating to such matters as currency exchange rate fluctuations, new and different legal and regulatory requirements, political and economic risks relating to the stability of foreign governments and their trading relationships with the United States, difficulties in staffing and managing foreign operations, differences in financial reporting, differences in the manner in which different cultures do business, operating difficulties and other factors. The many difficulties and risks inherent in international operations could result in a material adverse impact upon the Company's business, financial condition and results of operations.

POTENTIAL REGULATORY REQUIREMENTS

  Many of the Company's acquisitions will be subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which could adversely affect the pace of the Company's acquisitions in an industry or its ability to consolidate an industry to the extent the Company believes appropriate, depending upon the industry being consolidated. Among the requirements that may be imposed in order to obtain approval of an acquisition under the HSR Act may be a requirement that the Company divest a portion of its then-existing operations or those of the acquisition candidate, which may render a given acquisition disadvantageous. In addition, acquisitions of businesses in regulated industries would subject the Company to regulatory requirements which could limit the Company's flexibility in growing and operating its businesses.

TAX CONSIDERATIONS

  As a general rule, federal and state tax laws and regulations have a significant impact upon the structuring of business combinations. The Company will evaluate the possible tax consequences of any prospective business combination and will endeavor to structure the business combination so as to achieve the most favorable tax treatment to the Company, the acquisition candidate and their respective stockholders. Nonetheless, the Internal Revenue Service (the "IRS") or appropriate state tax authorities may not ultimately agree with the Company's tax treatment of a consummated business combination. To the extent that the IRS or state tax authorities ultimately prevail in recharacterizing the tax treatment of a business combination, there may be adverse tax consequences to the Company, the acquisition candidate and/or their respective stockholders.

POTENTIAL INFLUENCE OF EXISTING STOCKHOLDER

  As of February 20, 1998, Jonathan Ledecky, the Company's founder, Chairman and Chief Executive Officer, owned beneficially approximately 14.9% of the outstanding shares of Common Stock. The Company's executive officers and directors, if acting together, may be able to significantly influence the election of directors and matters requiring the approval of the stockholders of the Company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON THE PRICE OF COMMON
STOCK

  As of February 20, 1998, the Company had 30,292,857 shares of Common Stock outstanding. Of the shares of Common Stock sold in the IPO, 27,600,000 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by an "affiliate" of the Company, as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act, may generally be sold only in compliance with Rule 144, as described below. Of the remaining 2,692,857 outstanding shares of Common Stock, 2,550,000 shares are owned by Jonathan Ledecky. Of such 2,550,000 shares, 250,000 shares may not be transferred until May 26, 1998 and 2,300,000 shares may not be transferred until November 26, 1998. Any sales of shares owned by Jonathan Ledecky will also be subject to compliance with Rule 144.

  Further, as of February 20, 1998, 1,950,000 shares were reserved for issuance upon the exercise of a warrant issued to Jonathan Ledecky in connection with the IPO (the "Ledecky Warrant") at an exercise price equal to $20.00 per share, 1,596,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options, and an aggregate of 2,430,357 shares were reserved for issuance pursuant to the Incentive Plan, the Directors' Plan and the Purchase Plan. Because the number of shares reserved for issuance upon the exercise of awards made or to be made under the Incentive Plan is 9% of the aggregate number of shares of Common Stock outstanding from time to time, future issuances of Common Stock, whether in acquisitions or otherwise, will result in an increase in the number of awards available to be made. The Company has filed a registration statement on Form S-8 with respect to the shares of Common Stock issuable upon exercise of options. The Registration Statement of which this Prospectus forms a part registers 24,000,000 shares of Common Stock for issuance in acquisitions, of which 142,857 shares have been issued in connection with the acquisition of Service Management. The Company has agreed that, at Jonathan Ledecky's request, it will file a registration statement under the Securities Act for an offering of the shares underlying the Ledecky Warrant during a ten-year period beginning on November 25, 1998, the first anniversary of the effective date of the registration statement (the

"Effective Date") filed with the Commission in connection with the IPO. In addition, the Company has agreed to give Jonathan Ledecky the right to request that the Company include the shares underlying his warrant on a registration statement filed by the Company during a twelve-year period beginning on the Effective Date.

  Finally, 1,130,000 shares of Common Stock are reserved for issuance upon exercise of the warrants issued to the Representative (which will have the right, beginning one year after the Effective Date, to require the Company to register such shares for sale under the Securities Act) and 500,000 shares were reserved for issuance upon the conversion of shares of Convertible Non-Voting Common Stock (which shares will be eligible for resale beginning on November 25, 1998, the first anniversary of the Effective Date). Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities. Each of the Company and its executive officers and directors as of the Effective Date has generally agreed not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the period ending 180 days after the Effective Date without the prior written consent of the Representative.

  The Company expects to have an aggressive acquisition program under which it will issue shares of Common Stock. Although some of the shares issued in acquisitions may be subject to contractual restrictions on the transfer thereof, shares issued in acquisitions accounted for under the pooling-of-interests method of accounting cannot be issued subject to contractual restrictions on transfer. Under the pooling-of-interests method of accounting, the affiliates of acquired companies, which are expected to be in many, if not most, cases all of the stockholders of the companies acquired by the Company, must be free to sell or otherwise transfer shares of Common Stock received in the acquisition, subject to their compliance with the federal securities laws, as soon as the Company releases results of operations that reflect the combined post-acquisition operations of the Company and the acquired company for a minimum of 30 days. If a significant number of shares of Common Stock are issued in acquisitions that are completed in close proximity to each other, such shares will become freely tradeable at the same time. If a large number of shares are sold in the market by stockholders as soon as their shares become freely transferable, the price of shares of Common Stock could be adversely affected.

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the IPO, there was no public market for the Company's Common Stock. An active public market for the Common Stock may not develop or be sustained. The offering price for the Common Stock to be issued pursuant to this Prospectus will be determined by negotiations between the Company and the owners of the companies to be acquired. Any such negotiated price may bear no relationship to the price at which the Common Stock will trade after each respective acquisition and an active trading market may not be sustained subsequent to any future acquisition transactions. The trading price of the Common Stock could be subject to significant fluctuations in response to activities of the Company's competitors, variations in quarterly operating results, changes in market conditions and other events or factors. The market price of the Company's Common Stock after the offering could also be adversely affected by confusion or uncertainty as to the pace of the Company's consolidation activities, the ability of the Company to integrate effectively different sectors of the facilities management industry and the difficulty for securities analysts and investors to analyze the Company's financial and operational performance when it operates in more than one sector of the facilities management industry. Moreover, the volatility of the stock market could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets.

NO DIVIDENDS

  The Company has not paid any dividends on its Common Stock to date. The payment of any dividends will be within the discretion of the Company's Board of Directors. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future. See "Dividend Policy."

DILUTION TO NEW INVESTORS

  If the Company issues additional shares of Common Stock in the future, including shares which may be issued pursuant to earn-out arrangements, option grants, the Ledecky Warrant, the Representative's warrants and future acquisitions, purchasers of Common Stock may experience dilution in the net tangible book value per share of the Common Stock. Since the holders of Common Stock do not have any preemptive right to purchase shares of Common Stock issued by the Company in the future, their voting power will be diluted by future issuances of shares of Common Stock by the Company.

CERTAIN ANTITAKEOVER PROVISIONS

  The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. See "Description of Capital Stock--Certain Provisions of Delaware Law and the Company's Restated Certificate of Incorporation."

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock has been quoted on the Nasdaq National Market since November 26, 1997. On February 20, 1998, the closing price of the Common Stock was $22.50 per share. As of February 20, 1998, there were 11 holders of record of the Company's Common Stock. The Common Stock has traded at prices ranging from $18.75 to $22.50 during the period from November 26, 1997 to February 20, 1998.

                                DIVIDEND POLICY

  The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Board of Directors deems relevant. Further, in the event that the Company obtains a credit facility to be used for future acquisitions or other capital requirements, it is likely that the terms of such credit facility will prohibit or limit the payment of dividends by the Company.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The Selected Financial Data for the year ended December 31, 1997 (except pro forma combined amounts) have been derived from the Company's audited financial statements which are included elsewhere in this Prospectus. The unaudited pro forma combined financial data gives effect to (i) the completion of the acquisition of Service Management, (ii) the completion of the Pending Acquisitions, and (iii) certain pro forma adjustments to the historical financial statements as described below. The selected pro forma combined financial data are not necessarily indicative of operating results or financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The Selected Financial Data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto, and the historical financial statements of the Company, Service Management, Garfield, Indecon, Riviera, SKC, Town & Country, Tri-City and Wilson, and the notes thereto, included elsewhere in this Prospectus.

                                            YEAR ENDED DECEMBER 31, 1997
                                            ----------------------------
                                                           PRO FORMA
                                               ACTUAL     COMBINED(1)
                                             -----------  ------------
                                                          (UNAUDITED)
Statement of Operations Data:
  Revenues.................................. $            $    310,523
  Cost of Revenues..........................                   250,309
                                             -----------  ------------
  Gross profit..............................                    60,214
  Selling, general and administrative(2)....       1,985        38,640
  Goodwill amortization(3)..................                     2,594
                                             -----------  ------------
  Operating income (loss)...................      (1,985)       18,980
  Other (income) expense
    Interest expense........................                       622
    Interest income.........................      (2,056)       (2,026)
  Other, net................................                      (180)
                                             -----------  ------------
  Income before income taxes(4).............          71        20,564
  Provision for income taxes................          64         9,608
                                             -----------  ------------
  Net income................................ $         7  $     10,956
                                             ===========  ============
  Net income per share--Basic............... $       --   $       0.90
                                             ===========  ============
  Net income per share--Diluted............. $       --   $       0.90
                                             ===========  ============
  Weighted average number of common shares
   outstanding .............................   4,109,205    12,108,113(5)
                                             ===========  ============
  Weighted average number of common and
   potentially dilutive shares outstanding
   .........................................   4,115,107    12,178,935(5)
                                             ===========  ============
                                               AS OF DECEMBER 31, 1997
                                             ----------------------------
                                                            PRO FORMA
                                               ACTUAL       COMBINED(6)
                                             -----------  ---------------
                                                          (UNAUDITED)
Balance Sheet Data:
  Working capital........................... $   527,277  $    477,044(7)
  Total assets..............................     529,065       650,765
  Long term debt, net of current
   maturities...............................         --          1,795
  Stockholders' equity......................     527,297       591,099

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(1) The pro forma combined statement of operations data assume that the acquisition of Service Management, the Pending Acquisitions, the IPO and the concurrent offering of 500,000 shares of Convertible Non-Voting Common Stock were completed on January 1, 1996.

(2) The pro forma combined statement of operations data reflect an aggregate of approximately (i) $2,511 in pro forma reductions/increase in salaries, bonuses and benefits to the owners of Service Management and the Pending Acquisitions, which have been agreed to prospectively (the "Compensation Differential") and a reduction of $3,291 related to anticipated termination of contributions to employee stock ownership plans at certain of the Pending Acquisitions.
(3) Consists of amortization of the $103.7 million of goodwill to be recorded as a result of the combination of Service Management and the Pending Acquisitions, over a 40 year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.
(4) Assumes all income is subject to a corporate income tax rate of 40% and that the majority of the goodwill amortization expense is not tax deductible.
(5) For calculation of the pro forma weighted average common shares outstanding and common and potentially dilutive shares outstanding, see Notes 3 and 4 of Notes to Unaudited Pro Forma Combined Financial Statements.
(6) The pro forma combined balance sheet data assume that the acquisitions of Service Management and the Pending Acquisitions were consummated on December 31, 1997.
(7) Includes $75.1 million of cash consideration for the acquisitions of Service Management and the Pending Acquisitions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the historical balance sheet of the Company and related notes thereto appearing elsewhere in this Prospectus.

OVERVIEW AND RESULTS OF OPERATIONS

  Founded in February 1997, Consolidation Capital Corporation intends to consolidate the facilities management industry to become a national single-source provider of facilities management services. The Company has generated no revenues since inception other than investment earnings on the net proceeds of the IPO and the earnings of Service Management since its acquisition. As of December 31, 1997, the Company had incurred expenses of $2.0 million in connection with the analysis of industry consolidations and acquisition opportunities, efforts to refine the Company's strategy and meetings and negotiations with potential acquisition candidates. The net proceeds from the IPO were approximately $527,000,000. The proceeds will be utilized by the Company primarily in its acquisition program although some are being used to fund operations of the Company. While the Company has embarked on an active acquisition program, until such time as additional acquisitions are consummated, the Company's income will consist solely of interest on the investment of the net proceeds of the IPO and the earnings of Service Management offset by salaries and other operating costs of the Company.

LIQUIDITY AND CAPITAL RESOURCES

  As of February 20, 1998, the Company had cash and cash equivalents of approximately $520.0 and has agreed to pay consideration consisting of, in part, $66.1 million in cash in connection with the Pending Acquisitions. In addition, BT Alex. Brown Incorporated has provided the Company with a letter, dated October 29, 1997, in which BT confirms that, upon the Company's request, BT commits to use its best efforts to arrange and syndicate a $100 million senior secured revolving bank credit facility to be used by the Company for future acquisitions or other capital requirements. This bank credit facility may, under certain conditions to be mutually agreed upon, be increased up to a $500 million facility. The terms and conditions of any BT debt facility, including the fee arrangements, are subject to mutual agreement. Use of any such facility would likely be subject to conditions customary to facilities of this type, including restrictions on other indebtedness, mergers, acquisitions, dispositions and similar transactions. The Company may not succeed in obtaining a facility of any size or in negotiating terms satisfactory to the Company. Except for this proposed bank credit facility, the Company currently has no plan or intention to obtain additional capital through debt or equity financing in the next 12 months. If and when the Company requires additional financing for its acquisition program or for other capital requirements, the Company may be unable to obtain any such financing on terms that the Company deems acceptable. The Company also expects to utilize its Common Stock as a source of capital to provide a portion of the consideration paid to acquire certain companies. The Company believes that the net proceeds from the IPO, combined with the available authorized but unissued and unreserved shares of Common Stock that may be issued in acquisitions, will be sufficient to fund its operations and acquisition program through the end of 1998.

                                   BUSINESS

THE COMPANY

  Consolidation Capital Corporation was founded in February 1997 by Jonathan
J. Ledecky to build consolidated enterprises with national market reach through the acquisition and integration of multiple businesses in one or more fragmented industries that have no clear market leader and could benefit from economies of scale. Recently, the Company determined to focus exclusively on the facilities management industry, which it believes has the appropriate consolidation characteristics since the facilities management industry consists primarily of privately-held or family-owned businesses, whose owner-operators desire liquidity and may be unable to access the capital markets effectively or to expand beyond a local or regional base. The Company has determined not to simultaneously pursue consolidations in multiple, unrelated industries based on its view that the facilities management industry is a large scale industry offering significant opportunities to expand into and consolidate many sectors that offer products and services intended to enhance the operating efficiency of retail, commercial and industrial clients.

  Jonathan Ledecky is the Chairman and founder and, until November 5, 1997, was the Chief Executive Officer, of USOP. While managing USOP, Jonathan Ledecky developed a strategy of "corporate democracy," which he believes facilitated USOP's rapid consolidation of more than 200 companies within seven different industry groups in the office products and services industry. The corporate democracy approach includes (i) a general policy of empowering local management and (ii) drawing upon the contacts and expertise of local management by encouraging them to identify acquisition candidates and to participate in the process of integrating newly acquired companies into a consolidated enterprise. The Company intends to employ a corporate democracy approach as one of its principal operating strategies.

  From 1994 until November 1997, Jonathan Ledecky served as Chief Executive Officer of USOP and, in that capacity, was responsible for in excess of $1.7 billion in acquisitions of domestic and international businesses. The Company will seek to leverage the experience and expertise of Jonathan Ledecky, its founder, Chairman and Chief Executive Officer, and the Company's management team to become a leading consolidator of the facilities management industry. The Company believes that, through the prior experience of Jonathan Ledecky and the Company's management team, it has an extensive referral network of investment and commercial bankers, business leaders, attorneys, accountants and business and financial brokers, which will further its ability to identify, attract and acquire desirable acquisition candidates.

  The Company believes that it will possess substantial competitive advantages. The Company expects to benefit from its ability to deploy rapidly its significant financial resources and to use its publicly traded stock as currency in selected acquisitions. Because the Company has significant cash and cash equivalents as of February 20, 1998, the Company's ability to acquire attractive companies is not likely to be constrained initially by the need to access the capital markets. Furthermore, the Company believes that its corporate democracy principles will help it attract and acquire companies and will differentiate it from traditional consolidators. The Company believes that its corporate democracy approach generates significant competitive advantages because this approach allows managers of the acquired companies to benefit from the economies of a large organization while simultaneously retaining local operational control, enabling them to provide flexible and responsive service to customers. Such an approach could, however, limit possible consolidation efficiencies and integration efforts. In addition, although the Company's management team has experience in acquiring and consolidating businesses, it does not have experience managing companies in the facilities management industry. The Company, therefore, expects to rely in part upon management of acquired companies or other individuals experienced in the facilities management industry.

  Since the closing of the IPO in December 1997, the Company has acquired Service Management and has entered into definite agreements to acquire the seven Pending Acquisitions. See "Business--Recent Developments."

INDUSTRY BACKGROUND

  Facilities management companies generally provide many products and services needed for the routine operation and maintenance of a building. These products and services include, among others, janitorial maintenance management services, electrical installation and maintenance, lighting equipment and services, engineering services, parking facility management, security systems and services, fire protection equipment and services, grounds keeping and landscaping services, pest control and general equipment maintenance.

  The Company believes that, over the last several years, there has been a significant trend towards the outsourcing of business support services. According to the Outsourcing Institute, approximately 80% of U.S. companies outsource some aspect of their business support services, and spending on outsourcing services increased approximately 100% from 1992 through 1996. The Company further believes that this trend will continue. The Outsourcing Institute estimates that the demand for outsourcing services in the facilities management industry will grow at a compound annual growth rate of approximately 20% through the year 2000.

  The Company believes that the trend toward outsourcing has transformed the traditional facilities management industry. As companies began to realize the benefits of outsourcing non-core business functions to single source vendors, the opportunities for facilities management companies to expand into new business sectors and obtain new customers have increased. Facilities management companies have expanded their businesses from providing traditional cleaning services for commercial property managers and large corporations to performing higher value added services for companies in the retail, commercial and industrial sectors. Outsourcing allows companies to, among other things, focus on their core competencies, reduce operating expenses, share risk management responsibility and access technical expertise not available internally.

  These favorable trends are expected to continue. With the Company's significant financial resources combined with its aggressive consolidation strategy, the Company believes that it is well positioned to capitalize on the trends toward outsourcing.

STRATEGY

  The Company's goal is to become the leading consolidator in the facilities management industry. The Company intends to acquire established local or regional businesses and combine and integrate them into an effective national organization. The Company believes that its strong financial position, the operating and acquisition expertise of its management team and its ability to address the needs of local management will allow it to achieve its goal of being the "consolidator of choice" of acquisition candidates.

  In order to achieve its goal, the Company will focus on: (1) identifying acquisition candidates which meet the Company's consolidation criteria; (2) attracting and acquiring companies through implementation of the Company's corporate democracy approach, which the Company believes will differentiate it from other consolidators; and (3) achieving operating efficiencies and synergies by combining administrative functions, eliminating redundant facilities, implementing system and technology improvements and purchasing products and services in large volumes.

  Identify and Pursue Strategic Consolidation Opportunity. The Company intends to capitalize upon the consolidation opportunity in the facilities management industry by acquiring companies having some or all of the following characteristics: (i) stable cash flows and recurring revenue streams from long-term customer relationships; (ii) low product obsolescence and non-reliance on innovation or technology to drive recurring revenue streams; (iii) long-term growth prospects for products and services offered; (iv) a strong "franchise" or presence in the communities served by the acquisition candidate; (v) an experienced management team comprised of recognized industry leaders; (vi) an ability to retain, promote and motivate management teams;
(vii) favorable demographic trends within the local regions serviced; and
(viii) an underpenetrated market for products or services provided by the acquisition candidate.

  In general, the Company plans to acquire larger, established high quality companies, or "hubs," in high density, metropolitan areas, and additional smaller companies, or "spokes," in secondary markets surrounding the hubs. Where possible, the operations of the spokes will be integrated into the operations of existing hubs, thereby enabling the Company to achieve the economies of scale necessary to decrease operating cost and increase operating margin.

  The Company believes that, based on the experience of Jonathan Ledecky and the Company's management team, it is well positioned to identify acquisition candidates within the facilities management industry to become a national single-source provider of facilities management services. The Company believes that another competitive advantage will be the Company's ability to deploy rapidly its significant financial resources and/or to use its publicly traded stock as consideration in selected acquisitions.

  Differentiate Through Corporate Democracy. The Company believes that its implementation of corporate democracy will give the Company a competitive advantage over rival consolidators in attracting, buying and integrating acquired companies. The Company's business model entails both a decentralized management philosophy and a centralized operating approach. Each of the acquired companies will continue to manage all functions that "touch the customer," including sales, marketing, customer service, credit and collections. The Company will manage functions such as purchasing, accounting, inventory management, human resources and finance centrally where it can leverage its size and scale. Principles of corporate democracy that will be used by the Company include:

  . Control by Owner/Operator. The corporate democracy approach to consolidation is designed to allow the owners and operators who have built an acquired company to retain operational control of the business while the Company centralizes certain administrative functions to provide benefits from operating efficiencies and synergies resulting from the consolidation of the acquired company into a larger enterprise. This is in contrast to the traditional consolidation approach used by other consolidators in which the owner/operators and their employees are often relieved of management responsibility as a result of a complete centralization of management in the consolidated enterprise.

  . ""Think National, Act Local" Management. The Company plans to provide strategic oversight and guidance with respect to acquisitions, financing, marketing and operations. At the same time, managers of acquired companies will be responsible for the day-to-day operations of each of the acquired companies. As part of its "Think National, Act Local" management strategy, the Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local or acquired management teams. The Company believes that this decentralized management philosophy results in better customer service by allowing local management the flexibility to implement policies and make decisions based upon the needs and desires of local customers and the context of local market conditions. The decentralized sales and customer contact also facilitates the retention of historical customers of the acquired companies.

  . Local Business Identity, Management and Sales Organization. The corporate democracy approach to consolidation permits the Company to capitalize on the strength of the owner/operator's connection to his locality, region or community by maintaining the original name of the acquired company in the given geographic location. This contrasts with other consolidation approaches which often eliminate the local name of the acquired company and replace it with a single or "national" business name. The Company believes that many customers purchase products and services based upon long-term commercial relationships. The Company believes that corporate democracy best preserves the business-customer relationships by, in most circumstances, retaining the management, sales organizations, and brand name identity of acquired companies and minimizing operational changes that adversely affect the customer.

  . Use of Stock as Currency and Incentive Compensation. The Company intends to structure many of its acquisitions using the Company's stock as currency. This use of stock as acquisition currency, coupled with the retention of experienced owner/operators and established sales organizations, creates a high percentage of employee ownership and strong incentives for good performance. The Company believes that this stock ownership plan, in conjunction with the implementation of incentive compensation programs geared to specific performance goals, will help to align the objectives of the acquired companies' managers and employees with those of the Company's stockholders.

  Provide Integrated Facilities Solutions. The Company believes that an attractive opportunity exists in the facilities management industry to become the premier sole source provider of a full range of facilities management services. These services are intended to enhance the operating efficiency of customers' facilities while relieving the Company's customers from the management and personnel burdens associated with non-core functions. Many companies have increased the volume and types of services they outsource in order to focus on their respective core competencies.

  . Expanding Service Lines Through Acquisitions. Through acquisitions of related facilities management services companies, the Company expects to expand the range of products and services that it offers, thereby creating opportunities, where possible, for its sales force to sell multiple product and service lines to its customer base. Cross-selling new services to existing customers represents a cost-effective method for the Company to achieve revenue growth. As part of this strategy, the Company intends to focus its efforts on increasing the proportion of its business devoted to delivering higher value added services to its customers.

  . Expanding Service Lines Through Strategic Partnering. In order to supply seamless integrated services to a broad base of customers and facilities, the Company intends to select, manage and integrate services provided by third parties into the Company's overall portfolio of services.

  Achieve Operating Efficiencies. The Company believes that it will be able to achieve certain operating efficiencies and synergies among its acquired companies. Such operating efficiencies include:

  . Combining Administrative Functions. The Company will seek to institute a
    Company-wide management information system and to combine at the corporate level certain administrative functions, such as financial reporting and finance, insurance, employee benefits and legal support.

  . Using Hub and Spoke System to Eliminate Redundant Facilities and
    Service. The hub and spoke strategy involves the acquisition of a larger, established, high-quality company in a targeted geographic area into which the facilities and operations of local, smaller acquired companies, or "spokes", are folded, allowing the elimination of redundant facilities and reducing overhead. This hub and spoke strategy also enables the integration of certain operational activities, such as inventory management, purchasing, shipping, accounting and human resources, among acquired companies located in a geographic area, thereby permitting the elimination of duplicative facilities and costs.

  . Implementing System and Technology Improvements. The Company believes it will be able to increase the operating margin of combined acquired companies by using operating and technology systems to improve and enhance the operations of the combined acquired companies, which may include computerized inventory management and order processing systems, computerized quotation and job costing systems and computerized logistics and distribution systems. The Company believes that many of the acquired companies have not made material investments in such operating and technology systems because they lack the necessary scale to justify the investment. The Company believes that the implementation of such systems may significantly increase the speed and accuracy of order processing and fulfillment at acquired companies, while providing measurement and analysis tools that facilitate efficient operation.

  . Using Volume Purchasing. The Company believes that it may achieve operating efficiencies through volume purchasing and may benefit from favorable prices and rebates accruing as the result of high volume purchases. The Company may also negotiate improved arrangements with wholesalers and manufacturers to reduce inventory levels of certain acquired companies, thereby allowing more efficient operations by decreasing inventory holding costs and increasing operating margins. The Company may also seek to leverage its size and scale to negotiate attractive volume purchasing or leasing programs for goods and services such as delivery vehicles, long distance voice and data services, overnight delivery services, real estate services, banking and financial services, and insurance.

  . Implementing Strategic Marketing and Cross-Functional Selling. The
    Company believes that it may achieve certain efficiencies through strategic marketing plans to be shared by acquired companies as well as cross-functional selling to customers of each of the acquired companies. These synergies of strategic marketing and cross-functional selling may allow additional services to be provided or goods to be sold to existing customers of the acquired companies, resulting in additional revenues for the Company. These synergies may also provide a broader geographic sales and service reach for each of the acquired companies, increasing the customer base of the acquired companies.

SERVICES

  As of the date of this Prospectus, the Company operates primarily in the janitorial maintenance management sector of the facilities management industry. If the Pending Acquisitions are completed, the Company will also operate in the electrical installation and maintenance services sector of the facilities management industry.

  To achieve its goal of becoming a single-source provider of facilities management services, the Company expects that it will expand the range of products and services that it offers, primarily through acquisitions of other facilities management businesses. In addition to janitorial maintenance management services and electrical installation and maintenance services, the Company may in the future seek to offer, among others, lighting equipment and services, engineering services, mechanical installation and maintenance services, parking facilities management, security systems and services, fire protection equipment and services, grounds keeping and landscaping services, pest control and general equipment maintenance.

    Janitorial Maintenance Management Services. The Company's janitorial maintenance management division offers a full range of commercial janitorial cleaning services as well as the sale of janitorial supplies and equipment to a variety of customers, including retail chain stores, grocery stores, office buildings, industrial plants, banks, department stores, warehouses, educational and health facilities, restaurants, and airport terminals throughout the United States. The services provided by the Company include floor and carpet cleaning and maintenance; floor stripping and refinishing; window, wall and structural cleaning and maintenance; bathroom and other area sanitation; duct cleaning; furniture polishing; and exterior window, wall, sidewalk, and parking lot cleaning and maintenance. Such services have been offered under individually negotiated building maintenance contracts, the majority of which are obtained through competitive bidding. Most of the Company's janitorial contracts are of one year duration, contain automatic renewal clauses, and can be subject to termination by either party upon 30 to 90 written notice.

    This division is in a favorable position to capitalize on the growing number of industries that are outsourcing non-core business functions. The Company offers an extensive array of general programs and systems that free the customer to focus on its core business activity while the support services are being managed and performed in an efficient, cost-effective manner. The Company believes that its depth of management expertise, breadth of services, and presence of new technologies will attract this potential business.

    The Company seeks to further increase its market presence through aggressive acquisitions of premier commercial cleaning contractors. Janitorial maintenance is a $50 billion industry comprised of more than 45,000 companies, most of which are of the "mom and pop" variety with fewer than 20 employees. The Company intends to seek out ventures that will expand its geographic regions and augment the services currently provided. In so doing, the Company plans to broaden its customer base and attain a larger proportion of existing national accounts in diversified areas.

    Electrical Installation and Maintenance Services. Assuming the Company completes the Pending Acquisitions, the Company will offer a broad range of electrical design, installation and maintenance services for industrial, commercial, retail and institutional markets, including: lighting, power, building access, security systems, and fire protection systems; fiber optic and other cabling for telecommunications and computer systems; diagnostic evaluation of systems for predictive and preventative maintenance; back up power systems; multi-media installations; digital control integration and remote monitoring of life safety, lighting, temperature, building access and surveillance and manufacturing process controls and instrumentation. The Company believes that the Pending Acquisitions have the management depth and systems infrastructure to serve as the platform on which to grow the Company's electrical services division. The Pending Acquisitions will enable the Company to attract and acquire smaller companies in their respective geographic regions, serve national customers that are demanding a higher level of technical expertise, provide the depth of management necessary to reduce the vulnerability to management changes and provide the infrastructure that is necessary for the research, development and training required to install and maintain specialty electrical services.

    Virtually all construction and renovation in the United States generates demand for electrical installation services. Depending upon the exact scope of work, electrical work generally accounts for approximately 8% to 12% of the total construction cost of commercial and industrial projects. In recent years, electrical installation and services companies have experienced a growing demand for electrical installation services per project due to increased electrical code requirements, demand for additional electrical capacity, including increased capacity for computer systems, additional data cabling requirements and the digital control of integrated services such as fire protection, security systems and temperature controls.

    The overall electrical installation industry, including commercial, industrial and residential markets, was estimated by the U.S. Census to have generated annual revenues in excess of $40 billion in 1992, the most recent available U.S. Census data. These Census data indicate that the electrical contracting industry is highly fragmented with more than 54,000 companies, most of which are small, owner-operated businesses, performing various types of electrical work. The Company believes there are significant opportunities for a well-capitalized national company to provide comprehensive electrical installation and maintenance services and that the fragmented nature of the electrical installation industry will provide significant opportunities to consolidate commercial and industrial electrical installation and maintenance service businesses. In addition, the Company believes that there are significant growth opportunities in the electrical maintenance and specialized services portion of the business and intends to focus on increasing the proportion of revenues represented by such services. Electrical maintenance services generate a recurring revenue stream that are less susceptible to downswings in the economy than the more cyclical construction market. Furthermore, specialized services typically require specific skills and equipment and provide higher margins than general electrical installation and maintenance services.

    The Company believes that growth in the commercial, industrial, institutional and retail sectors of the electrical installation and services market will be driven by a number of factors, including (i) higher levels of capital investment in new facility installation and renovation of existing facilities; (ii) new codes for power and life safety; (iii) revised national energy standards that dictate the use of more energy efficient lighting fixtures and other equipment; (iv) new demands for backup power; (v) increased complexity of systems requiring specialized technical expertise; (vi) cost savings that can be derived from the central monitoring and control of integrated systems (e.g., fire protection, security systems, temperature control); (vii) networking of local area and wide area computer systems; and (viii) minimizing downtime through predictive and preventative maintenance. Competitive factors in the electrical installation and services industry include, among others, the availability of qualified and licensed electricians, safety record, geographic diversity, experience in specialized markets and financial resources. See "Risk Factors--Competition."

RECENT DEVELOPMENTS

  Since the Company's IPO in December 1997, the Company acquired Service Management and has entered into definitive agreements to acquire the Pending Acquisitions. A description of these acquisitions follows:

  Service Management. On February 4, 1998, the Company completed the acquisition of Service Management. Service Management was founded in 1984 and has become a leading facilities management company specializing in providing janitorial maintenance management services to retail, industrial and commercial clients in 39 states. The consideration paid by the Company consisted of $9 million in cash and 142,857 shares of Common Stock. In addition, there is the potential for the payment of up to an additional $13 million, consisting of 50% in cash and 50% in shares of Common Stock, based upon a combination of the earnings before interest and taxes of Service Management during the 12 months subsequent to the Company's completion of the acquisition of Service Management, and the revenues of Service Management, including the revenues of certain companies that may be acquired by the Company or Service Management in the future, during the 24 months subsequent to the completion of the acquisition of Service Management.

  Tri-City. Tri-City was founded in 1958 and operates throughout Florida from its headquarters in Altamonte Springs (near Orlando) and from its offices in Tampa, Fort Myers and Pompano Beach, Florida. Tri-City had revenues of approximately $79.5 million for the year ended December 31, 1997, primarily from commercial, institutional, industrial and multi-family installation projects. Tri-City has approximately 1,000 employees. Heimuth L. Eidell, Tri-City's founder and president, will sign an employment agreement to continue to serve as president of Tri-City.

  Wilson. Wilson was founded in 1988 and operates throughout Arizona, Nevada and California from its headquarters in Scottsdale, Arizona and from its offices in Sierra Vista, Prescott, Tucson and Phoenix, Arizona. Wilson had revenues of approximately $71.0 million for the fiscal year ended December 31, 1997, consisting of 67% commercial, institutional and industrial installation and 33% electrical maintenance services. Wilson has approximately 700 employees. Stephen J. Gubin, Wilson's founder and president, will sign an employment contract to continue to serve as Wilson's president.

  Town & Country. Town & Country was founded in 1972 and operates throughout Wisconsin and other midwestern states from its headquarters in Appleton, Wisconsin and from its offices in Madison, Sheboygan, Wauwatosa, Plover, Howard, Crivitz, Menasha and Baraboo. Town & Country had revenues of approximately $48.7 million for the year ended December 31, 1997, consisting of 56% commercial, institutional and industrial installation and 44% electrical maintenance services. Town & Country has approximately 600 employees. Roland G. Stephenson, Town & Country's founder and president, will sign an employment contract to continue to serve as Town & Country's president.

  Riviera. Riviera was founded in 1980 and operates throughout the western United States from its headquarters in Englewood, Colorado and from its offices in Avon, Silverthorne and Colorado Springs, Colorado. Riviera had revenues of approximately $37.0 million for the year ended December 31, 1997, consisting of 86% commercial, institutional and industrial installation and approximately 14% electrical maintenance services. Riviera has approximately 325 employees. Donald G. White, Riviera's founder and president, will sign an employment contract to continue to serve as Riviera's president.

  Garfield and Indecon. Garfield and Indecon were founded in 1972 and 1989, respectively, and operates under common management throughout Ohio from their headquarters in Cincinnati and from its office in Dayton, Ohio. Garfield and Indecon had combined revenues of approximately $24.5 million for the year ended December 31, 1997, consisting of 63% commercial, institutional and industrial installation and approximately 37% electrical maintenance services. Garfield and Indecon have 215 employees on a combined basis. Garfield W. Hartman, Garfield's and Indecon's founder and Garfield's president, will sign an employment contract to continue to serve as president of those companies.

  SKC. SKC was founded in 1980 and operates throughout Kansas and Missouri from its headquarters in Lenexa, Kansas and from its offices in Colombia and Springfield, Missouri. SKC had revenues of approximately $23.5 million for the year ended December 31, 1997, consisting of approximately 80% commercial, institutional and industrial installation and approximately 20% electrical maintenance services. SKC has approximately 215 employees. William P. Love, Jr., SKC's founder and president, will sign an employment contract to serve as the president of the Company's electrical services division and Lawrence J. Malach will sign an employment contract to serve as the president of SKC.

CONFLICTS OF INTEREST

  Jonathan Ledecky serves as both the Chairman and Chief Executive Officer of the Company and the Chairman and an executive officer of USOP. On January 13, 1998, Jonathan Ledecky entered into a Services Agreement with USOP, effective upon the completion of USOP's announced restructuring which involves a self-tender and the incurrence of indebtedness related thereto, the spin-off of four of USOP's divisions and an equity investment. If the restructuring is completed, Jonathan Ledecky will resign as the Chairman and as an executive officer of USOP, but will continue to provide mutually agreed advisory services to USOP and the companies that are being spun off from USOP, and the Services Agreement will supersede Jonathan Ledecky's USOP Employment Agreement. Jonathan Ledecky also is expected to serve as a director of the companies being spun off from USOP. If USOP's announced restructuring is not completed, the USOP Employment Agreement will remain in effect. USOP has announced that the proposed restructuring is not expected to be completed until the second calendar quarter of 1998.

  As long as Jonathan Ledecky serves as a director and an executive officer of both the Company and USOP or as a director of the companies being spun off from USOP Jonathan Ledecky will owe a duty of loyalty and a duty of care under Delaware law to each of such companies. These duties obligate him to present certain business opportunities to the company to which he owes the duties before pursuing such opportunities himself. There is no agreement among Jonathan Ledecky, the Company, USOP or the companies being spun off from USOP delineating Jonathan Ledecky's duties to each company or resolving potential conflicts between his conflicting duties and obligations, although USOP has approved the Company's entry into the facilities management industry.

  In addition, Jonathan Ledecky has entered into the USOP Employment Agreement, which will remain in effect until USOP's proposed restructuring is completed and is replaced by the Services Agreement, and the CCC Employment Agreement. Under the USOP Employment Agreement, Jonathan Ledecky is obligated to assist in, among other things, identifying and pursuing new business and investment opportunities and acquisitions for USOP, developing and providing strategic plans and growth analyses for USOP, providing structuring, capitalization, restructuring, recapitalization and reorganization advice to USOP and assisting in implementing such advice, and interfacing with the investment and financial community on an as-needed basis. While Jonathan Ledecky is not responsible for the day-to-day oversight of USOP, his positions as an executive officer and Chairman of the Board of USOP may nonetheless result in competition between USOP matters and Company matters for his time and professional attention, and may result in or exacerbate conflicts as to his obligations to present business opportunities to one company or another, or to pursue such opportunities for one company or another. The USOP Employment Agreement and the Services Agreement also contain covenants not to compete (which USOP has revised to permit the Pending Acquisitions) with USOP and restrictions on Jonathan Ledecky's ability to recruit or employ current and certain former employees of USOP. These restrictions could present a possible conflict between Jonathan Ledecky's actions and recommendations regarding the business of the Company and to retain employees and his efforts to employ suitable individuals with the Company. In addition, the USOP Employment Agreement and the Services Agreement recite that in the course of Jonathan Ledecky's employment with USOP he has become familiar with and aware of certain information regarding USOP's operations that the agreements describes as a trade secret of USOP. Were Jonathan Ledecky to be held wrongfully to have disclosed any trade secret information to the Company or others in violation of his obligations to USOP, he could face liability for such disclosure, and the Company could face liability for inducing or aiding in any such alleged violation. Finally, under the USOP Employment Agreement and the Services Agreement, Jonathan Ledecky is not prohibited from serving as an officer, director or employee of or consultant to the Company, provided that such actions do not otherwise breach his obligations under the USOP Employment Agreement or the Services Agreement, as applicable.

  For as long as the USOP Employment Agreement is in effect, Jonathan Ledecky owes duties of loyalty and care and has contractual obligations to both the Company and USOP simultaneously. If and when the Services Agreement supersedes the USOP Employment Agreement, Jonathan Ledecky will have contractual obligations and duties of loyalty and care to the Company and the companies that are being spun off from USOP, and he may be unable in certain circumstances to fulfill his duties or contractual obligations to one company and contractual obligations to USOP without allegedly breaching them to the others. Any alleged breach of such duties of loyalty and care or contractual obligations could result in litigation by or on behalf of the offended company under any of a number of possible legal theories, including seeking damages from Jonathan Ledecky for the purported breach or from the other such company for tortiously interfering with the offended company's contractual relationship with Jonathan Ledecky or for inducing him to breach his duties to the offended company. The conduct or response to any such litigation could consume significant management attention and resources, and the defense, settlement or final adjudication of any such litigation could have a material adverse effect on the Company's business, financial condition and/or results of operations.

  In addition, Jonathan Ledecky is the Non-Executive Chairman of the Board of USA Floral, the Non-Executive Chairman of the Board of UniCapital, and a prospective minority investor in Unison Partners. Each of USA Floral, UniCapital and Unison Partners is, or is seeking to become, a consolidator of businesses in one or more industries. Jonathan Ledecky may thus have conflicts of interest in determining to which of these entities, if any, a particular relevant business opportunity should be presented.

COMPETITION

  The facilities management industry is highly competitive. It is characterized by both large national and multi-national organizations providing a wide variety of facilities management services to their customers and numerous smaller companies providing fewer services in limited geographic areas. In addition, property management companies are beginning to enter the facilities management business. Barriers to entry to the markets for certain facilities management services, such as janitorial services, are low, and the Company expects to compete against numerous smaller service providers, many of which may have more experience in and knowledge of the local market for such services. Such smaller service providers may also have lower overhead cost structures and may be able to provide their services at lower rates than the Company. In these same markets, the Company also expects to face large competitors offering multiple services and that are willing to accept lower profit margins in order to capture market share. As a result of this competition, the Company may lose customers or have difficulty acquiring new customers. As a result of competitive pressures on the pricing of facilities management services, the Company's revenues or margins may decline.

  The Company also expects to face significant competition to acquire facilities management businesses from larger companies that currently pursue, or are expected to pursue, acquisitions as part of their growth strategies and as the industry undergoes continuing consolidation. Such competition could lead to higher prices being paid for acquired companies.

POTENTIAL ENVIRONMENTAL LIABILITY

  The nature of the facilities management industry necessarily involves the transport, storage, use and disposal of cleaning solvents, lubricants, chemicals, gasoline and other hazardous materials by employees to, on and around the customers' facilities or, in certain cases, facilities leased by the Company on behalf of its customers. Such activities are subject to stringent and changing federal, state and local regulation and present the potential for liability of the Company for the actions of its employees in handling such materials. In addition, the exposure of the Company's employees to these materials may give rise to claims by employees against the Company. As a result, there can be no assurance that compliance with governmental regulations or liability related to hazardous materials will not have a material adverse effect on the Company's financial condition or results of operations.

FACILITIES AND EMPLOYEES

  The Company's corporate offices are located in leased space at 1747 Pennsylvania Avenue, N.W., Suite 900, Washington, D.C. 20006. The telephone number of its principal executive offices is 202/955-5490. To accommodate its planned growth, the Company intends to seek a larger headquarters facility in the Washington area, which it intends to lease. As of February 20, 1998, the Company employed four executive officers and expects to employ a limited number of other personnel in the near future.

LEGAL PROCEEDINGS

  The Company is not a party to any legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information concerning each of the executive officers and directors of the Company as of February 20, 1998:

      NAME                 AGE POSITION WITH THE COMPANY
      ----                 --- -------------------------
      Jonathan J. Ledecky   40 Chairman and Chief Executive Officer
      Timothy C. Clayton    43 Executive Vice President, Chief Financial
                                Officer and Treasurer
      F. Traynor Beck       42 Executive Vice President, General Counsel
                                and Secretary
      David Ledecky         36 Executive Vice President and Chief
                                Administrative Officer; Director
      Vincent W. Eades      38 Director
      W. Russell Ramsey     37 Director
      M. Jude Reyes         42 Director

  Jonathan J. Ledecky founded the Company in February 1997 and serves as its Chairman and Chief Executive Officer. Jonathan Ledecky founded U.S. Office Products Company, a company engaged in providing office and educational products and business services, in October 1994 and has served as its Chairman of the Board and, until November 5, 1997, its Chief Executive Officer. Since its inception, USOP has acquired over 205 companies. Jonathan Ledecky has also served as the Non-Executive Chairman of the Board of USA Floral since April 1997 and as the Non-Executive Chairman of the Board of UniCapital since October 1997. Prior to founding USOP, Jonathan Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly owned subsidiary of Steelcase Inc. ("Steelcase"), the nation's largest manufacturer of office furniture products. While at Legacy Dealer Capital Fund, Inc., Jonathan Ledecky was responsible for providing corporate advisory services for Steelcase's network of office products distributors. In addition, Jonathan Ledecky has served as a director of, or corporate adviser and consultant to, several office products companies. Prior to his tenure at The Legacy Fund, Inc., Jonathan Ledecky was a partner at Adler and Company and a Senior Vice President at publicly traded Allied Capital Corporation, an investment management company. Jonathan Ledecky also is expected to serve as a director of the companies being spun off from USOP. Jonathan Ledecky is a graduate of Harvard College and Harvard Business School. Jonathan Ledecky is the brother of David Ledecky.

  Timothy C. Clayton has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since November 25, 1997. Between August 1976 and October 1997, Mr. Clayton was associated with Price Waterhouse LLP, most recently as a Partner since July 1988. In his capacity as Partner, Mr. Clayton focused his practice on, among others, distribution, technology, financial services, business services and manufacturing industries, and was responsible for providing audit and business advisory services to clients active in consolidating a variety of industries. Mr. Clayton is a graduate of Michigan State University.

  F. Traynor Beck has served as Executive Vice President, General Counsel and Secretary of the Company since November 25, 1997. Between January 1988 and November 25, 1997, Mr. Beck was associated with Morgan, Lewis and Bockius LLP, most recently as a partner since October 1994. Mr. Beck's practice was focused on mergers, acquisitions and general corporate matters, including consolidation transactions. Mr. Beck is a graduate of the University of Pennsylvania, Oxford University and Stanford Law School.

  David Ledecky joined the Company as Senior Vice President, Secretary and Treasurer in September 1997 and was appointed Executive Vice President and Chief Administrative Officer on November 25, 1997. David Ledecky has also served as a director since November 25, 1997. Prior thereto, he operated Ledecky Brothers L.L.C., the Company's predecessor, as its Vice President and sole employee since its inception in February 1997.

In that capacity, he researched and analyzed industry consolidation and acquisition opportunities. From 1992 to 1996, David Ledecky was an attorney at the Washington, D.C. law firm of Comey, Boyd & Luskin. Prior to 1992, he was an attorney with the law firm of Shearman & Sterling, and a Vice President of The Legacy Fund, Inc. in Washington, D.C. He is a former consultant to the computer and telecommunications industries. He is a graduate of Harvard College and Yale Law School. David Ledecky is the brother of Jonathan Ledecky.

  Vincent W. Eades has been a director of the Company since November 25, 1997. Mr. Eades has served as the Senior Vice President of Sales and Marketing for Starbucks Coffee Co. Inc. since May 1995. Mr. Eades was employed by Hallmark Cards Inc., most recently as a General Manager from November 1985 through April 1995. Additionally, he serves as a director of USA Floral.

  W. Russell Ramsey has been a director of the Company since November 25, 1997. Mr. Ramsey is President, co-founder and a director of Friedman, Billings, Ramsey Group, Inc. ("FBR Group"), a holding company engaged in brokerage, investment banking, corporate finance and asset management activities in the Washington, D.C. area. He has continuously served as President of FBR Group and its predecessors since co-founding FBR Group in 1989. FBR, the Representative in the IPO, is a wholly owned indirect subsidiary of FBR Group. FBR was ranked fourth in terms of lead managed U.S. IPO dollar volume for 1997 year to date as of October 17, 1997, according to CommScan EquiDesk. FBR has 230 full-time employees and operates offices in the Washington, D.C. area, Boston, London, and Irvine. During 1989, Mr. Ramsey served as a Vice President at Johnston, Lemon & Co., Inc., a Washington, D.C. brokerage firm. Mr. Ramsey holds a B.A. from The George Washington University. Mr. Ramsey is a director designee of FBR pursuant to an agreement between the Company and FBR.

  M. Jude Reyes has been a director of the Company since November 25, 1997. Mr. Reyes has served as Chairman and President of Premium Distributors of Virginia, L.L.C., a beverage distributor, since 1992. Between 1989 and 1992, Mr. Reyes served as President and Chairman of Harbor Distributing Company in Los Angeles, California. He also is a director and investor in three other beverage distributors and two wholesale food service distributors. Mr. Reyes is a director designee of FBR pursuant to an agreement between the Company and FBR.

  If the Pending Acquisitions are completed, the size of the Company's Board will be increased by one to include a designee of such Pending Acquisitions, which designee must be reasonably acceptable to the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has established an Audit Committee and a Compensation Committee.

  The responsibilities of the Audit Committee include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and affiliates. Messrs. Eades, Ramsey and Reyes are the members of the Audit Committee.

  The Compensation Committee provides a general review of the Company's compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering the Incentive Plan and Bonus Plan, including selecting the officers and salaried employees to whom awards will be granted. Messrs. Eades and Reyes, independent directors of the Company, are the members of the Compensation Committee.

DIRECTOR COMPENSATION

  Directors who are not receiving compensation as officers, employees or consultants of the Company are entitled to receive an annual retainer fee of $25,000. In addition, pursuant to the Consolidation Capital Corporation 1997 Non-Employee Directors' Stock Plan, each non-employee director receives an automatic initial grant of options to purchase
20,000 shares of Common Stock on the date of their initial election to the Board of Directors, and an automatic annual grant of options to purchase 5,000 shares. Each such option will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant. See "--1997 Non-Employee Directors' Stock Plan."

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table provides for fiscal 1997 certain summary information concerning the cash and non-cash compensation earned by or awarded to (i) the Company's Chief Executive Officer and (ii) each of the Company's other executive officers (collectively, the "named executive officers"). The Company was organized in February 1997, with David Ledecky as its sole employee. All other named executive officers were employed by the Company as of November 25, 1997.

                          SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                                       COMPENSATION
                                            ANNUAL     ------------
                                         COMPENSATION     AWARDS
                                         ------------  ------------
                                                        SECURITIES
                                                          UNDER-
                                                          LYING
                                  FISCAL    SALARY       OPTIONS/    ALL OTHER
  NAME AND PRINCIPAL POSITION      YEAR     ($)(1)     SARS (#)(2)  COMPENSATION
  ---------------------------     ------ ------------  ------------ ------------
Jonathan J. Ledecky,
 Chief Executive Officer and
 Chariman of the Board..........   1997    $125,000          --           --
Timothy C. Clayton,
 Executive Vice President, Chief
 Financial Officer and
 Treasurer......................   1997    $223,000      500,000       25,000(3)
F. Traynor Beck,
 Executive Vice President,
 General Counsel and Secretary..   1997    $223,000      500,000          --
David Ledecky,
 Executive Vice President and
 Chief Administrative Officer,
 Director.......................   1997    $327,994(4)   500,000          --

--------
(1) Includes guaranteed bonus payments of $200,000 for Mr. Clayton, Mr. Beck and David Ledecky, which were declared in December 1997 and paid in January 1998.
(2) Represents options granted in 1997 with respect to the Company's Common Stock, each option to vest ratably on November 25, 1998, 1999, 2000 and 2001, unless accelerated under certain conditions.
(3) Represents amount paid to Mr. Clayton for consulting services during November 1997.
(4) Includes also payments made to David Ledecky by Ledecky Brothers LLC, predecessor to the Company.

  Employment Agreements. The Company has entered into an employment agreement with Jonathan Ledecky. The agreement has a one-year term and is automatically renewable for one-year terms thereafter unless either party gives notice of non-renewal at least 90 days prior to the end of the term. Pursuant to the terms of the agreement, Jonathan Ledecky is obligated to devote the substantial majority of his business time, attention and efforts to his duties thereunder, except when necessary to fulfill his fiduciary obligations to USOP and the provisions of his employment agreement with USOP, as well as his fiduciary obligations to USA Floral, UniCapital and Unison Partners, a private company of which he intends to be a minority investor. The agreement provides for an annual salary of $750,000 and a discretionary bonus in an amount up to 100% of the employee's base salary. If the agreement is terminated by the Company other than for Cause (as defined), Jonathan Ledecky is entitled to receive an amount equal to twice his base salary and one times the bonus he received in the prior year. The agreement prohibits Jonathan Ledecky from competing with the Company during the term of his employment and for a period of one year thereafter. The agreement also provides for certain specified executive perquisites.

  The Company has entered into employment agreements with each of F. Traynor Beck, Timothy Clayton and David Ledecky, the terms of which are substantially identical. Each of the agreements has a two-year term and is automatically renewable for one-year terms thereafter, unless either party gives notice of non-renewal at least six months prior to the end of the term. Pursuant to the terms of the agreements, each of F. Traynor Beck, Timothy Clayton and David Ledecky is obligated to devote his full business time, attention and efforts to his duties thereunder. Each of the agreements provides for an annual salary of $300,000, a guaranteed bonus of $200,000 for the first year of the term and a discretionary bonus in an amount of up to 100% of the employee's base salary each year thereafter. On the Effective Date, each of these executive officers received a grant of an option to purchase 500,000 shares of Common Stock at an exercise price equal to the initial public offering price per share ($20.00), which option will vest ratably on the first, second, third and fourth anniversaries of the date of grant, unless accelerated under certain conditions. If the agreement is terminated by the Company other than for Cause (as defined), the executive officer will be entitled to receive amounts equal to twice his base salary and one times the bonus he received in the prior year. The agreements prohibit the executive officer from competing with the Company during the term of his employment and for a period of one year thereafter. The agreements also provide for certain specified executive benefits and perquisites, including, in the case of Timothy Clayton, the purchase of an annuity contract to be placed in a deferred compensation plan that will provide him with an annual payout of $100,000 for each year of his life between age 55 and age 75.

OPTION GRANTS IN FISCAL 1997

  The following table sets forth certain information concerning the grant of options to purchase Common Stock of the Company during Fiscal 1997 to each of the named executive officers.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE VALUE
                                                                      AT ASSUMED ANNUAL RATES OF
                                                                       STOCK PRICE APPRECIATION
                          INDIVIDUAL GRANTS                               FOR OPTION TERM(2)
--------------------------------------------------------------------- --------------------------
                         NUMBER OF   PERCENT OF
                         SECURITIES TOTAL OPTIONS
                         UNDERLYING  GRANTED TO
                          OPTIONS   EMPLOYEES IN  EXERCISE EXPIRATION
          NAME           GRANTED(1)  FISCAL YEAR   PRICE      DATE    0%      5%         10%
          ----           ---------- ------------- -------- ---------- --- ---------- -----------
Jonathan J. Ledecky.....      --          --          --
Timothy C. Clayton......  500,000       33.3%      $20.00   11/25/07    0 $5,515,000 $13,580,000
F. Traynor Beck.........  500,000       33.3%      $20.00   11/25/07    0 $5,515,000 $13,580,000
David Ledecky...........  500,000       33.3%      $20.00   11/25/07    0 $5,515,000 $13,580,000

--------
(1) The options granted are non-qualified options, which are exercisable at the market price on the date of grant beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares and expire ten years from the date of grant. The options became fully exercisable upon a change in control, as defined in the Incentive Plan.

(2) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of zero percent (0%), five percent (5%) and ten percent (10%). These assumed rates of growth were selected by the Commission for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders. A zero percent (0%) gain in stock price will result in a zero percent (0%) benefit to optionees.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Set forth below is a description of certain transactions and relationships between the Company and certain persons who are officers, directors and principal stockholders of the Company.

  Jonathan Ledecky, the Company's Chairman, Chief Executive Officer and founder, is the brother of David Ledecky, Executive Vice President, Chief Administrative Officer and a director of the Company.

  Jonathan Ledecky advanced to the Company $305,000, at an annual interest rate equal to 6.75%, to pay the expenses incurred in connection with the IPO. The Company repaid Jonathan Ledecky's loans to the Company, including accrued interest of approximately $4,000, using the proceeds of the IPO.

  W. Russell Ramsey, a director of the Company, is President and a principal stockholder of FBR. FBR rendered investment banking services to the Company in connection with the IPO.

  Timothy C. Clayton, Executive Vice President, Chief Financial Officer and Treasurer of the Company, was, through October 1997, a Partner at Price Waterhouse LLP, the Company's independent accountants.

  F. Traynor Beck, Executive Vice President, General Counsel and Secretary of the Company, was, until the Effective Date, a partner at Morgan, Lewis & Bockius LLP, the Company's legal counsel.

  For information with respect to certain conflicts of interest, see "Business--Conflicts of Interest."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 20, 1998, by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all of the Company's directors and executive officers as a group. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                                                           PERCENTAGE OF
                                         NUMBER OF SHARES OF                CONVERTIBLE
                           NUMBER OF        CONVERTIBLE      PERCENTAGE OF  NON-VOTING
NAME AND ADDRESS OF        SHARES OF         NON-VOTING      COMMON STOCK  COMMON STOCK
BENEFICIAL OWNER          COMMON STOCK      COMMON STOCK         OWNED         OWNED
-------------------       ------------   ------------------- ------------- -------------
Jonathan J. Ledecky.....   4,500,000(1)              0           14.9%            0%
 c/o Consolidation
 Capital Corporation
 1747 Pennsylvania
 Avenue, N.W., Suite 900
 Washington, DC 20006
David Ledecky...........           0                 0              0             0
F. Traynor Beck.........           0                 0              0             0
Timothy C. Clayton......       2,000                 0              *             0
Vincent W. Eades........           0                 0              0             0
W. Russell Ramsey(2)....           0           500,000              0           100%
M. Jude Reyes...........           0                 0              0             0
All directors and
 executive officers as a
 group (7 persons)......   4,502,000           500,000           14.9%          100%

--------
*  Less than one percent
(1) Includes: (i) 1,950,000 shares underlying the Ledecky Warrant and (ii) the 2,300,000 shares of Common Stock subject to a contractual restriction on transfer for one year following the Effective Date. The Company has agreed that, at Jonathan Ledecky's request, it will file a registration statement under the Securities Act for an offering of the shares underlying the Ledecky Warrant during a ten-year period beginning on the Effective Date. In addition, the Company has agreed to give Jonathan Ledecky the right to request that the Company include the shares underlying the Ledecky Warrant on a registration statement filed by the Company during a twelve-year period beginning on the Effective Date.
(2) Represents the shares of Convertible Non-Voting Common Stock owned by FBR Asset Investment Corporation, Inc., an affiliate of FBR Group. Mr. Ramsey is President, co-founder and a director of FBR Group. Mr. Ramsey disclaims beneficial ownership of such shares. Mr. Ramsey's address is c/o FBR Group, 1001 North 19th Street, Arlington, VA 22209.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, par value $.001 per share, and 500,000 shares of Convertible Non-Voting Common Stock, par value $.001 per share. As of February 20, 1998, the Company had outstanding 30,292,857 shares of Common Stock and 500,000 shares of Convertible Non-Voting Common Stock. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Cumulative voting is not permitted under the Company's Restated Certificate of Incorporation. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock of the Company. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

CONVERTIBLE NON-VOTING COMMON STOCK

  The holders of Convertible Non-Voting Common Stock have the same rights and privileges as the holders of Common Stock, except that holders of Convertible Non-Voting Common Stock have no voting rights. The Convertible Non-Voting Common Stock is non-transferable and will not be publicly traded. Further, each share of Convertible Non-Voting Common Stock will automatically be converted into one share of Common Stock on the first anniversary of the date of this Prospectus.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

  The Company is subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the proposed business combination has owned 15% or more of the corporation's voting stock.

  The Company's Restated Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty of care as a director except in the situation described in clauses (i) through (iv) above. If the DGCL is subsequently amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                             PLAN OF DISTRIBUTION

  The Company will offer and issue the Common Stock from time to time in connection with the acquisition by the Company of other businesses, assets or securities. It is expected that the terms of the acquisitions involving the issuances of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired by the Company. No underwriting discounts or commission will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act.

                            RESTRICTIONS ON RESALE

  Affiliates of entities acquired by the Company who do not become affiliates of the Company may not resell Common Stock registered under the Registration Statement to which this Prospectus relates except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits such affiliates to sell such shares immediately following the acquisition in compliance with certain volume limitations and manner of sale requirements. Under Rule 145, sales by such affiliates during any three-month period cannot exceed the greater of (i) 1% of the shares of Common Stock of the Company outstanding and (ii) the average weekly reported volume of trading of such shares of Common Stock on all national securities exchanges during the four calendar weeks preceding the proposed sale. These restrictions will cease to apply under most other circumstances if the affiliate has held the Common Stock for at least one year, provided that the person or entity is not then an affiliate of the Company. Individuals who are not affiliates of the entity being acquired and do not become affiliates of the Company will not be subject to resale restrictions under Rule 145 and, unless otherwise contractually restricted, may resell Common Stock immediately following the acquisition without an effective registration statement under the Securities Act. The ability of affiliates to resell shares of the Common Stock under Rule 145 will be subject to the Company having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Morgan, Lewis & Bockius LLP, Washington, D.C.

                                    EXPERTS

  The historical financial statements included in this Prospectus have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

CONSOLIDATION CAPITAL CORPORATION UNAUDITED PRO FORMA COMBINED
 FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Combined Financial Statements...    F-3
  Unaudited Pro Forma Combined Balance Sheet..........................    F-4
  Unaudited Pro Forma Combined Statement of Operations................    F-5
  Notes to Unaudited Pro Forma Combined Financial Statements..........    F-6
CONSOLIDATION CAPITAL CORPORATION
  Report of Independent Accountants...................................    F-9
  Balance Sheet ......................................................   F-10
  Statement of Income.................................................   F-11
  Statement of Stockholders' Equity...................................   F-12
  Statement of Cash Flows.............................................   F-13
  Notes to Financial Statements.......................................   F-14
SERVICE MANAGEMENT USA, INC.
  Report of Independent Accountants...................................   F-19
  Combined Balance Sheet..............................................   F-20
  Combined Statement of Operations....................................   F-21
  Combined Statement of Stockholder's Equity..........................   F-22
  Combined Statement of Cash Flows....................................   F-23
  Notes to Combined Financial Statements..............................   F-24
TRI-CITY ELECTRICAL CONTRACTORS, INC.
  Report of Independent Accountants................................... FINT-1
  Consolidated Balance Sheet.......................................... FINT-2
  Consolidated Statements of Operations and Retained Earnings......... FINT-3
  Consolidated Statements of Stockholders' Equity..................... FINT-4
  Consolidated Statements of Cash Flows............................... FINT-5
  Notes to Consolidated Financial Statements.......................... FINT-7
WILSON ELECTRIC COMPANY, INC.
  Report of Independent Accountants................................... FINW-1
  Balance Sheet....................................................... FINW-2
  Statement of Income and Retained Earnings........................... FINW-3
  Statement of Cash Flows............................................. FINW-4
  Notes to Financial Statements....................................... FINW-5
SKC ELECTRIC, INC. AND AFFILIATE
  Report of Independent Accountants................................... FINS-1
  Balance Sheet....................................................... FINS-2
  Statement of Income................................................. FINS-3
  Statement of Cash Flows............................................. FINS-4
  Notes to Financial Statements....................................... FINS-6

RIVIERA ELECTRIC CONSTRUCTION CO.
  Report of Independent Accountants..................................... FINR-1
  Balance Sheet......................................................... FINR-2
  Statement of Income................................................... FINR-3
  Statement of Stockholders' Equity..................................... FINR-4
  Statement of Cash Flows............................................... FINR-5
  Notes to Financial Statements......................................... FINR-6
TOWN & COUNTRY ELECTRIC, INC.
  Report of Independent Accountants..................................... FINC-1
  Balance Sheet......................................................... FINC-2
  Statement of Income................................................... FINC-4
  Statement of Stockholders' Equity..................................... FINC-5
  Statement of Cash Flows............................................... FINC-6
  Notes to Financial Statements......................................... FINC-7
GARFIELD ELECTRIC COMPANY
  Report of Independent Accountants..................................... FING-1
  Balance Sheet......................................................... FING-2
  Statement of Income................................................... FING-3
  Statement of Stockholders' Equity..................................... FING-4
  Statement of Cash Flows............................................... FING-5
  Notes to Financial Statements......................................... FING-6
INDECON, INC.
  Report of Independent Accountants..................................... FINI-1
  Balance Sheet......................................................... FINI-2
  Statement of Income................................................... FINI-3
  Statement of Stockholders' Equity..................................... FINI-4
  Statement of Cash Flows............................................... FINI-5
  Notes to Financial Statements......................................... FINI-6

                       CONSOLIDATION CAPITAL CORPORATION

                      INTRODUCTION TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined balance sheet gives effect to the recent acquisition of Service Management and the Pending Acquisitions, as if they had occurred as of the Company's most recent balance sheet date, December 31, 1997.

  The unaudited pro forma combined statements of operations give effect to the recent acquisition of Service Management and the Pending Acquisitions as if they had occurred on January 1, 1997.

  The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what the Company's financial position and results of operations would actually have been if such transactions in fact had occurred on the assumed dates and are not necessarily representative of the Company's financial position or results of operations for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                       CONSOLIDATION CAPITAL CORPORATION

                       PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1997
                                   UNAUDITED
                                (IN THOUSANDS)

                    CONSOLIDATION  SERVICE       SKC              GARFIELD   RIVIERA     TRI-CITY      TOWN &     WILSON
                       CAPITAL    MANAGEMENT  ELECTRIC   INDECON  ELECTRIC   ELECTRIC   ELECTRICAL    COUNTRY    ELECTRIC
                     CORPORATION  USA, INC.  & AFFILIATE  INC.    COMPANY  CONSTRUCTION CONTRACTORS ELECTRIC CO.   CO.
                    ------------- ---------- ----------- -------  -------- ------------ ----------- ------------ --------
      ASSETS
Current assets:
 Cash and cash
  equivalents......   $528,392      $    4     $1,686    $         $    1    $   295      $ 1,334     $   198    $ 1,042
 Marketable
  securities.......                    128
 Accounts
  receivable,
  net..............                  4,132      5,301     2,432     1,829      9,288       16,873      10,605     14,085
 Inventories.......                               161        39        54                     380         295
 Costs and
  estimated
  earnings in
  excess of
  billings on
  uncompleted
  contracts........                               135        56     1,211        190        2,402       1,705      1,302
 Prepaid expenses
  and other
  current assets...        653         303        150       788        58         31        1,491         730        233
                      --------      ------     ------    ------    ------    -------      -------     -------    -------
   Total current
    assets.........    529,045       4,567      7,433     3,315     3,153      9,804       22,480      13,533     16,662
Property and
 equipment, net....         20       2,333        554       200       294      1,608        2,513       1,626        704
Other assets.......                     27        381         1       161        246          838          99        136
Intangibles........                    202                                                                172         11
                      --------      ------     ------    ------    ------    -------      -------     -------    -------
   Total assets....   $529,065      $7,129     $8,368    $3,516    $3,608    $11,658      $25,831     $15,430    $17,513
                      ========      ======     ======    ======    ======    =======      =======     =======    =======
  LIABILITIES AND
   STOCKHOLDERS'
       EQUITY
Current
 liabilities:
 Short term debt...   $             $1,623     $  196    $  728    $  853    $ 1,524      $   238     $   320    $   183
 Current
  maturities,
  capital leases...
 Accounts
  payable..........        156       1,738      1,415       527       870      3,590        5,414       2,206      4,589
 Accrued
  liabilities and
  other............      1,612         556      2,021       611       415      1,554        3,070       3,104      3,879
 Billings in
  excess of costs
  and estimated
  earnings on
  uncompleted
  contracts........                             1,652       134       186      1,088        7,046       1,267      3,402
                      --------      ------     ------    ------    ------    -------      -------     -------    -------
   Total current
    liabilities....      1,768       3,917      5,284     2,000     2,324      7,756       15,768       6,897     12,053
Long-term debt.....                    730        982                  18      2,798          252         197
ESOP liability.....                             1,822
                      --------      ------     ------    ------    ------    -------      -------     -------    -------
   Total
    liabilities....      1,768       4,647      8,088     2,000     2,342     10,554       16,020       7,094     12,053
                      --------      ------     ------    ------    ------    -------      -------     -------    -------
Stockholders'
 equity:
 Common Stock......         30         180         11         3       503      1,351           10           2         10
 Convertible Non-
  Voting common
  stock............          1
 Additional paid-
  in capital.......    527,259         110                                                    112         515        266
 Retained
  earnings.........          7       2,192        269     1,546       958       (247)       9,689       7,819      5,184
 Treasury stock....                                         (33)     (195)
                      --------      ------     ------    ------    ------    -------      -------     -------    -------
   Total
    stockholders'
    equity.........    527,297       2,482        280     1,516     1,266      1,104        9,811       8,336      5,460
                      --------      ------     ------    ------    ------    -------      -------     -------    -------
   Total
    liabilities and
    stockholders'
    equity.........   $529,065      $7,129     $8,368    $3,516    $3,608    $11,658      $25,831     $15,430    $17,513
                      ========      ======     ======    ======    ======    =======      =======     =======    =======
                     PRO FORMA
                      MERGER    PRO FORMA
                    ADJUSTMENTS COMBINED
                    ----------- ---------
      ASSETS
Current assets:
 Cash and cash
  equivalents......  $(75,077)  $457,875
 Marketable
  securities.......                  128
 Accounts
  receivable,
  net..............               64,545
 Inventories.......                  929
 Costs and
  estimated
  earnings in
  excess of
  billings on
  uncompleted
  contracts........                7,001
 Prepaid expenses
  and other
  current assets...                4,437
                    ----------- ---------
   Total current
    assets.........   (75,077)   534,915
Property and
 equipment, net....                9,852
Other assets.......                1,889
Intangibles........   103,724    104,109
                    ----------- ---------
   Total assets....  $ 28,647   $650,765
                    =========== =========
  LIABILITIES AND
   STOCKHOLDERS'
       EQUITY
Current
 liabilities:
 Short term debt...  $   (196)  $  5,469
 Current
  maturities,
  capital leases...                  --
 Accounts
  payable..........               20,505
 Accrued
  liabilities and
  other............       300     17,122
 Billings in
  excess of costs
  and estimated
  earnings on
  uncompleted
  contracts........               14,775
                    ----------- ---------
   Total current
    liabilities....       104     57,871
Long-term debt.....    (3,182)     1,795
ESOP liability.....    (1,822)       --
                    ----------- ---------
   Total
    liabilities....    (4,900)    59,666
                    ----------- ---------
Stockholders'
 equity:
 Common Stock......    (2,066)        34
 Convertible Non-
  Voting common
  stock............                    1
 Additional paid-
  in capital.......    62,795    591,057
 Retained
  earnings.........   (27,410)         7
 Treasury stock....       228        --
                    ----------- ---------
   Total
    stockholders'
    equity.........    33,547    591,099
                    ----------- ---------
   Total
    liabilities and
    stockholders'
    equity.........  $ 28,647   $650,765
                    =========== =========

                       CONSOLIDATION CAPITAL CORPORATION

                       COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                   UNAUDITED
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                    CONSOLIDATION  SERVICE       SKC              GARFIELD   RIVIERA     TRI-CITY      TOWN &     WILSON
                       CAPITAL    MANAGEMENT  ELECTRIC   INDECON  ELECTRIC   ELECTRIC   ELECTRICAL    COUNTRY    ELECTRIC
                     CORPORATION  USA, INC.  & AFFILIATE  INC.    COMPANY  CONSTRUCTION CONTRACTORS ELECTRIC CO.   CO.
                    ------------- ---------- ----------- -------  -------- ------------ ----------- ------------ --------
Revenues..........     $           $26,266     $23,482   $13,672  $10,826    $37,049      $79,493     $48,726    $71,009
Cost of revenues..                  19,856      16,971    11,301    8,286     31,607       63,551      39,701     59,036
                       ------      -------     -------   -------  -------    -------      -------     -------    -------
  Gross profit....                   6,410       6,511     2,371    2,540      5,442       15,942       9,025     11,973
Selling, general &
 administrative
 expenses.........      1,985        3,832       4,200     1,376    1,605      3,999        9,925       7,006     10,514
Goodwill
 amortization.....
                       ------      -------     -------   -------  -------    -------      -------     -------    -------
  Operating
   income.........     (1,985)       2,578       2,311       995      935      1,443        6,017       2,019      1,459
Other (income)
 expense:
  Interest
   expense........                      53                    33       69        229           53          75        110
  Interest
   income.........     (2,056)                                                               (168)                  (156)
  Other, net......                       6         (40)      (41)      24       (119)          26        (113)        77
                       ------      -------     -------   -------  -------    -------      -------     -------    -------
Income before
 provision for
 income taxes.....         71        2,519       2,351     1,003      842      1,333        6,106       2,057      1,428
Provision for
 income taxes.....         64           52       1,150       452      319                     462         894        625
                       ------      -------     -------   -------  -------    -------      -------     -------    -------
Net income........     $    7      $ 2,467     $ 1,201   $   551  $   523    $ 1,333      $ 5,644     $ 1,163    $   803
                       ======      =======     =======   =======  =======    =======      =======     =======    =======
Net income per
 share--Basic.....
Net income per
 share--Diluted...
Weighted average
 number of common
 shares
 outstanding
 (Note 3).........
Weighted average
 number of common
 and potentially
 dilutive shares
 outstanding
 (Note 4).........
                    COMBINED   PRO FORMA  PRO FORMA
                     TOTAL    ADJUSTMENTS  COMBINED
                    --------- ----------- -----------
Revenues..........  $310,523    $         $  310,523
Cost of revenues..   250,309                 250,309
                    --------- ----------- -----------
  Gross profit....    60,214                  60,214
Selling, general &
 administrative
 expenses.........    44,442     (5,802)      38,640
Goodwill
 amortization.....                2,594        2,594
                    --------- ----------- -----------
  Operating
   income.........    15,772      3,208       18,980
Other (income)
 expense:
  Interest
   expense........       622                     622
  Interest
   income.........    (2,380)       354       (2,026)
  Other, net......      (180)                   (180)
                    --------- ----------- -----------
Income before
 provision for
 income taxes.....    17,710      2,854       20,564
Provision for
 income taxes.....     4,018      5,590        9,608
                    --------- ----------- -----------
Net income........  $ 13,692    $(2,736)  $   10,956
                    ========= =========== ===========
Net income per
 share--Basic.....                        $     0.90
                                          ===========
Net income per
 share--Diluted...                        $     0.90
                                          ===========
Weighted average
 number of common
 shares
 outstanding
 (Note 3).........                        12,108,113
                                          ===========
Weighted average
 number of common
 and potentially
 dilutive shares
 outstanding
 (Note 4).........                        12,178,935
                                          ===========

                       CONSOLIDATION CAPITAL CORPORATION

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1--UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

  The unaudited pro forma combined balance sheet reflects the following adjustments:

                                                                      PRO FORMA
                                                        (A)     (B)  ADJUSTMENTS
                                                      --------  ---- -----------
                       ASSETS
Current assets:
 Cash and cash equivalents..........................  $(75,077) $     $(75,077)
 Marketable securities..............................
 Accounts receivable, net...........................
 Prepaid and other current assets...................
                                                      --------  ----  --------
 Total current assets...............................   (75,077)        (75,077)
Property and equipment, net.........................
Other assets........................................
Goodwill, net.......................................   103,424   300   103,724
                                                      --------  ----  --------
 Total assets.......................................  $ 28,347  $300  $ 28,647
                                                      ========  ====  ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current maturities, long-term debt ................  $   (196) $     $   (196)
 Current maturities, capital leases ................
 Accounts payable ..................................
 Accrued liabilities and other .....................             300       300
                                                      --------  ----  --------
 Total current liabilities .........................      (196)  300       104
Subordinated debt to stockholders ..................
Long-term debt, less current maturities.............    (3,182)         (3,182)
Other long-term liabilities.........................
ESOP liability......................................    (1,822)         (1,822)
                                                      --------  ----  --------
 Total liabilities..................................    (5,200)  300    (4,900)
                                                      --------  ----  --------
Stockholders' equity................................
 Common Stock.......................................    (2,066)         (2,066)
 Non-Voting Common Stock............................
 Additional paid-in capital.........................    62,795          62,795
 Treasury Stock.....................................       228             228
 Retained earnings..................................   (27,410)        (27,410)
                                                      --------  ----  --------
 Total stockholders' equity.........................    33,547          33,547
                                                      --------  ----  --------
 Total liabilities and stockholders' equity.........  $ 28,347  $300  $ 28,647
                                                      ========  ====  ========

--------
  (A) Reflects the recent acquisition of Service Management and the Pending Acquisitions for consideration consisting of $75,077 in cash and 3,745,932 shares of common stock valued at $63,802, for a total estimated purchase price of $138,879 resulting in excess purchase price over the fair value of net assets acquired of $103,424. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares was determined in consideration of restrictions on the sale and transferability of the shares issued. The shares generally will be subject to the following restrictions on resale: up to one-third of the shares may be resold beginning twelve months after their date of acquisition, the first one-third and an additional one-third may be resold beginning eighteen months after their date of acquisition and the first two-thirds and the remaining one-third may be resold beginning twenty-four months after their date of acquisition. Also reflects the repayment of the employee stock ownership plan (ESOP) debt and the related elimination of unearned ESOP shares at one of the Pending Acquisitions, and the forgiveness of a $2,200 note payable to a shareholder of one of the Pending Acquisitions.

  (B) Records the net deferred income tax liability attributable to the temporary differences between the financial reporting and tax basis of assets and liabilities of Service Management.

                       CONSOLIDATION CAPITAL CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 2--UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

  The unaudited pro forma combined statements of operations reflect the following adjustments:

  For the year ended December 31, 1997:

                                                                       TOTAL
                                                                     PRO FORMA
                           (A)      (B)      (C)     (D)     (E)    ADJUSTMENTS
                         -------  -------  -------  -----  -------  -----------
Revenues................ $        $        $        $      $          $
Cost of revenues........
                         -------  -------  -------  -----  -------    -------
  Gross profit..........
Selling, general and
 administrative
 expenses...............  (2,511)           (3,291)                    (5,802)
Goodwill amortization...            2,594                               2,594
                         -------  -------  -------  -----  -------    -------
  Operating income
   (loss)...............   2,511   (2,594)   3,291                      3,208
Other (income) expense:
  Interest expense......
  Interest income.......                              354                 354
  Other, net............
                         -------  -------  -------  -----  -------    -------
Income (loss) before
 provision for income
 taxes..................   2,511   (2,594)   3,291   (354)              2,854
Provision for income
 taxes..................                                     5,590      5,590
                         -------  -------  -------  -----  -------    -------
Net income (loss)....... $ 2,511  $(2,594) $ 3,291  $(354) $(5,590)   $(2,736)
                         =======  =======  =======  =====  =======    =======

--------
(A) Reflects the modifications in salaries, bonuses and benefits to the owners of Service Management and the Pending Acquisitions to which they have agreed prospectively.

(B) Reflects the amortization of goodwill to be recorded as a result of the acquisition of Service Management and the Pending Acquisitions over a 40 year estimated life.

(C) Adjustment to eliminate expense recorded in connection with certain of the Pending Acquisition ESOPs. These plans will be converted to profit sharing plans as part of the acquisitions, and no future contributions will be made.

(D) Adjustment to eliminate interest income relating to the cash consideration of $75,077 used in the acquisition of Service Management and the Pending Acquisitions.

(E) Reflects the incremental provision for federal and state income taxes assuming (i) the Pending Acquisition was subject to federal and state income tax; (ii) the other statements of operations' adjustments; and
    (iii) the amortization of goodwill is not tax deductible, with the exception of the goodwill associated with the acquisition of Service Management.

NOTE 3--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS (CONTINUED)

  Includes (i) 2,026,165 shares representing the weighted average shares outstanding for the Company, (ii) 2,300,000 shares issued to founding stockholder of the Company, (iii) 3,745,932 shares issued to the owners of Service Management and the Pending Acquisitions, and (iv) 4,036,015 shares of the 27,850,000 shares issued in the Company's initial public offering completed in December 1997 to fund the cash portion of the consideration payable to the owners of Service Management and the Pending Acquisitions.

                       CONSOLIDATION CAPITAL CORPORATION

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS (CONTINUED)

  Includes (i) 2,026,165 shares representing the weighted average shares outstanding for the Company, (ii) 2,300,000 shares issued to the founding stockholder of the Company, (iii) 3,745,932 shares issued to the owners of Service Management and the Pending Acquisitions, (iv) 4,036,015 shares of the 27,850,000 shares issued in the Company's initial public offering completed in December 1997 to fund the cash portion of the consideration payable to the owners of Service Management and the Pending Acquisitions, and (v) 70,822 weighted average shares, calculated using the treasury stock method, to reflect the potential dilutive effects of the assumed exercise as of the beginning of the period of certain warrants issued to Jonathan Ledeck and the representatives of the underwriters in the Company's initial public offering and all outstanding options.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Consolidation Capital
Corporation

  In our opinion, the accompanying balance sheet and the related statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Consolidation Capital Corporation at December 31, 1997, and the results of its operations and its cash flows for the period from inception (February 27, 1997) through December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
February 27, 1998

                       CONSOLIDATION CAPITAL CORPORATION

                                 BALANCE SHEET
                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                              DECEMBER 31, 1997
                                                              -----------------
                           ASSETS
Current assets:
  Cash and cash equivalents..................................     $528,392
  Prepaid expenses...........................................          434
  Deferred tax asset.........................................          219
                                                                  --------
    Total current assets.....................................      529,045
Property and equipment, net..................................           20
                                                                  --------
    Total assets.............................................     $529,065
                                                                  ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................     $    156
  Income taxes payable.......................................          283
  Accrued compensation.......................................        1,042
  Accrued professional fees..................................          194
  Other......................................................           93
                                                                  --------
    Total current liabilities................................        1,768
                                                                  --------
Stockholders' equity:
  Common Stock, $.001 par, 250,000,000 shares authorized,
   30,150,000 shares issued and outstanding..................           30
  Convertible Non-Voting Common Stock, $.001 par, 500,000
   shares authorized, issued and outstanding.................            1
  Additional paid-in capital.................................      527,259
  Retained earnings..........................................            7
                                                                  --------
    Total stockholders' equity...............................      527,297
                                                                  --------
    Total liabilities and stockholders' equity...............     $529,065
                                                                  ========


   The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATION CAPITAL CORPORATION

                              STATEMENT OF INCOME
      FOR A PERIOD FROM INCEPTION (FEBRUARY 27, 1997) TO DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

Interest income..................................................... $   2,056
Selling, general, and administrative expenses.......................     1,985
                                                                     ---------
Income before taxes.................................................        71
Provision for income taxes..........................................        64
                                                                     ---------
Net income.......................................................... $       7
                                                                     =========
Net income per Common Share--Basic.................................. $     --
                                                                     =========
Net income per Common Share--Assuming dilution...................... $     --
                                                                     =========
Weighted average number of Common Shares outstanding ............... 4,109,205
                                                                     =========
Weighted average number of Common and Potentially Dilutive Shares outstanding ....................................................... 4,115,107
                                                                     =========



   The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATION CAPITAL CORPORATION

                       STATEMENT OF STOCKHOLDERS' EQUITY
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 27, 1997) TO DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                            CONVERTIBLE NON-VOTING
                            COMMON STOCK         COMMON STOCK
                         ------------------ -------------------------  ADDITIONAL              TOTAL
                           SHARES              SHARES                   PAID-IN-  RETAINED STOCKHOLDERS'
                         OUTSTANDING AMOUNT  OUTSTANDING    AMOUNT      CAPITAL   EARNINGS    EQUITY
                         ----------- ------ -------------  ----------  ---------- -------- -------------
Balance at inception....        --   $ --              --  $      --    $    --    $ --      $    --
  Capital contribution..  2,300,000      2                                   124                  126
  Issuance of common
   stock................ 27,850,000     28         500,000          1    527,135              527,164
  Net income............                                                               7            7
                         ----------  -----    ------------ ----------   --------   -----     --------
Balance, December 31,
 1997................... 30,150,000  $  30         500,000 $        1   $527,259   $   7     $527,297
                         ==========  =====    ============ ==========   ========   =====     ========



   The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATION CAPITAL CORPORATION

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 27, 1997) TO DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

Cash flow from operating activities:
Net income............................................................ $      7
  Changes in assets and liabilities:
    Prepaid expenses..................................................     (434)
    Other current assets..............................................     (219)
    Income taxes payable..............................................      283
    Accounts payable..................................................      156
    Accrued liabilities...............................................    1,329
                                                                       --------
Net cash provided by operating activities.............................    1,122
                                                                       --------
Cash flows from investing activities:
  Purchases of property and equipment.................................      (20)
                                                                       --------
Net cash used in investing activities.................................      (20)
                                                                       --------
Cash flows from financing activities:
  Proceeds from initial public offering, net..........................  527,164
  Contributions by founding stockholder...............................      126
                                                                       --------
Net cash provided by financing activities.............................  527,290
                                                                       --------
Net increase in cash and cash equivalents.............................  528,392
Cash and cash equivalents, beginning of period........................      --
                                                                       --------
Cash and cash equivalents, end of period.............................. $528,392
                                                                       ========



   The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATION CAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

NOTE 1--BUSINESS AND ORGANIZATION

  Consolidation Capital Corporation, a Delaware corporation (the "Company"), was incorporated in September 1997. Ledecky Brothers L.L.C., ("LLC"), a limited liability corporation formed in February 1997, merged with and into the Company in September 1997 (the "Merger"). The sole member of LLC received, in connection with the Merger, 2,300,000 shares of Common Stock of the Company which represents all of its issued and outstanding Common Stock, in exchange for 100% of his ownership interest in the LLC. The Merger was implemented to facilitate a public offering of securities. Because both of the organizations were under control of the one sole owner, the Merger has been accounted for on a historical cost basis.

  The Company intends to consolidate the facilities management industry to become a national single-source provider of facilities management services. Through December 31, 1997, the Company's operations consisted of organizational activities, research and analysis with respect to industry consolidations and acquisition opportunities, efforts to refine the Company's business strategy and meetings and negotiations with potential acquisition candidates.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

 Concentrations of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments. The Company has invested in financial instruments of a nature which should reduce the risk of loss.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents approximate fair value. The Company's cash equivalents are comprised of readily marketable, interest-bearing, investment grade securities.

 Income Taxes

  Income taxes have been computed utilizing the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying the enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. During 1997, the primary difference between the U.S. federal statutory rate and the Company's effective income tax rate related to the exclusion from taxable income of the accumulated losses of LLC during the period preceding the Merger. LLC was a nontaxable entity and the tax benefits associated with its losses flowed through to the member.

                       CONSOLIDATION CAPITAL CORPORATION

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Net Income Per Share

  Basic net income per share is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per share reflects the potential dilution that could occur if securities and other contracts to issue Common Stock were exercised or converted into Common Stock at the beginning of the period.

NOTE 3--STOCKHOLDERS' EQUITY

 Common Stock

  On November 25, 1997, the Company effected a one-for-1.918159 reverse stock split of the Company's Common Stock. Accordingly, all share data reflected in these financial statements have been retroactively restated.

  On September 19, 1997, the sole member of LLC received 2,300,000 shares of Common Stock of the Company in connection with the Merger in exchange for his 100% ownership interest in LLC. The sole member made contributions to LLC from time to time to fund expenses in the aggregate amount of $126. These contributions were included in common stock and additional paid-in capital.

  The Company completed its initial public offering ("IPO") in December 1997, selling 27,850,000 shares of Common Stock and 500,000 shares of Convertible Non-Voting Common Stock and raising net proceeds of approximately $527,000. Proceeds from the IPO, net of underwriting fees and other stock issuance costs, were included in common stock and additional paid-in capital.

 Convertible Non-Voting Common Stock

  In connection with the IPO, the Company sold 500,000 shares of Convertible Non-Voting Common Stock to Friedman, Billings, Ramsey & Co., Inc. ("FBR"), the representative of the underwriters in the Company's IPO, for $20 per share. After one year, the shares on Convertible Non-Voting Common Stock will automatically convert into an equivalent number of shares of Common Stock. Accordingly, 500,000 shares of Common Stock have been reserved for issuance upon the conversion of these securities, which shares will be eligible for resale beginning on November 25, 1998.

 Common Stock Warrants

  There are 1,130,000 shares of Common Stock reserved for issuance upon exercise of warrants issued to FBR. The warrants have an exercise price per share equal to the IPO price per share ($20). These warrants will be exercisable on or after the first anniversary and until the fifth anniversary of the IPO. FBR will have the right, beginning November 25, 1998, to require the Company to register such shares for sale.

  Additionally, 1,950,000 shares of Common Stock have been reserved for issuance upon the exercise of warrants issued to Jonathan Ledecky at the time of the IPO. These warrants are exercisable for a period of ten years at an exercise price equal to the IPO price ($20). The Company has agreed that, at Jonathan Ledecky's request, it will register the shares underlying his warrants for a ten-year period following the IPO. In addition, the Company has agreed to give Jonathan Ledecky the right to request that the Company include the shares underlying his warrants on a registration statement filed by the Company during a twelve-year period following the IPO.

                       CONSOLIDATION CAPITAL CORPORATION

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3--STOCKHOLDERS' EQUITY (CONTINUED)

 1997 Long-Term Incentive Plan

  The Company's Board of Directors has adopted, and the Company's stockholder has approved, the Company's 1997 Long-Term Incentive Plan (the "Incentive Plan"). The terms of the option awards will be established by the Compensation Committee of the Company's Board of Directors. The Company has filed a registration statement on Form S-8 under the Securities Act of 1933 with respect to the shares of Common Stock issuable pursuant to such plan. The maximum number of shares that may be issued under the Incentive Plan is equal to 9% of the number of shares of Common Stock outstanding from time to time.

  Options to purchase 1,500,000 shares of Common Stock under the Incentive Plan were granted at the time of the IPO at an exercise price equal to the IPO price per share ($20). These options will vest 25% each on the first four anniversaries of the date of grant and will expire on the tenth anniversary of the grant date. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable will become fully vested and exercisable.

 1997 Non-Employee Directors' Stock Plan

  The Company's Board of Directors has adopted, and the Company's stockholder has approved, the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each nonemployee director of an option to purchase 20,000 shares on the later of the effective date of the registration statement for the initial public offering of the Company's Common Stock or the date that such person commences services as a director. Thereafter, each non-employee director will be entitled to receive, on the day after each annual meeting of the Company's stockholders, an option to purchase 5,000 shares of Common Stock. A maximum of 300,000 shares of Common Stock may be issued under the Directors' Plan. Options to purchase 60,000 shares of Common Stock under the Directors' Plan were granted at the time of the IPO at an exercise price equal to the IPO price per share ($20).

  Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. Options will expire at the earlier of 10 years from the date of grant or 90 days after termination of service as a director. Options will vest and become exercisable ratably as to 50% of the shares underlying the option on the first and second anniversaries of the date of grant, subject to acceleration by the Board. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable will become fully vested and exercisable.

 1997 Employee Stock Purchase Plan

  The Company has adopted, and the Company's stockholder has approved, the 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan permits eligible employees of the Company and its subsidiaries (generally all full-time employees who have completed one year of service) to purchase shares of Common Stock at a discount. Employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Stock purchased under the Purchase Plan will be subject to a one-year holding period. The Company has reserved 1,000,000 shares of Common Stock for issuance under the Purchase Plan.

                       CONSOLIDATION CAPITAL CORPORATION

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4--STOCK PURCHASE AND AWARDS PLAN

  In connection with the IPO and under the provisions of the Incentive Plan and the Directors' Plan, stock warrants and options were granted to officers and directors of the Company. None of the warrants or options were exercised during 1997.

  At December 31, 1997, warrants and options granted to officers and directors were outstanding as follows:

                                                    PRICE   NUMBER OF EXPIRATION
                                                  PER SHARE  SHARES      DATE
                                                  --------- --------- ----------
   Outstanding at December 31, 1997..............  $20.00   3,510,000 2002-2007

  The 3,510,000 shares outstanding consists of options to purchase 1,560,000 shares of Common Stock and 1,950,000 shares of Common Stock reserved for issuance upon exercise of warrants.

  In 1997, the company adopted the Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation" which encourages, but does not require companies to recognize compensation cost for stock-based compensation plans over the vesting period based upon the fair value of awards on the date of the grant. However, the statement allows the alternative of the continued use of the intrinsic value method as prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Therefore, as permitted, the Company has applied APB No. 25, and related interpretations in accounting for its stock based compensation plans. Accordingly, no compensation expense has been recognized by the Company for warrants granted in connection with the IPO or for options granted under the Incentive Plan and the Directors' Plan.

  Had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                         1997
                                                                        -------
   Net Income (Loss)
     As reported....................................................... $     7
     Pro forma.........................................................  (9,379)
   Net Income (Loss) Per Share--Basic
     As reported....................................................... $   --
     Pro forma.........................................................   (2.28)
   Net Income (Loss) Per Share--Diluted
     As reported....................................................... $   --
     Pro forma.........................................................   (2.28)

  The weighted average fair value per option and warrant at the date of grant for options granted in 1997 was $7.46. The fair value of options and warrants granted (which is amortized to expense over the option vesting period in determining the pro forma impact) is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1997:

                                                                    1997
                                                              -----------------
                                                              OPTIONS  WARRANTS
                                                              -------  --------
   Expected life of option................................... 5 years  2 years
   Risk-free interest rate...................................    5.76%    5.69%
   Expected volatility factor................................    45.0%    45.0%

                       CONSOLIDATION CAPITAL CORPORATION

NOTE 5--NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Accordingly, the Company will adopt this new standard during 1998.

NOTE 6--SUBSEQUENT EVENTS

  On February 4, 1998, the Company completed the acquisition of Service Management USA ("Service Management"). Service Management is a Sterling, Virginia-based provider of facilities management services specializing in providing janitorial maintenance management services to retailers and industrial and commercial clients in 39 states. The total consideration paid by the Company consisted of $9 million in cash and 142,857 shares of Common Stock, with the potential for the payment of up to an additional $13 million in cash and shares of Common Stock based on the performance of Service Management and the achievement of certain acquisition goals.

  On February 27, 1998, the Company entered into definitive agreements to acquire seven facilities management businesses specializing in providing electrical installation and maintenance services (the "Pending Acquisitions"). The Pending Acquisitions include: Garfield Electric Company, Indecon, Inc., Riviera Electric, Inc., SKC Electric and affiliate, Town & Country Electric, Inc., Tri-City Electrical Contractors, Inc., and Wilson Electric, Inc. The aggregate consideration to be paid by the Company in the Pending Acquisitions consists of $71.7 million in cash and 3.6 million in shares of Common Stock. In addition, there is the potential for the payment of up to an additional $37 million in cash and shares of Common Stock based on the performance of the acquired businesses as a group. The completion of the Pending Acquisitions is subject to a number of customary closing conditions and there can be no assurance that such acquisitions will be completed. In addition, the completion of each of the Pending Acquisitions is dependent upon the completion of all of the Pending Acquisitions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Service Management USA, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Service Management USA, Inc. and its affiliates (the "Company") at December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
February 19, 1998

                          SERVICE MANAGEMENT USA, INC.

                             COMBINED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
                             ASSETS
Cash and cash equivalents........................................  $  425 $    4
Marketable securities............................................      36    128
Accounts receivable, net of an allowance for doubtful accounts of
 $295 and $333, respectively.....................................   1,614  4,044
Other receivable.................................................      46     88
Related party receivable.........................................            169
Employee receivables.............................................       5     75
Prepaid expenses.................................................      92     59
                                                                   ------ ------
    Total current assets.........................................   2,218  4,567
Property and equipment, net......................................   1,159  2,333
Deposits.........................................................      26     27
Intangibles......................................................     167    202
                                                                   ------ ------
    Total assets.................................................  $3,570 $7,129
                                                                   ====== ======
              LIABILITIES AND STOCKHOLDER'S EQUITY
Bank line of credit..............................................  $      $1,250
Current maturities, long-term debt...............................     165    373
Current obligations, capital leases..............................      43
Accounts payable.................................................     954  1,738
Accrued liabilities..............................................     452    503
Federal payroll tax payable......................................     341
Income taxes payable.............................................      19     53
                                                                   ------ ------
    Total current liabilities....................................   1,974  3,917
Long-term debt...................................................      94    730
Capital lease obligations........................................     100
                                                                   ------ ------
Commitments
    Total liabilities............................................   2,168  4,647
Stockholder's equity:
  Common stock, Service Management USA, Inc., $1 par value, 1,000
   shares authorized, issued and outstanding.....................       1      1
  Common stock, Diversified Management Services USA, Inc., no par
   value, 200 shares authorized, issued and outstanding..........     152    152
  Interstate Building Services, LLC..............................             27
  Additional paid-in capital.....................................     110    110
  Retained earnings..............................................   1,139  2,192
                                                                   ------ ------
    Total stockholder's equity...................................   1,402  2,482
                                                                   ------ ------
    Total liabilities and stockholder's equity...................  $3,570 $7,129
                                                                   ====== ======

                         The accompanying notes are an
             integral part of these combined financial statements.

                          SERVICE MANAGEMENT USA, INC.

                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                    -----------------------
                                                     1995   1996     1997
                                                    ------ -------  -------
Revenues........................................... $4,964 $12,074  $26,266
Cost of revenues...................................  3,650   8,735   19,856
                                                    ------ -------  -------
    Gross profit...................................  1,314   3,339    6,410
Selling, general and administrative expenses.......    617   2,169    3,832
                                                    ------ -------  -------
    Operating income...............................    697   1,170    2,578
Other (income) expense:
  Interest expense.................................      2       4       53
  Realized and unrealized (gains) losses on trading
   securities......................................     40     (64)       6
                                                    ------ -------  -------
Income before income taxes.........................    655   1,230    2,519
Provision for state income taxes...................             19       52
                                                    ------ -------  -------
Net income......................................... $  655 $ 1,211  $ 2,467
                                                    ====== =======  =======
Unaudited pro forma information (see Note 2):
  Income before provision for income taxes......... $  655 $ 1,230  $ 2,519
  Provision for income taxes.......................    262     492    1,008
                                                    ------ -------  -------
  Pro forma net income............................. $  393 $   738  $ 1,511
                                                    ====== =======  =======



                         The accompanying notes are an
             integral part of these combined financial statements.

                          SERVICE MANAGEMENT USA, INC.

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                            COMMON STOCK                    ADDITIONAL               TOTAL
                         -------------------                 PAID-IN-  RETAINED  STOCKHOLDER'S
                         SERVICE DIVERSIFIED INTERSTATE LLC  CAPITAL   EARNINGS     EQUITY
                         ------- ----------- -------------- ---------- --------  -------------
Balance, December 31,
 1994...................   $ 1                                 $ 42    $   316      $   359
  Net income............                                                   655          655
  Dividends.............                                                  (186)        (186)
                           ---      ----          ---          ----    -------      -------
Balance, December 31,
 1995...................     1                                   42        785          828
  Issuance of common
   stock, Diversified
   Management Services
   USA, Inc.............             152                                                152
  Capital contribution..                                         68                      68
  Net income............                                                 1,211        1,211
  Dividends.............                                                  (857)        (857)
                           ---      ----          ---          ----    -------      -------
Balance, December 31,
 1996...................     1       152                        110      1,139        1,402
  Capital contribution..                           27                                    27
  Net income............                                                 2,467        2,467
  Dividends.............                                                (1,312)      (1,312)
  Distribution of cer-
   tain equipment to
   stockholder..........                                                  (102)        (102)
                           ---      ----          ---          ----    -------      -------
Balance, December 31,
 1997 ..................   $ 1      $152          $27          $110    $ 2,192      $ 2,482
                           ===      ====          ===          ====    =======      =======


                         The accompanying notes are an
             integral part of these combined financial statements.

                          SERVICE MANAGEMENT USA, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                        -----------------------
                                                        1995    1996     1997
                                                        -----  -------  -------
Cash flows from operating activities:
 Net income...........................................  $ 655  $ 1,211  $ 2,467
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Purchases of marketable trading securities..........            (104)    (173)
  Proceeds from sale of marketable trading securi-
   ties...............................................             175       74
  Provision for doubtful accounts.....................     98      197      233
  Depreciation and amortization.......................     24      245      709
  Loss on write-off of assets.........................              21
  Unrealized/realized (gain) loss of marketable
   trading securities.................................     40      (64)       6
  Changes in operating assets and liabilities:
   Accounts receivable................................   (346)  (1,224)  (2,873)
   Prepaid expenses and other current assets..........     (2)    (129)    (126)
   Accounts payable and accrued liabilities...........    138    1,468      494
   Income taxes payable...............................              19       34
                                                        -----  -------  -------
    Net cash provided by operating activities.........    607    1,815      845
                                                        -----  -------  -------
Cash flow from investing activities:
  Purchases of equipment..............................   (222)  (1,017)  (1,835)
  Purchase of contract rights.........................                      (70)
                                                        -----  -------  -------
    Net cash used in investing activities.............   (222)  (1,017)  (1,905)
                                                        -----  -------  -------
Cash flow from financing activities:
  Proceeds from bank line of credit...................                    1,250
  Principal payments on long-term debt................    (14)     (76)    (512)
  Proceeds from long-term debt........................     25      148    1,356
  Payments on capital lease obligations...............             (18)    (143)
  Proceeds from issuance of common stock..............             152
  Proceeds from stockholder contribution..............              68
  Dividends to stockholder............................   (186)    (857)  (1,312)
                                                        -----  -------  -------
    Net cash used in financing activities.............   (175)    (583)     639
                                                        -----  -------  -------
Net increase (decrease) in cash and cash equivalents..    210      215     (421)
Cash and cash equivalents, beginning of year..........    --       210      425
                                                        -----  -------  -------
Cash and cash equivalents, end of year................  $ 210  $   425  $     4
                                                        =====  =======  =======
Supplemental disclosure of cash flow information:
  Cash paid for interest..............................  $   2  $     4  $
Supplemental disclosure of non-cash transactions:
  Marketable securities exchanged for accounts
   receivable.........................................  $  84
  Capital lease obligations...........................         $   162
  Purchase of net assets of Diversified for Note
   Payable............................................             175
  Distribution of certain equipment to stockholder....                  $   102
  Contribution of certain equipment...................                       27

                         The accompanying notes are an
             integral part of these combined financial statements.

                         SERVICE MANAGEMENT USA, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1--BUSINESS AND ORGANIZATION

  Service Management USA, Inc., and its affiliated entities provide contract facility management and janitorial services to commercial establishments located throughout the United States.

  The accompanying financial statements represent the financial position, operating results and cash flows of Service Management USA, Inc., and its subsidiary Interstate Building Services, LLC, and Diversified Management Services USA, Inc., collectively "Service Management" or the "Company", which have been presented on a combined basis due to common ownership and common management. All intercompany activity and balances have been eliminated.

  Service Management USA, Inc. was incorporated in October 1994. Prior to incorporation, the entity was operated as a sole proprietorship. Diversified Management Services USA, Inc. was incorporated in November 1996 via the purchase of the net assets of an operating business. Interstate Building Services, LLC was formed in October of 1997.

  On February 6, 1998, all of the issued and outstanding common stock of Service Management USA, Inc., Diversified Management Services USA, Inc. and ownership interest in Interstate Building Services, LLC was acquired by Consolidation Capital Corporation ("CCC") for $9,000 in cash and 142,857 shares of CCC common stock.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues are recognized as services are performed.

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

 Property and Equipment

  Property and equipment are depreciated using straight-line and accelerated methods over their estimated useful lives ranging from three to seven years.

 Intangibles

  Intangible assets consist of amounts allocated to customer contracts purchased and are being amortized straight-line basis over a period of five years, which is deemed to be the estimated period benefited. Accumulated amortization was $6 and $45 at December 31, 1996 and 1997 respectively.

                         SERVICE MANAGEMENT USA, INC.

                                (IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Marketable Securities

  The Company's marketable securities consist of investments in certain equities and mutual funds and are classified as trading. Accordingly, any realized or unrealized gains and losses are recorded in the period incurred. As of ended December 31, 1997, the net unrealized loss for these investments was $5.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of short-term and long-term debt approximates fair value as the interest rates approximate market rates for debt with similar terms and average maturities.

 Income Taxes

  The Company has elected to be treated as a cash basis S-Corporation for federal income tax purposes and accordingly, any liabilities for income taxes are the direct responsibility of the stockholder. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company is subject to income and franchise taxes in certain states, which has been appropriately reflected in the financial statements.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to accounts receivable and accounts payable. At December 31, 1997, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $2,453.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and, accordingly, the Company performs on-going credit evaluations to reduce the risk of loss.

  During 1996 revenues derived from one customer were approximately 45.0% of total revenues. At December 31, 1996, the accounts receivable balance for this customer was $469. During 1997 revenues derived from three customers were approximately 17.5%, 14.3%, and 11.1%, respectively, of total revenues. At December 31, 1997, the accounts receivable balances for these customers were $1,178, $603 and $305, respectively.

                         SERVICE MANAGEMENT USA, INC.

                            (DOLLARS IN THOUSANDS)

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                        BALANCE AT CHARGED TO          BALANCE
                                        BEGINNING  COSTS AND  WRITE-   AT END
                                        OF PERIOD   EXPENSES   OFFS   OF PERIOD
                                        ---------- ---------- ------  ---------
   Year ended December 31, 1995........    $  0       $ 98    $   0     $ 98
   Year ended December 31, 1996........    $ 98       $197    $   0     $295
   Year ended December 31, 1997........    $295       $233    $(195)    $333

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Cleaning equipment........................................... $1,096  $2,581
   Automobiles..................................................    230     356
   Computer equipment...........................................     58     108
   Office equipment.............................................     25      93
   Furniture and fixtures.......................................      8      26
                                                                 ------  ------
                                                                  1,417   3,164
   Accumulated depreciation.....................................   (258)   (831)
                                                                 ------  ------
                                                                 $1,159  $2,333
                                                                 ======  ======

  Depreciation expense for the years ended December 31, 1995, 1996 and 1997 was $24, $223 and $586, respectively.

NOTE 5--CREDIT FACILITIES

  Long-term debt consists of the following:

                                                                   1996   1997
                                                                   -----  -----
   Equipment term note, payable in monthly installments of $25
    including interest at 7.7%, through January, 2001............  $      $ 809
   Equipment term note, payable in monthly installments of $6
    including interest at 7.7%, through December, 2000...........           187
   Note payable, due in monthly installments of $13..............            55
   Notes payable, vehicles, various monthly payments including interest at rates ranging from 8% to 18%, maturing at various
    dates from December 1997 through 2001........................    122     52
   Note payable, issued in connection with the purchase of net assets for Diversified Management Services USA, Inc., monthly principal payments of $20 beginning December 1, 1996,
    interest of 8%...............................................    137
   Current maturities............................................   (165)  (373)
                                                                   -----  -----
                                                                   $  94  $ 730
                                                                   =====  =====

                         SERVICE MANAGEMENT USA, INC.

                            (DOLLARS IN THOUSANDS)

NOTE 5--CREDIT FACILITIES (CONTINUED)

  Principal payments required under long-term debt obligations are as follows:

   1998.................................................................. $  373
   1999..................................................................    345
   2000..................................................................    370
   2001..................................................................     15
                                                                          ------
                                                                          $1,103
                                                                          ======

 Line of Credit

  In April 1997, the Company obtained a revolving line of credit for borrowings of up to $1,000. The line of credit, which expires on April 30, 1998, bears interest at LIBOR plus 2% (7.49% at December 31, 1997), and is limited to 80% of eligible trade accounts receivable.

  Additionally, in December 1997 an additional $250 facility was obtained with a maturity of two months at an interest rate of LIBOR plus 2%. This line of credit was paid in January, 1998.

 Equipment Facility

  In April 1997, the Company obtained an equipment facility which provides for the Company to borrow up to $1,500 under term notes until April 30, 1998. As of December 1997, approximately $1,000 had been utilized under this facility to purchase equipment. These $1,000 term notes bear interest at 7.7% and require 36 monthly installments of principal and interest of approximately $31.

  Both the line of credit and the equipment notes contain, among other provisions, maintenance of certain financial covenants and ratios including tangible net worth and cash flow coverage, restrictions on dividends and indebtedness, and are collateralized by the majority of the Company's assets, and are personally guaranteed by the stockholder and spouse. The Company was in violation of certain debt covenants as of December 31, 1997 for which appropriate waivers were obtained.

NOTE 6--COMMITMENTS

 Lease Commitments

  In January 1998, the Company began leasing its primary office facility from a company owned by the Company's stockholder. The lease agreement requires monthly payments of approximately $8, escalating 3.5% annually through 2002.

  The Company also leases office space in various states on a month-to-month basis. Rent expense under these lease arrangements for December 31, 1995, 1996 and 1997 were $16, $28 and $15, respectively.

  Additionally, in November 30, 1996, the Company acquired approximately $162 of equipment under leases qualifying as capital in connection with the purchase of Diversified Management Services USA, Inc. The balance on these capital lease obligations were paid in full in fiscal 1997.

                         SERVICE MANAGEMENT USA, INC.

                            (DOLLARS IN THOUSANDS)

NOTE 6--COMMITMENTS (CONTINUED)

 Guarantee

  The Company's stockholder has obtained a mortgage of $1,280 in connection with the acquisition of a building. Service Management USA, Inc. is a guarantor of this obligation. Under the terms of the transaction with CCC (see
Note 1), Service Management USA, Inc. was released from this guarantee.

NOTE 7--EMPLOYEE BENEFIT PLAN

  In November 1997, the Company established a profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate in the plan. Employees can contribute up to 15% of their gross salary to the plan, and the Company makes matching contributions of up to 3%. The Company recorded matching contributions of $8 for the year ended December 31, 1997.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Tri-City Electrical Contractors, Inc.:

  We have audited the accompanying consolidated balance sheets of Tri-City Electrical Contractors, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tri-City Electrical Contractors, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Orlando, Florida
February 16, 1998

                                    FINT-1

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                      -------------------------
                                                          1996         1997
                                                      ------------  -----------
                       ASSETS
Current assets:
 Cash and cash equivalents..........................  $  2,734,000  $ 1,333,571
 Certificates of deposit............................        46,101          --
 Accounts receivable (note 2).......................    13,423,658   16,873,473
 Costs and estimated earnings in excess of billings
  on uncompleted contracts (note 3).................     1,116,186    2,401,919
 Inventories........................................       287,136      379,543
 Prepaid expenses...................................       588,310      831,859
 Deferred income taxes (note 6).....................       443,972          --
 Refundable income taxes............................         1,276      658,698
                                                      ------------  -----------
 Total current assets...............................    18,640,639   22,479,063
                                                      ------------  -----------
Property, plant and equipment, at cost (note 5):
 Leasehold improvements.............................     1,012,292    1,098,838
 Autos, trucks and trailers.........................     1,681,540    1,618,478
 Office furniture and equipment.....................     1,932,148    2,543,219
 Shop tools and equipment...........................     1,065,898      860,513
 Capitalized equipment leases (notes 5 and 13)......       712,596      705,758
                                                      ------------  -----------
                                                         6,404,474    6,826,806
 Less accumulated depreciation and amortization.....    (3,841,367)  (4,313,431)
                                                      ------------  -----------
 Net property, plant and equipment..................     2,563,107    2,513,375
                                                      ------------  -----------
Other assets:
 Advances to stockholders (note 9)..................       550,768      607,168
 Other .............................................        66,141      230,553
 Advances to joint venture partner (note 12)........        60,000          --
                                                      ------------  -----------
                                                           676,909      837,721
                                                      ------------  -----------
                                                      $ 21,880,655  $25,830,159
                                                      ============  ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Notes payable (note 4).............................  $      2,530  $        30
 Current maturities of long-term debt and
  capitalized lease obligations
  (note 5)..........................................       490,374      237,544
 Accounts payable...................................     3,630,900    5,414,432
 Accrued salaries and wages.........................     1,332,014    1,527,555
 Accrued expenses...................................     1,708,451    1,406,199
 Billings in excess of costs and estimated earnings
  on uncompleted contracts (note 3).................     4,375,530    7,045,641
 Due to stockholders................................       155,253          --
                                                      ------------  -----------
 Total current liabilities..........................    11,695,052   15,631,401
Long-term debt and capitalized lease obligations,
 less current maturities (note 5)...................       556,139      252,238
Deferred income taxes (note 6)......................        45,025          --
                                                      ------------  -----------
 Total liabilities..................................    12,296,216   15,883,639
                                                      ------------  -----------
Minority interest in joint ventures (note 12).......       184,072      135,832
                                                      ------------  -----------
Stockholders' equity:
 Common stock, 10,000 shares authorized, issued and
  outstanding, at $1 par value......................        10,000       10,000
 Additional paid-in capital.........................       111,827      111,827
 Retained earnings..................................     9,278,540    9,688,861
                                                      ------------  -----------
 Total stockholders' equity.........................     9,400,367    9,810,688
Commitments and contingencies (notes 7 and 9).......
                                                      ------------  -----------
                                                      $ 21,880,655  $25,830,159
                                                      ============  ===========

          See accompanying notes to consolidated financial statements.

                                     FINT-2

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                FOR THE YEARS ENDED
                                                   DECEMBER 31,
                                        -------------------------------------
                                           1995         1996         1997
                                        -----------  -----------  -----------
Contract revenues earned............... $71,977,018  $63,852,151  $79,492,578
Cost of revenues earned................  63,321,626   51,904,661   63,550,836
                                        -----------  -----------  -----------
  Gross profit.........................   8,655,392   11,947,490   15,941,742
Selling, general and administrative
 expenses..............................   6,994,448    9,017,708    8,986,018
Depreciation expense...................     949,800      944,325      939,103
                                        -----------  -----------  -----------
  Income from operations...............     711,144    1,985,457    6,016,621
                                        -----------  -----------  -----------
Other income (expense):
 Interest income.......................      66,979       67,318      168,039
 Interest expense......................    (223,389)    (196,604)     (52,983)
 Other income (expense), net...........     477,561      (50,455)     (25,576)
                                        -----------  -----------  -----------
  Other income (expense), net..........     321,151     (179,741)      89,480
                                        -----------  -----------  -----------
  Income before income taxes...........   1,032,295    1,805,716    6,106,101
Income tax expense (note 6)............     487,252      679,856      461,879
                                        -----------  -----------  -----------
  Net income before minority interest..     545,043    1,125,860    5,644,222
Minority interest in joint venture
 income (note 12)......................     (71,419)    (104,584)    (134,535)
                                        -----------  -----------  -----------
  Net income .......................... $   473,624  $ 1,021,276  $ 5,509,687
                                        ===========  ===========  ===========
Unaudited pro forma information (Note
 1):
Income before income taxes.............                           $ 6,106,101
Pro forma provision for income taxes...                             2,442,440
                                                                  -----------
Pro forma net income (unaudited).......                           $ 3,663,661
                                                                  ===========


          See accompanying notes to consolidated financial statements.

                                     FINT-3

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          ADDITIONAL                  TOTAL
                                  COMMON   PAID-IN    RETAINED    STOCKHOLDERS'
                                   STOCK   CAPITAL    EARNINGS       EQUITY
                                  ------- ---------- -----------  -------------
Balances at January 1, 1995...... $10,000  $111,827  $ 7,783,640   $ 7,905,467
Net income.......................     --        --       473,624       473,624
                                  -------  --------  -----------   -----------
Balances at December 31, 1995....  10,000   111,827    8,257,264     8,379,091
Net income.......................     --        --     1,021,276     1,021,276
                                  -------  --------  -----------   -----------
Balances at December 31, 1996....  10,000   111,827    9,278,540     9,400,367
Net income.......................     --        --     5,509,687     5,509,687
Distributions to stockholders....     --        --    (5,099,366)   (5,099,366)
                                  -------  --------  -----------   -----------
Balances at December 31, 1997.... $10,000  $111,827  $ 9,688,861   $ 9,810,688
                                  =======  ========  ===========   ===========



          See accompanying notes to consolidated financial statements.

                                     FINT-4

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          FOR THE YEARS ENDED  DECEMBER 31,
                                          ------------------------------------
                                             1995        1996         1997
                                          ----------  -----------  -----------
Cash flows from operating activities:
 Net income.............................. $  473,624  $ 1,021,276  $ 5,509,687
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Loss (gain) on sale of property, plant
   and equipment.........................    (47,561)     (62,346)      29,982
  Depreciation...........................    949,800      944,325      939,103
  Deferred tax (benefit) expense......... (1,047,291)       6,132      461,879
  Minority interest in net income........     71,419      104,584      134,535
  Cash provided by (used for) changes in:
   Accounts receivable...................    (48,982)   1,111,307   (3,449,815)
   Costs and estimated earnings in excess
    of billings on uncompleted
    contracts............................    298,752    1,006,354   (1,285,733)
   Inventories...........................      3,939      (53,420)     (92,407)
   Prepaid expenses......................    (38,111)    (468,671)    (243,549)
   Refundable income taxes...............    488,931       (1,276)    (657,422)
   Due to (from) stockholders............    (55,907)     189,645     (211,653)
   Other assets..........................    180,633      338,065     (164,412)
   Accounts payable......................   (857,493)  (1,050,987)   1,783,532
   Accrued expenses......................     69,004    1,448,411     (169,644)
   Income tax payable....................  1,309,269   (1,309,269)         --
   Billings in excess of costs and
    estimated earnings on uncompleted
    contracts............................   (794,451)     (31,711)   2,670,111
                                          ----------  -----------  -----------
   Net cash provided by operating
    activities...........................    955,575    3,192,419    5,254,194
                                          ----------  -----------  -----------
Cash flows from investing activities:
  Purchase of property, plant and
   equipment............................. (1,296,299)    (624,426)    (959,179)
  Redemption of certificate of deposit...     42,465      223,074       46,101
  Proceeds from sale of property, plant
   and equipment.........................    122,827      142,711       39,827
  Repayment from (payments to) joint
   venture partner.......................    (50,000)         --      (122,775)
                                          ----------  -----------  -----------
   Net cash used in investing activi-
    ties................................. (1,181,007)    (258,641)    (996,026)
                                          ----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                                     FINT-5

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           -----------------------------------
                                              1995        1996         1997
                                           ----------  -----------  ----------
Cash flows from financing activities:
 Principal payments on long-term debt....    (867,966)  (1,781,913)   (556,731)
 Proceeds from equipment notes payable...   1,375,137      127,913         --
 Proceeds from installment note payable..         --       500,000         --
 Proceeds from sale-leaseback back of as-
  sets...................................         --       734,013         --
 Proceeds from (repayment of)
  notes payable..........................     249,180   (1,081,500)     (2,500)
 Distributions to shareholders...........         --           --   (5,099,366)
                                           ----------  -----------  ----------
   Net cash provided by (used in)
    financing activities.................     756,351   (1,501,487) (5,658,597)
                                           ----------  -----------  ----------
   Net increase (decrease) in cash and
    cash
    equivalents..........................     530,919    1,432,291  (1,400,429)
Cash and cash equivalents at beginning of
 year....................................     770,790    1,301,709   2,734,000
                                           ----------  -----------  ----------
Cash and cash equivalents at end of
 year....................................  $1,301,709  $ 2,734,000  $1,333,571
                                           ==========  ===========  ==========
Supplemental disclosures of cash
 flow information:
  Cash paid during the year for:
   Interest..............................  $  223,389  $   196,604  $   52,983
                                           ==========  ===========  ==========
   Income taxes..........................  $  225,274  $ 1,984,369  $  720,355
                                           ==========  ===========  ==========


          See accompanying notes to consolidated financial statements.

                                     FINT-6

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Organization

  Tri-City Electrical Contractors, Inc. (the Company) is an electrical contractor engaged in designing and installing electrical systems in the commercial, industrial and residential construction markets. The Company is headquartered in Altamonte Springs, Florida and operates branch locations in Pompano Beach, Tampa and Fort Myers, Florida. The Company conducts all of its business within the state of Florida.

  As further described in Note 14, the Company entered into a Letter of Intent with Consolidation Capital Corporation for the potential sale of the Company.

 (b) Principles of Consolidation

  The consolidated financial statements include the accounts of the Company, B&S Diversified, Inc. and B&S Diversified, Inc. #2. B&S Diversified, Inc. and B&S Diversified, Inc. #2 are joint ventures in which the Company has a 75% interest as to profits and losses. All significant intercompany transactions between the entities have been eliminated in consolidation.

 (c) Cash Equivalents

  Cash equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. For purposes of the statement of cash flows, the Company considers such investments with a maturity of three months or less to be cash equivalents.

 (d) Inventories

  Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

 (e) Income Taxes

  Until December 31, 1996, the Company followed the asset and liability method in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  Effective January 1, 1997, the Company's stockholders elected to be taxed under the provisions of sub-chapter S of the Internal Revenue Code. Under these provisions, the stockholders will include in their individual income tax returns their pro rata shares of the Company's revenue and expenses.

  The unaudited pro forma federal and state income tax information included in the Statements of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", as if the Company had been subject to federal and state income taxes as a C corporation rather than under the provisions of a sub-chapter S corporation for 1997.

 (f) Contract Revenue Recognition and Contract Costs

  Contract revenues are recognized on the percentage-of-completion method. Under this method, the percentage of completion of each job is the portion of the costs incurred to date compared to current estimates of total cost. This percentage is applied to the total contract price to determine the amounts of revenue earned on fixed price contracts. Revenues from cost plus contracts are recognized on the basis of costs incurred during the period plus the fee earned. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recorded. The Company does not recognize any gross profit amounts related to change order work performed until such time as those change orders have been approved by the customer.


                                    FINT-7

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Contract costs include all direct and indirect costs related to job performance. Selling, general and administrative costs are charged to expense as incurred.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed.

  The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents contract billings in excess of revenues recognized.

 (g) Depreciation and Amortization

  Depreciation and amortization is provided in amounts sufficient to allocate the cost of depreciable or amortizable assets to operations over their estimated service lives using the straight-line method for financial statement reporting purposes. The straight-line, declining balance, Accelerated Cost Recovery System and Modified Accelerated Cost Recovery System methods are used for income tax reporting.

  The estimated service lives for financial reporting purposes are generally as follows:

      Leasehold improvements......................................... 3-15 years
      Autos, trucks and trailers.....................................    5 years
      Office furniture and equipment................................. 3-10 years
      Shop tools and equipment.......................................    5 years

 (h) Reclassifications

  Certain reclassifications have been made to the 1995 and 1996 consolidated financial statements to conform with the 1997 presentation.

 (i) Significant Group Concentration of Credit Risk

  As of December 31, 1997 and 1996, substantially all of the Company's receivables are obligations of companies in the construction business. The Company does not require collateral or other security on most of these accounts. The credit risk on these accounts is controlled through credit approvals, lien rights and payment bonds issued on behalf of general contractors, limits and monitoring procedures.

 (j) Use of Estimates

  In conformity with generally accepted accounting principles, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates (see note 3).

 (k) Financial Instruments

  BALANCE SHEET FINANCIAL INSTRUMENTS--The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the Company's notes payable and long-term debt approximate fair value because the instruments are variable rate notes which reprice frequently.

                                    FINT-8

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 (l) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

(2) ACCOUNTS RECEIVABLE

  Accounts receivable are summarized as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
   Completed contracts including retentions........... $ 1,329,411  $ 1,356,146
   Contracts in progress:
     Current billings.................................   8,325,388   10,649,975
     Retentions.......................................   3,681,338    5,069,366
   Other..............................................      97,621      162,399
                                                       -----------  -----------
                                                        13,433,758   17,237,886
   Less allowance for doubtful accounts...............     (10,100)    (364,413)
                                                       -----------  -----------
                                                       $13,423,658  $16,873,473
                                                       ===========  ===========

  The provisions for doubtful accounts of $113,100, $10,000 and $354,313 have been included in selling, general and administrative expenses in the accompanying consolidated 1995, 1996 and 1997 statements of operations, respectively.

(3) CONTRACTS IN PROGRESS

  Contracts in progress are summarized as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
   Costs incurred on uncompleted contracts............ $71,670,443  $73,320,138
   Estimated earnings.................................   9,327,198   11,651,629
                                                       -----------  -----------
                                                        80,997,641   84,971,767
   Less billings to date..............................  84,256,985   89,615,489
                                                       -----------  -----------
                                                       $(3,259,344) $(4,643,722)
                                                       ===========  ===========

                                    FINT-9

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(3) CONTRACTS IN PROGRESS--(CONTINUED)

  Included in the consolidated balance sheets under the following captions:

                                                         DECEMBER 31,
                                                    ------------------------
                                                       1996         1997
                                                    -----------  -----------
   Costs and estimated earnings in excess of
    billings on uncompleted contracts.............. $ 1,116,186  $ 2,401,919
   Billings in excess of costs and estimated
    earnings on uncompleted contracts..............  (4,375,530)  (7,045,641)
                                                    -----------  -----------
                                                    $(3,259,344) $(4,643,722)
                                                    ===========  ===========

  As of December 31, 1995, 1996 and 1997, the Company had unapproved change orders of approximately $3,284,000, $3,162,000 and $3,163,000, respectively, which are recorded without profit recognition as a component of contract revenue in the accompanying consolidated statements of operations.

(4) NOTES PAYABLE

  The Company has lines of credit arrangements with two banks under which it may borrow, on an unsecured basis, up to an aggregate of $3,000,000 as of December 31, 1997, with interest that approximates the banks' prime rate (8 1/2% at December 31, 1997). As of December 31, 1997, the Company also has a line of credit arrangement with one bank under which it can borrow up to an additional $1,000,000 with interest that approximates the bank's prime rate plus 1% (8 1/2% at December 31, 1997, the total balances outstanding under these lines of credit were $2,530 and $30 at December 31, 1996 and 1997, respectively.

  These note agreements each contain a provision restricting the payment of dividends and transfer of ownership of the Company without the prior written consent of the lenders. Written consent of the lenders was obtained by the Company subsequent to December 31, 1997.

(5) LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS

  Long-term debt and capitalized lease obligations are summarized as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                             1996      1997
                                                          ---------- --------
   Capitalized equipment lease obligations, related to
    certain vehicles and equipment, payable in 26 to 51
    equal monthly principal installments plus interest at
    the commercial paper rate plus .9% maturing on
    various dates through February, 2001................. $  734,013 $489,782
   Installment note payable to a bank with original
    balance of $500,000 payable in 24 equal monthly
    installments of $20,833 with interest at bank's prime
    rate plus 1/2% (8 1/4% at December 31, 1996). The
    balance of the note payable was repaid during 1997...    312,500      --
                                                          ---------- --------
                                                           1,046,513  489,782
    Less current maturities..............................    490,374  237,544
                                                          ---------- --------
                                                          $  556,139 $252,238
                                                          ========== ========


                                    FINT-10

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(5) LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS--(CONTINUED)

  Maturities of and capitalized lease obligations for years ending after December 31, 1997 are as follows:

   1998................................................................ $237,932
   1999................................................................  198,097
   2000................................................................   51,910
   2001................................................................    1,843
                                                                        --------
                                                                        $489,782
                                                                        ========

(6) INCOME TAXES

  The provision for income tax expense (benefit) is summarized as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                    1995        1996     1997
                                                 -----------  -------- --------
   CURRENT:
     Federal.................................... $ 1,310,717  $575,502 $    --
     State......................................     223,826    98,222      --
                                                 -----------  -------- --------
                                                   1,534,543   673,724      --
                                                 -----------  -------- --------
   DEFERRED:
     Federal....................................    (891,740)    5,235  415,690
     State......................................    (155,551)      897   46,189
                                                 -----------  -------- --------
                                                  (1,047,291)    6,132  461,879
                                                 -----------  -------- --------
   Total income tax expense..................... $   487,252  $679,856 $461,879
                                                 ===========  ======== ========

  The tax effect of temporary differences between the income tax basis of assets and liabilities and the financial statement reporting amounts which result in the recognition of deferred tax assets and liabilities as of December 31, 1996 are as follows:

                                                               DECEMBER 31, 1996
                                                               -----------------
   Deferred tax assets:
     Bad debts................................................     $   3,434
     Accrued losses on long-term construction contracts.......           503
     Workers' compensation self insurance reserves............       380,387
     Deferred compensation....................................       128,727
     Reserve for loss contracts...............................        84,520
     Tax reported asset sale-gains............................         8,059
                                                                   ---------
       Total deferred tax assets..............................       605,630
                                                                   ---------
   Deferred tax liabilities:
     Deferred profit on contracts.............................      (153,599)
     Depreciation.............................................       (19,362)
     Other....................................................       (33,722)
                                                                   ---------
       Total deferred tax liabilities.........................      (206,683)
                                                                   ---------
       Net deferred tax assets................................     $ 398,947
                                                                   =========

                                    FINT-11

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(6) INCOME TAXES--(CONTINUED)

  Presented in the accompanying consolidated balance sheet as of December 31, 1996:

                                                              DECEMBER 31, 1996
                                                              -----------------
   Current assets............................................     $443,972
   Noncurrent liabilities....................................      (45,025)
                                                                  --------
                                                                  $398,947
                                                                  ========

  No valuation allowance has been recognized in the accompanying consolidated financial statements for the deferred tax assets as of December 31, 1996 or 1995 because the Company has sufficient taxable income within the statutory carryback periods.

  Effective January 1, 1997, the Company elected, by consent of its stockholders, to be taxed under the provisions of subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal or state corporate income taxes on its taxable income. Instead, the stockholders include in their individual income tax return the Company's taxable income or loss.

  The Company incurred an income tax liability associated with built-in gains at the time of the conversion to "S" corporation status. Built-in gains represent the excess of the fair market value of the S corporation's assets at the effective date of the S corporation election over the aggregate adjusted tax basis of those assets at that date. Taxes associated with the built-in gains were charged to operations during the year ended December 31, 1997.

  The balances of deferred tax assets and liabilities as of December 31, 1996, net of the tax associated with the built-in gains referred to above, were also charged to operations during the year ended December 31, 1997 resulting in the 1997 provision for income taxes.

  The actual expense for 1995 and 1996 differs from the "expected" tax expense (computed by applying the U.S. federal corporate income tax rate of 34% to income before income taxes) as follows:

                                                             DECEMBER 31,
                                                           ------------------
                                                             1995      1996
                                                           --------  --------
   Computer "expected" tax expense........................ $350,980  $613,978
   Nondeductible expenses.................................   17,309    39,867
   State income taxes, net of federal tax effect..........   45,062    63,291
   Settlement of investment in partnerships at amounts
    different than accrued................................   86,220       --
   Computed taxes attributable to minority interest
    portion of income before taxes........................  (24,282)  (35,559)
   Other, net.............................................   11,963    (1,721)
                                                           --------  --------
                                                           $487,252  $679,856
                                                           ========  ========

(7) LEASES

  The Company leases their Pompano Beach and Fort Myers facilities from third parties. The remainder of the facilities are leased from a related party, as more fully described in note 9. These leases have been classified as operating leases.


                                    FINT-12

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(7) LEASES--(CONTINUED)

  The Company also leases a portion of their fleet vehicles for a period of five years from acquisition of the vehicles. These leases are cancelable after one year and, accordingly, are classified as operating leases.

  The following is a schedule of future minimum lease payments required under operating leases, including those with related parties as more fully described in note 9, that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997:

   1998..............................................................   $863,214
   1999..............................................................    523,419
   2000..............................................................    410,068
   2001..............................................................    269,205
   2002 and thereafter...............................................     83,487
                                                                      ----------
                                                                      $2,149,393
                                                                      ==========

  Rental expense for operating leases was $474,668, $683,594 and $902,239 for the years ended December 31, 1995, 1996 and 1997, respectively.

(8) 401(K) EMPLOYEES' PROFIT SHARING PLAN

  The Company has a 401(K) profit sharing plan under which voluntary employee contributions are permissible from eligible employees who elect to participate in the plan. The Company's contribution is determined annually by the Board of Directors. Contributions made by the Company were $23,263, $104,888 and $116,768 for the years ended December 31, 1995, 1996, and 1997, respectively.

(9) RELATED PARTY TRANSACTIONS

  The Company leases its Altamonte Springs and Tampa facilities from its principal shareholder. The Altamonte Springs lease agreement requires base monthly payments of $30,509. For each year after the first year, the lease payment will be upwardly adjusted by the greater of the increase in the Consumer Price Index or three percent. The lease requires the Company to provide insurance, repairs and maintenance, and taxes on the leased property. The lease expires in 1998. The Tampa lease agreement requires monthly payments of $3,000 and expires in 1999.

  The Company is guarantor of two loans in the name of the principal stockholder to finance the Company's Altamonte Springs and Tampa facilities. The total amount borrowed under the two loan agreements was $1,274,000. The principal amounts of the loans outstanding at December 31, 1996 and 1997 were $823,600 and $732,150, respectively.

  Amounts due from a trust in the name of its principal stockholder at December 31, 1996 and 1997, were $550,768 and $607,168, respectively. These amounts are included in advances from stockholders on the accompanying consolidated balance sheets and arise from the Company paying expenses on behalf of the trust.


                                    FINT-13

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(10) BACKLOG

  The following is a reconciliation of backlog work to be performed under signed contracts in existence at December 31, 1996 and 1997:

                                                                      (MILLIONS)
                                                                      ----------
   Balance, December 31, 1996........................................   $ 37.0
   Contract adjustments and new contracts............................    117.1
   Less: Contract revenue earned, 1997...............................     79.5
                                                                        ------
   Balance, December 31, 1997........................................   $ 74.6
                                                                        ======

  In addition, between January 1 and January 31, 1998, the Company entered into additional contracts totaling approximately $8.3 million.

(11) ENVIRONMENTAL REMEDIATION

  During 1993, the Company incurred costs for remediation in connection with efforts to clean up a petroleum product contamination at its Altamonte Springs, Florida facilities. The Company applied for and received approval for reimbursement of $302,890 under the Florida Petroleum Liability Insurance and Restoration program. As of December 31, 1996 and 1997, $222,299 of the total approved reimbursement has been collected and $80,591 remains outstanding and is included in accounts receivable in the accompanying consolidated balance sheet.

(12) MINORITY INTEREST

  The Company is party to two joint ventures with B&S Diversified, Inc., in connection with two specified contracts. The venture agreements provide for sharing of profits at 75% to the Company and 25% to the joint venture partner. All transactions related to the ventures have been consolidated in the accompanying consolidated financial statements and all significant intercompany balances have been eliminated.

(13) SALE-LEASEBACK TRANSACTIONS

  On December 31, 1996 the Company completed a transaction wherein seventy-five of the vehicles the Company had owned with a net book value of $712,596 at the date of the transaction, were sold to a leasing company for the sum of $734,013 resulting in a gain of $21,417.

  The Company immediately entered into individual lease agreements for each of the vehicles with terms ranging from twenty-six to fifty-one months and with interest accruing at .9% over the commercial paper rate (5.8% at December 31, 1997) payable monthly on the outstanding unamortized cost of the leased asset. The gain realized on the transaction is to be amortized over the respective lease terms for each of the individual vehicles.

(14) SUBSEQUENT EVENT

  Subsequent to December 31, 1997, the stockholders of the Company entered into an agreement to sell their shares of the Company to Consolidation Capital Corporation ("CCC"), a public company, for cash and shares of CCC common stock. Simultaneous with the transaction, the Company will become a C-corporation and its income will be taxed at the corporate level (as it was in 1996 and prior years) rather than be included in the income tax returns of the stockholders.

                                    FINT-14

To the Board of Directors and Stockholders of Wilson Electric Company, Inc.

  We have audited the accompanying balance sheet of Wilson Electric Company, Inc. as of November 30, 1995, 1996 and 1997, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wilson Electric Company, Inc. as of November 30, 1995, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.

Barry and Moore, P.C.

Phoenix, Arizona
January 30, 1998

                                    FINW-1

       The accompanying notes are an integral part of this balance sheet.
                         WILSON ELECTRIC COMPANY, INC.

                                 BALANCE SHEET

                        NOVEMBER 30, 1995, 1996 AND 1997

                                            1995         1996         1997
                                         -----------  -----------  -----------
                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............. $ 1,757,952  $ 3,385,466  $ 1,041,785
  Contracts receivable (Notes 3 and 5)..   8,542,419   11,308,641   14,085,329
  Costs and estimated earnings in excess
   of billings on
   uncompleted contracts (Note 4).......     565,702    1,225,288    1,301,651
  Notes receivable......................      37,975          --        59,824
  Deferred income taxes (Note 11).......         --           --       115,760
  Prepaid expenses and other current as-
   sets.................................      13,579      105,835       57,866
                                         -----------  -----------  -----------
    Total current assets................  10,917,627   16,025,230   16,662,215
                                         -----------  -----------  -----------
PROPERTY AND EQUIPMENT: (Note 5)
  Equipment.............................     161,328      223,263      340,632
  Automobiles & trucks..................     474,589      521,007      564,579
  Office equipment......................      60,834       97,093      126,525
  Furniture.............................       7,904       16,318       23,630
  Computer equipment & software.........     130,015      138,923      415,226
  Leasehold Improvements................         --           --        15,090
                                         -----------  -----------  -----------
                                             834,670      996,604    1,485,682
    Less accumulated depreciation.......    (430,028)    (562,403)    (781,312)
                                         -----------  -----------  -----------
    Property and equipment, net.........     404,642      434,201      704,370
SHW JOINT VENTURE, (Note 10)............     468,408      422,641          --
OTHER ASSETS............................      19,651       23,227      136,160
GOODWILL, (net of $13,500, $10,500 and
 $7,500 of amortization) (Note 9).......      16,500       13,500       10,500
                                         -----------  -----------  -----------
                                         $11,826,828  $16,918,799  $17,513,245
                                         ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................... $ 2,242,295  $ 4,875,340  $ 4,588,823
  Billings in excess of costs and esti-
   mated earnings on
   uncompleted contracts (Note 4).......   2,312,092    3,211,141    3,401,706
  Accrued liabilities...................     292,637      468,575      428,838
  Accrued payroll and related taxes.....   2,785,396    2,348,590    2,914,098
  Accrued contribution to Employee Stock
   Ownership Plan (Note 6)..............     665,410    1,358,147      536,299
  Note Payable ((Notes 5 and 6).........         --           --       183,333
  Employee Stock Ownership Plan note
   payable (Note 6).....................     149,625    2,000,000          --
    Less--Accrued contribution included
     above..............................    (149,625)  (1,358,147)         --
                                         -----------  -----------  -----------
      Total current liabilities.........   8,297,830   12,903,646   12,053,097
                                         -----------  -----------  -----------
COMMITMENTS (Notes 5 and 7).............         --           --           --
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value; autho-
   rized 1,000,000 shares, issued and
   outstanding 10,000...................      10,000       10,000       10,000
  Additional paid-in capital............     265,950      265,950      265,950
  Retained earnings.....................   3,253,048    4,381,056    5,184,198
  Employee Stock Ownership Plan note
   payable (Note 6).....................    (149,625)  (2,000,000)         --
  Accrued contribution included in cur-
   rent liabilities.....................     149,625    1,358,147          --
                                         -----------  -----------  -----------
      Total stockholders' equity........   3,528,998    4,015,153    5,460,148
                                         -----------  -----------  -----------
                                         $11,826,828  $16,918,799  $17,513,245
                                         ===========  ===========  ===========

                                     FINW-2

        The accompanying notes are an integral part of these statements.
                         WILSON ELECTRIC COMPANY, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

              FOR THE YEARS ENDED NOVEMBER 30, 1995, 1996 AND 1997

                                          1995          1996          1997
                                      ------------  ------------  ------------
CONTRACT REVENUES.................... $ 40,279,206  $ 49,790,214  $ 71,008,958
COST OF CONTRACT REVENUES............  (29,935,382)  (37,729,341)  (59,036,426)
                                      ------------  ------------  ------------
GROSS PROFIT.........................   10,343,824    12,060,873    11,972,532
                                      ------------  ------------  ------------
EXPENSES:
  General and administrative expenses
   ..................................    6,317,716     7,281,252     8,093,230
  ESOP contribution (Note 6).........    1,981,828     2,957,797     2,421,164
                                      ------------  ------------  ------------
    Total expenses...................    8,299,544    10,239,049    10,514,394
                                      ------------  ------------  ------------
INCOME FROM OPERATIONS...............    2,044,280     1,821,824     1,458,138
OTHER INCOME (EXPENSE):
  Interest income....................       20,919        89,593       157,634
  Interest expense...................       (4,439)      (82,404)     (109,581)
  Other income (expense).............        6,235       101,820       (78,548)
                                      ------------  ------------  ------------
    Net other income (expense).......       22,715       109,009       (30,495)
                                      ------------  ------------  ------------
INCOME BEFORE INCOME TAXES...........    2,066,995     1,930,833     1,427,643
PROVISION FOR INCOME TAXES (Note
 11).................................     (811,730)     (802,825)     (624,501)
                                      ------------  ------------  ------------
NET INCOME...........................    1,255,265     1,128,008       803,142
RETAINED EARNINGS, Beginning of
 year................................    1,997,783     3,253,048     4,381,056
                                      ------------  ------------  ------------
RETAINED EARNINGS, End of year....... $  3,253,048  $  4,381,056  $  5,184,198
                                      ============  ============  ============

                                     FINW-3

        The accompanying notes are an integral part of these statements.
                         WILSON ELECTRIC COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED NOVEMBER 30, 1995, 1996 AND 1997

                                             1995         1996         1997
                                          -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................  $ 1,255,265  $ 1,128,008  $   803,142
                                          -----------  -----------  -----------
  Adjustments to reconcile net income to
   net cash provided by (used for)
   operations--
    Depreciation and amortization.......      104,364      154,621      232,324
    (Gain) Loss on sale of assets.......       12,780       (1,447)       2,255
    SHW Joint Venture (income) loss.....          --       (96,733)      80,641
  (Increase) decrease in:
    Contracts receivable................   (1,108,920)  (2,766,221)  (2,776,688)
    Costs and estimated earnings in
     excess of billings on uncompleted
     contracts..........................       64,168     (659,586)     (76,363)
    Notes receivable....................       14,275       37,975      (59,824)
    Prepaid expenses....................       20,695      (92,256)      47,969
    Other assets........................       (5,325)      (3,651)    (113,008)
    Deferred Income Taxes...............          --           --      (115,760)
  Increase (decrease) in:
    Accounts payable....................     (933,811)   2,633,045     (286,517)
    Billings in excess of costs and
     estimated earnings on uncompleted
     contracts..........................    1,403,358      899,049      190,565
    Accrued liabilities.................     (180,580)     175,938      (39,737)
    Accrued payroll and related taxes...    1,149,901     (436,806)     565,508
    Accrued pension contribution........   (1,101,364)     692,737     (821,848)
                                          -----------  -----------  -----------
  Net adjustments to reconcile net
   income to net cash (used for)
   provided by operations...............     (560,459)     536,665   (3,170,483)
                                          -----------  -----------  -----------
      Net cash (used for) provided by
       operating activities.............      694,806    1,664,673   (2,367,341)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment.................     (243,149)    (181,509)    (502,423)
  Distribution from SHW Joint Venture...          --       142,500      342,000
  Proceeds on sale of equipment.........        8,093        1,850          750
  Loan to ESOP..........................          --           --    (2,000,000)
  Repayments of loan to ESOP............          --           --     2,000,000
                                          -----------  -----------  -----------
      Net cash flows used for investing
       activities.......................     (235,056)     (37,159)    (159,673)
                                          -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings............................          --           --     2,000,000
  Repayment of borrowings...............          --           --    (1,816,667)
                                          -----------  -----------  -----------
    Net cash flows provided by financing
     activities.........................          --           --       183,333
                                          -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH.........      459,750    1,627,514   (2,343,681)
CASH AND CASH EQUIVALENTS, Beginning of
 year...................................    1,298,202    1,757,952    3,385,466
                                          -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, End of year..  $ 1,757,952  $ 3,385,466  $ 1,041,785
                                          ===========  ===========  ===========

                                     FINW-4

                         WILSON ELECTRIC COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       NOVEMBER 30, 1995, 1996 AND 1997
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Wilson Electric Company, Inc. (the "Company") was incorporated on May 24, 1988 and performs electrical contracting services throughout Arizona. The significant accounting policies of the Company are as follows:

 Cash and Cash Equivalents--

  Cash equivalents consist of investments in highly liquid investments with maturities of three months or less, and at November 30, 1996 and 1997, included restricted cash of $184,330 and $770,297, respectively.

 Revenue and Cost Recognition--

  Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the actual costs incurred to date compared to estimated total cost for each contract. Revenue recognition commences only after contract progress reaches a state where experience is sufficient to estimate a profit on the contract. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recognized.

  Contract costs include all direct material, labor and employee benefit costs and indirect costs related to contract performance, such as indirect labor, equipment rentals, insurance and tools. Selling and most general and administrative costs are charged to expense as incurred. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and revenues, and are recognized in the period in which the revisions are determined.

  The asset "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

 Depreciation--

  Property and equipment are carried at cost. Depreciation of property and equipment is determined using straight-line and accelerated methods of depreciation for financial statement purposes at rates based on the following estimated useful lives:

      Furniture and fixtures......................................... 5-10 years
      Computer equipment and software................................ 3- 5 years
      Shop equipment................................................. 3- 5 years
      Automotive equipment........................................... 3- 5 years

  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repair are charged to expense as incurred.

 Estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


                                    FINW-5

                         WILSON ELECTRIC COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       NOVEMBER 30, 1995, 1996 AND 1997
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

 Advertising Expense--

  The Company expenses advertising costs as incurred. Advertising expenses were $61,438, $96,441 and $27,303 in 1995, 1996 and 1997, respectively.

(2) SUPPLEMENTAL CASH FLOW INFORMATION:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Income taxes paid................ $    921,180  $    876,819  $    752,833
   Interest paid.................... $      4,439  $     82,404  $     84,581

(3) CONTRACTS RECEIVABLE:

  Contracts receivable consist of the following:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Completed contracts.............. $  1,873,011  $    897,193  $    779,037
   Contracts in progress............    5,065,980     8,632,012    10,698,107
   Unbilled completed contracts.....       56,668       152,600       143,000
   Retainages.......................    1,556,760     1,636,836     2,475,185
   Less: Allowance for doubtful
    accounts........................      (10,000)      (10,000)      (10,000)
                                     ------------  ------------  ------------
                                     $  8,542,419   $11,308,641   $14,085,329
                                     ============  ============  ============

(4) CONTRACTS IN PROCESS:

  Information with respect to contracts in process follows:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Expenditures on uncompleted
    contracts.......................  $18,300,419   $22,081,105   $50,660,947
   Estimated earnings thereon.......    4,095,848     3,920,520     6,378,912
                                     ------------  ------------  ------------
                                       22,396,267    26,001,625    57,039,859
   Less billings applicable
    thereto.........................   24,142,657    27,987,478    59,139,914
                                     ------------  ------------  ------------
                                     $ (1,746,390) $ (1,985,853) $ (2,100,055)
                                     ============  ============  ============

  Included in the accompanying balance sheet under the following captions:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Costs and estimated earnings in
    excess of billings on
    uncompleted contracts........... $    565,702  $  1,225,288  $  1,301,651
   Billings in excess of costs and
    estimated earnings on
    uncompleted contracts...........   (2,312,092)   (3,211,141)   (3,401,706)
                                     ------------  ------------  ------------
                                     $ (1,746,390) $ (1,985,853) $ (2,100,055)
                                     ============  ============  ============


                                    FINW-6

                         WILSON ELECTRIC COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       NOVEMBER 30, 1995, 1996 AND 1997
(5) NOTE PAYABLE AND LINE OF CREDIT:

  As of November 30, 1995, 1996 and 1997, the Company had a line of credit with Norwest Bank in the amount of $2,500,000, $3,000,000 and $4,000,000, respectively. Interest was 9.75%, 9.25% and 8.50% at November 30, 1995, 1996 and 1997, respectively. The collateral for the line of credit is a first lien position on all accounts and contracts receivable, inventory, equipment, vehicles, furniture and fixtures. There were no borrowings against this line at November 30, 1995, 1996 and 1997, respectively.

  The agreement requires the Company to maintain certain ratios and minimums.

  In January, 1997, the Company borrowed $2,000,000 and then loaned the proceeds to the Employee Stock Ownership Plan. The loan is payable in minimum monthly payments of $83,333, together with interest at the prime rate.

(6) EMPLOYEE STOCK OWNERSHIP PLAN:

  Effective December 1, 1992 the Company established an employee stock ownership Plan (ESOP) covering substantially all of its employees. Company contributions to the Plan are determined annually by management.

  During fiscal year 1994, the ESOP used the proceeds of a loan guaranteed by the Company to purchase 1,900 shares of the Company's common stock for $2,280,000. The loan was paid in full during the fiscal year 1995.

  During fiscal year 1996, the ESOP purchased 2,500 shares of the Company's common stock for $3,500,000. The ESOP made cash payments totaling $1,500,000 and issued $2,000,000 of notes due November 1, 1997.

  In January, 1997, the Company borrowed $2,000,000 and loaned the funds to the ESOP for the repayment of its $2,000,000 of notes. During the year ended November 30, 1997, the Company accrued contributions to the ESOP sufficient to allocate the remaining shares, and accordingly reduced the loan to the ESOP to zero.

  Generally accepted accounting principles require the following:

1) For loans made to the ESOP by someone other than the Company (a direct loan), the loan balance is reported as a liability and a deduction in the stockholders' equity section of the Company. At November 30, 1996, the loan to the ESOP was a direct loan, as the loan was payable to the selling shareholders.

2) For loans made to the ESOP by the Company, the Company does not report a loan receivable from the ESOP. Instead, the loan receivable is reported as a deduction in the stockholder's equity section and is reduced to the extent accrued Company contributions to the ESOP releases shares.

  Information with respect to the allocation of common shares is as follows:

                                                         1995    1996    1997
                                                        ------- ------- -------
   Allocated........................................... 4,900.0 5,971.4 7,400.0
   Committed to be released............................     --  1,428.6     0.0
                                                        ------- ------- -------
     Total............................................. 4,900.0 7,400.0 7,400.0
                                                        ======= ======= =======


                                    FINW-7

                         WILSON ELECTRIC COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       NOVEMBER 30, 1995, 1996 AND 1997
(6) EMPLOYEE STOCK OWNERSHIP PLAN:--(CONTINUED)

  The fair values for shares allocated and committed to be released is based upon the latest appraisal available.

  During the years ended November 30, 1995, 1996 and 1997, contributions charged to expense amounted to $1,981,828, $2,957,797 and $2,421,164, respectively. In addition, in 1995 and 1996, the Company paid interest of $81,734 and $65,338, respectively, on the ESOP's notes payable.

(7) COMMITMENTS:

  The Company leases its offices, warehouse facilities and vehicles under operating leases.

  Minimum annual rental commitments are as follows:

                                                        1995     1996     1997
                                                      -------- -------- --------
   1996.............................................. $250,907 $    --  $    --
   1997..............................................  191,618  307,994      --
   1998..............................................  109,734  138,318  309,421
   1999..............................................      --    61,857  143,360
   2000..............................................      --    45,356  131,081
   2001..............................................      --    25,256  116,934
   Thereafter........................................      --       --    38,915
                                                      -------- -------- --------
                                                      $552,259 $578,781 $739,711
                                                      ======== ======== ========

(8) RELATED PARTY TRANSACTIONS:

  The Company leased office space from one of its shareholders for $6,249 per month. This lease expired on December 31, 1996, and is on a month-to-month basis.

  The Company performs contracting activities with a company which is owned by an employee. Total revenue for the years ended November 30, 1995, 1996 and 1997 were $291,806, $137,027 and $0, respectively. Amounts included in Accounts Receivable from such activities at November 30, 1996 and 1995, were $131,528 and $42,654, respectively. There were no amounts included in Accounts Receivable at November 30, 1997.

(9) GOODWILL:

  During 1993, the Company acquired assets and assumed leases and contracts-in-process of Adkins Cabling Systems (Adkins). The amount assigned to goodwill represents the excess of the amount paid over the fair value of assets received, and is being amortized over eight years which is the term of related employment and non-competition agreements with the sole Adkins shareholder.

(10) SHW JOINT VENTURE:

  The Company had a minority interest in a general partnership joint venture formed to construct a freeway management system. Related costs included in the Company's contract revenue earned and cost of revenues earned were $80,000, $7,000 and $0 for the years ended November 30, 1995, 1996 and 1997. The investment was accounted on the equity method of accounting wherein the Company recognized it's share of the joint ventures net assets.

  The joint venture was completed in 1997.

                                    FINW-8

                         WILSON ELECTRIC COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       NOVEMBER 30, 1995, 1996 AND 1997

(11) INCOME TAXES:

  Deferred income taxes arise because of timing differences between financial and income tax reporting.

  At November 30, 1997, the only significant timing difference relates to accrued vacation pay, that is not tax deductible unless paid within 2 1/2 months after year-end. The provision for income taxes for 1997 differed from the amount computed by applying the statutory income tax rates because of non-deductible expenses.

                                    FINW-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
SKC Electric, Inc. and Affiliate

  In our opinion, the accompanying combined balance sheet at December 31, 1997 and 1996, and the related combined statements of income and of cash flows for the years ended December 31, 1997 and 1996 and the three months ended December 31, 1995 of SKC Electric, Inc. and Affiliate, and the consolidated statements of income and of cash flows of Lovecor, Inc. and subsidiaries for the year ended September 30, 1995, present fairly, in all material respects, the financial position of SKC Electric, Inc. and Affiliate, at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, for the three months ended December 31, 1995, and for the year ended September 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Kansas City, Missouri
February 17, 1998

                                    FINS-1

                        SKC ELECTRIC, INC. AND AFFILIATE

                             COMBINED BALANCE SHEET

                                                             DECEMBER 31,
                                                         ---------------------
                                                            1996       1997
                                                         ---------- ----------
                         ASSETS
Current assets:
  Cash and cash equivalents............................. $  719,316 $1,686,037
  Accounts receivable:
    Contracts...........................................  4,688,121  5,161,512
    Other...............................................     75,761    138,708
  Costs and estimated earnings in excess of billings....    125,597    134,759
  Materials.............................................     85,438    161,338
  Deferred income taxes.................................        --     150,000
                                                         ---------- ----------
      Total current assets..............................  5,694,233  7,432,354
  Property and equipment................................    251,363    553,957
  Receivable--related party.............................    250,000    250,000
  Other assets..........................................    131,375    131,790
                                                         ---------- ----------
                                                         $6,326,971 $8,368,101
                                                         ========== ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt..................... $    3,495 $  196,490
  Accounts payable......................................    963,534  1,414,869
  Due to stockholders...................................      3,101        --
  Billings in excess of costs and estimated earnings....  1,555,592  1,652,288
  Accrued expenses......................................    545,450    825,818
  Accrued ESOP liability................................    350,000        --
  Accrued income taxes..................................    105,000  1,195,900
                                                         ---------- ----------
      Total current liabilities.........................  3,526,172  5,285,365
                                                         ---------- ----------
Long-term debt, less current portion....................        --     982,449
ESOP common stock purchase obligation (Note 8)..........        --   3,000,000
Unearned ESOP common stock (Note 8).....................        --  (1,178,939)
Commitments and contingencies (Notes 7 and 10)..........
             STOCKHOLDERS' EQUITY (NOTE 9)
Common stock:
  SKC Electric, Inc., $.01 par value, 100,000 shares
   authorized, 63,491 issued and outstanding at December
   31, 1997; no par value, 1,000 shares authorized,
   100 shares issued and outstanding at December 31,
   1996.................................................     10,000        635
  SKCE, Inc., $10 par value, 1,000,000 shares
   authorized, 1,000 shares issued and outstanding......     10,000     10,000
  Additional paid-in capital............................     15,000        --
  Retained earnings.....................................  2,765,799    268,591
                                                         ---------- ----------
      Total stockholders' equity........................  2,800,799    279,226
                                                         ---------- ----------
                                                         $6,326,971 $8,368,101
                                                         ========== ==========

   The accompanying notes are an integral part of these financial statements.

                                     FINS-2

                        SKC ELECTRIC, INC. AND AFFILIATE

                              STATEMENT OF INCOME

                          LOVECOR, INC.   SKC ELECTRIC, INC. AND AFFILIATE--
                           CONSOLIDATED                COMBINED
                          ------------- ---------------------------------------
                             FOR THE    FOR THE THREE   FOR THE      FOR THE
                           YEAR ENDED   MONTHS ENDED   YEAR ENDED   YEAR ENDED
                          SEPTEMBER 30, DECEMBER 31,  DECEMBER 31, DECEMBER 31,
                              1995          1995          1996         1997
                          ------------- ------------- ------------ ------------
Revenues from
 construction and
 service contracts......   $11,261,874   $3,012,185   $16,811,224  $23,482,722
Costs from construction
 and service contracts..     8,556,644    2,205,404    12,565,452   16,970,948
                           -----------   ----------   -----------  -----------
Gross profit............     2,705,230      806,781     4,245,772    6,511,774
Selling, general and
 administrative
 expenses...............     1,900,327      426,680     2,906,523    4,199,645
                           -----------   ----------   -----------  -----------
Operating income........       804,903      380,101     1,339,249    2,312,129
Other income............        25,853        6,459        60,322       38,381
                           -----------   ----------   -----------  -----------
Income before income
 taxes..................       830,756      386,560     1,399,571    2,350,510
Provision for income
 tax....................       277,984          --            --     1,150,000
                           -----------   ----------   -----------  -----------
Net income..............   $   552,772   $  386,560   $ 1,399,571  $ 1,200,510
                           ===========   ==========   ===========  ===========
Unaudited pro forma
 information:
 Income before provision
  for income taxes......                 $  386,560   $ 1,399,571  $ 2,350,510
 Provision for income
  taxes.................                    150,758       545,833      916,582
                                         ----------   -----------  -----------
 Pro forma net income...                 $  235,802   $   853,738  $ 1,433,928
                                         ==========   ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                                     FINS-3

                           SKC ELECTRIC AND AFFILIATE

                            STATEMENT OF CASH FLOWS

                           LOVECOR, INC.   SKC ELECTRIC, INC. AND AFFILIATED--
                           CONSOLIDATED                 COMBINED
                           ------------- ----------------------------------------
                              FOR THE    FOR THE THREE   FOR THE       FOR THE
                            YEAR ENDED   MONTHS ENDED   YEAR ENDED    YEAR ENDED
                           SEPTEMBER 30, DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                               1995          1995          1996          1997
                           ------------- ------------- ------------  ------------
Cash flows from operating
 activities
Net income...............    $ 552,772     $ 386,560   $ 1,399,571    $1,200,510
Adjustments to reconcile
 net income to net cash
 provided (used) by
 operating activities:
 Depreciation............       70,750        18,165        75,534       124,339
 Provision for doubtful
  accounts...............          --            --            --        161,127
 Gain on sale of fixed
  assets.................          --            --           (540)        3,502
 Deferred income taxes...     (305,000)          --            --       (150,000)
 ESOP compensation
  expense................          --            --            --        270,648
 (Increase) decrease in
  assets:
 Accounts receivable--
  contracts..............     (637,735)     (169,078)   (1,900,371)     (634,518)
 Accounts receivable--
  other..................        4,064         4,904       (50,820)      (62,947)
 Costs and estimated
  earnings in excess of
  billings on uncompleted
  contracts..............       31,226        (3,322)      (63,236)       (9,162)
 Materials...............       49,572       (18,751)      (47,260)      (75,900)
 Other assets............     (251,135)          362       (77,810)         (415)
 Increase (decrease) in
  liabilities:
 Accounts payable........      238,944       654,921       658,374       451,335
 Billings in excess of
  costs and estimated
  earnings on uncompleted
  contracts..............     (370,863)     (238,685)      394,852        96,696
 Accrued expenses and
  ESOP liability.........      239,104      (320,693)      721,457       (69,632)
 Accrued income taxes....      106,724      (254,087)      (68,397)    1,090,900
                             ---------     ---------   -----------    ----------
Net cash provided (used)
 by operating
 activities..............     (271,577)       60,296     1,041,354     2,396,483
Cash flows used by
 investing activities
 Capital expenditures....     (102,108)      (18,416)      (97,711)     (431,610)
 Proceeds from
  disposition of fixed
  assets.................          --            --            540         1,175
                             ---------     ---------   -----------    ----------
Net cash used by
 investing activities....     (102,108)      (18,416)      (97,171)     (430,435)

   The accompanying notes are an integral part of these financial statements.

                                     FINS-4

                           SKC ELECTRIC AND AFFILIATE

                         LOVECOR, INC.   SKC ELECTRIC, INC. AND AFFILIATE--
                         CONSOLIDATED                 COMBINED
                         ------------- ---------------------------------------
                            FOR THE    FOR THE THREE   FOR THE      FOR THE
                          YEAR ENDED   MONTHS ENDED   YEAR ENDED   YEAR ENDED
                         SEPTEMBER 30, DECEMBER 31,  DECEMBER 31, DECEMBER 31,
                             1995          1995          1996         1997
                         ------------- ------------- ------------ ------------
Cash flows used by
 financing activities
 Distributions to
  stockholders..........      (3,633)         --       (654,172)     (799,342)
 Principal payments on
  long-term debt........     (30,288)      (5,063)      (29,453)     (199,985)
 Borrowings to finance
  ESOP..................         --           --            --      1,375,429
 Loan to ESOP...........         --           --            --     (1,375,429)
                           ---------     --------     ---------   -----------
Net cash used by
 financing activities...     (33,921)      (5,063)     (683,625)     (999,327)
Net increase (decrease)
 in cash and cash
 equivalents............    (407,606)      36,817       260,558       966,721
Cash and cash
 equivalents--beginning
 of period..............     829,547      421,941       458,758       719,316
                           ---------     --------     ---------   -----------
Cash and cash
 equivalents--end of
 period.................   $ 421,941     $458,758     $ 719,316   $ 1,686,037
                           =========     ========     =========   ===========
Income taxes paid.......   $ 469,994     $    --      $  68,397   $   210,400
                           =========     ========     =========   ===========


   The accompanying notes are an integral part of these financial statements.

                                     FINS-5

                       SKC ELECTRIC, INC. AND AFFILIATE

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Company's activities and operating cycle

  SKC Electric, Inc., its subsidiary, Cramar Electric, Inc., and its affiliate, SKCE, Inc. (the Company) are electrical specialty contractors and electrical service companies operating primarily in the commercial markets in Kansas and Missouri. The Company is headquartered in Lenexa, Kansas, and operates branch offices in Branson and Columbia, Missouri. During 1996, the Company acquired an exclusive franchise for TEGG services which provides preventive maintenance contracts for end user facilities located throughout the same geographic areas. The stock of Cramar Electric, Inc. was acquired in September 1997 for approximately $35,000 and will allow the Company to enter the residential and multifamily construction market.

  The length of the Company's construction contracts varies but is typically less than one year. Therefore, the contract-related assets and liabilities are classified as current. Other items in the balance sheet are classified as current or noncurrent depending on whether their realization and liquidation period extend beyond one year.

  The Company grants credit, generally without collateral, but is usually eligible for filing a contractor's lien against the property on which work was performed. Most of the Company's contracts are in the Kansas and Missouri regions. Consequently, the Company's ability to collect the amounts due from customers is affected by the economic fluctuations in these geographic areas. During 1997, approximately 17% of the Company's revenues were from one customer.

 Principles of combination and consolidation

  The combined financial statements include the consolidated accounts of SKC Electric, Inc. and its subsidiary, Cramar Electric, Inc., combined with its affiliate, SKCE, Inc. all of which are under common control and management and stock ownership effective October 1, 1995. Prior to October 1, 1995, SKC Electric, Inc. and its affiliate were owned by a separate corporation, Lovecor, Inc., which had the same stock ownership as SKC Electric, Inc. and its affiliate. Immediately following the close of business on September 30, 1995, the consolidated group was terminated as a result of the tax-free spin off of SKC Communications, Inc. (now SKCE, Inc.) and the subsequent tax-free merger of Lovecor, Inc. into SKC Electric, Inc.

  The fiscal year of the Company was September 30 prior to October 1, 1995, at which time a December 31 year end was adopted. All significant intercompany transactions and balances have been eliminated from the combined and consolidated financial statements.

 Revenue and cost recognition

  The Company utilizes the percentage-of-completion method of accounting for the recognition of revenues and costs of all significant construction contracts. Revenues are recognized according to the ratio of costs incurred to estimated total contract costs. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

  Balances billed but not paid pursuant to retainage provisions under provisions under construction contracts generally become due upon completion of the contracts and acceptance by the customers.

  Revenue earned on specific contracts in excess of billings and billings in excess of revenue earned are shown as current assets and liabilities, respectively, in the accompanying balance sheet. Revenues from service contracts and maintenance work are recognized when earned.

                                    FINS-6

                       SKC ELECTRIC, INC. AND AFFILIATE

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Direct costs on construction contracts include all direct material, equipment, subcontractor, and labor costs. Where costs such as tools, travel, licenses and fees, and utilities can be charged to a specific job, the Company also considers these direct costs. Certain indirect costs for both construction and service contracts are allocated to jobs based on an overhead burden rate developed by the Company. This rate is based on the relationship between these indirect costs and labor expense incurred on the contracts. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

 Property and equipment and depreciation

  Property and equipment is stated at cost. Expenditures for renewals and betterments are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in or charged against income.

 Income taxes

  During the period October 1, 1994 through September 30, 1995, Lovecor, Inc. was a C corporation and used the liability method of accounting for income taxes. Deferred income taxes are recorded to reflect the tax consequences of future years of differences between the basis of assets and liabilities for income tax and financial reporting purposes.

  For the period October 1, 1995 to December 31, 1996, the companies' stockholders elected S corporation status under the Internal Revenue Code, thereby consenting to include the income or losses in their individual tax returns. At the time of the election, the Company was subject to a potential built-in gains tax based on the gross profit recognized on uncompleted contracts determined on a percentage-of-completion method. This tax totaling $105,000 was accrued at September 30, 1995 and subsequently paid. There is no provision for income taxes reflected in the financial statements during the period the companies elected S Corporation status.


  Subsequent to December 31, 1996, SKC Electric, Inc. terminated its S Corporation status and began using the liability method of accounting for income taxes. At this time, SKC Electric, Inc. was required to change its method of accounting for tax purposes from the completed contract method to the percentage-of-completion method.

  The unaudited pro forma information included in the Statement of Income is presented as if the Company had been subject to federal and state income taxes for all periods presented.

 Materials

  Materials consist of electrical supplies used on the contracts or for service work. The materials are valued at the lower of original cost or net realizable value. A residual value remains for materials used but not consumed on the jobs.

 Use of estimates

  Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from these estimates.

                                    FINS-7

                       SKC ELECTRIC, INC. AND AFFILIATE

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Cash and cash equivalents

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be a cash equivalent.

2. CONTRACT RECEIVABLES

  The contract receivables consist of the following:

                                                           DECEMBER 31,
                                                       ---------------------
                                                          1996       1997
                                                       ---------- ----------
Current............................................... $4,108,444 $4,679,185
Retainage.............................................    579,677    622,327
Less allowance for doubtful accounts..................        --   (140,000)
                                                       ---------- ----------
                                                       $4,688,121 $5,161,512
                                                       ========== ==========

  At December 31, 1996, the Company considered the receivables to be fully collectible; therefore, no allowance for doubtful accounts was recorded. Retainages are due upon completion of the contracts and all are expected to be collected in the next 12 months.

 3. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                          DECEMBER 31,
                                                    -------------------------
                                                       1996          1997
                                                    -----------  ------------
Costs incurred on uncompleted contracts............ $ 4,901,213  $  9,916,098
Estimated earnings.................................     798,890     4,033,573
                                                    -----------  ------------
                                                      5,700,103    13,949,671
Less--Billings to date.............................  (7,130,098)  (15,467,200)
                                                    -----------  ------------
                                                    $(1,429,995) $ (1,517,529)
                                                    ===========  ============

  Included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings
 on uncompleted contracts.......................... $   125,597  $    134,759
Billings in excess of costs and estimated earnings
 on uncompleted contracts..........................  (1,555,592)   (1,652,288)
                                                    -----------  ------------
                                                    $(1,429,995) $ (1,517,529)
                                                    ===========  ============

                                    FINS-8

                       SKC ELECTRIC, INC. AND AFFILIATE

4. PROPERTY AND EQUIPMENT

  The property and equipment balance consists of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                            1996        1997
                                                          ---------  ----------
Office furniture......................................... $  51,123  $   53,452
Computers................................................   304,600     384,772
Communication equipment..................................    22,650      35,515
Construction equipment...................................   235,954     358,264
Trucks and vehicles......................................   378,061     384,398
Leasehold improvements...................................       --      151,226
                                                          ---------  ----------
                                                            992,388   1,367,627
Less--Accumulated depreciation...........................  (741,025)   (813,670)
                                                          ---------  ----------
                                                          $ 251,363  $  553,957
                                                          =========  ==========

5. NOTES PAYABLE AND LONG-TERM DEBT

  The Company has a line of credit agreement with a bank with a borrowing limit of $500,000 which matures April 30, 1998. The interest rate is prime and is payable monthly. This line of credit is collateralized by the Company's contract receivables, materials, fixed assets and personal guaranties of the stockholders. There were no outstanding borrowings under this agreement as of December 31, 1996 or 1997.

  In 1997, the Company entered into an agreement with a bank for a $1,375,429 term loan which was used to finance the purchase by the SKC Electric, Inc. Employee Stock Ownership Plan of 30% of the shares of the Company's common stock from the majority shareholder. The term loan provides for interest payable quarterly at the prime rate, which was 8.5% at December 31, 1997, and annual payments of $196,490 due each December 31 with the balance due December 31, 2001. The term loan is secured by unallocated ESOP stock pledged as collateral. The balance outstanding at December 31, 1997 was $1,178,939, of which $196,490 was the current portion of the term loan.

  The Company had other long-term debt comprised of obligations under notes payable on vehicles and other assets due to various financial institutions with interest rates ranging from 6% to 10% outstanding at December 31, 1996. These obligations were repaid in 1997.

6. INCOME TAXES

  Income tax expense (benefit) consisted of the following components:

                                                     FOR THE YEAR  FOR THE YEAR
                                                         ENDED         ENDED
                                                     SEPTEMBER 30, DECEMBER  31,
                                                         1995          1997
                                                     ------------- -------------
   Current
     Federal........................................   $ 472,984    $1,085,000
     State..........................................     110,000       215,000
                                                       ---------    ----------
                                                         582,984     1,300,000
   Deferred
     Federal........................................    (252,700)     (125,000)
     State..........................................     (52,300)      (25,000)
                                                       ---------    ----------
                                                        (305,000)     (150,000)
                                                       ---------    ----------
       Total........................................   $ 277,984    $1,150,000
                                                       =========    ==========

                                    FINS-9

                       SKC ELECTRIC, INC. AND AFFILIATE

6. INCOME TAXES--(CONTINUED)

  The difference between the effective tax rate and the federal statutory income tax rate (34%) is:

                                                      FOR THE YEAR  FOR THE YEAR
                                                          ENDED        ENDED
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1995          1997
                                                      ------------- ------------
   Statutory federal income tax provision............   $ 282,457    $  799,173
   State taxes net of federal benefit................      38,082       125,400
   Contract accounting method change.................         --        202,675
   Other, net........................................     (42,555)       22,752
                                                        ---------    ----------
                                                        $ 277,984    $1,150,000
                                                        =========    ==========

  The Company's deferred income tax assets consist of the following:

                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
   Allowance for doubtful accounts.................................   $ 54,600
   Employee compensation...........................................     54,686
   Other expenses..................................................     40,714
                                                                      --------
                                                                      $150,000
                                                                      ========

7. COMMITMENTS AND RELATED PARTY TRANSACTIONS

  The Company was a guarantor on a personal loan of the stockholders in the amount of $109,000 at December 31, 1996 and had given a security interest in its accounts receivables and materials as collateral on that debt. Such guarantee no longer exists at December 31, 1997.

  The Company received advances from a stockholder totaling $3,101 at December 31, 1996.

  During 1995, SKC Electric, Inc. loaned $250,000 to an unrelated corporation. The loan is secured by a second mortgage on a commercial building. During 1996, the majority shareholder of SKC Electric, Inc. acquired the stock of the corporation which owned the building collateralizing the loan. SKC Electric, Inc.'s security position remains the same following the acquisition. The loan is non-interest bearing and has no stated maturity date.

  In December 1996, the Company entered into an operating lease agreement with a company that is owned by the shareholders for the lease of new office and warehouse space. The lease is for five years and expires December 2001. The agreement calls for monthly payments of $8,095. No expense was incurred on this lease during the year ended December 31, 1996, and $97,140 was expensed during the year ended December 31, 1997. Future minimum lease payments total $97,140 for each of the next 5 years. Management believes that the rental expense under this lease is equivalent to that which could have been experienced in an unrelated arms-length transaction.

  The Company is party to an operating lease agreement for its former office and warehouse space with an unrelated third party. The lease is for five years, expiring March 1998. Lease expense under this agreement was $46,150, $11,544, $42,355 and $46,177 for the periods ended September 30, 1995, December 31, 1995, December 31, 1996, and December 31, 1997, respectively. The facility in Branson, Missouri is leased under an operating lease agreement with an unrelated third party. The lease is for two years, expiring in August 1996,

                                    FINS-10

                       SKC ELECTRIC, INC. AND AFFILIATE
with an additional two year option which the Company exercised. Lease expense under this agreement was $13,750, $2,850, $14,452 and $15,365 for the periods ended September 30, 1995, December 31, 1995, December 31, 1996, and December 31, 1997, respectively. In June 1997, the Company entered into a two year operating lease with an unrelated third party for a new facility. Future minimum lease payments under these leases will be $22,944 and $7,750 for the years ending December 31, 1998 and 1999.

8. EMPLOYEE BENEFIT PLANS

  The Company has a defined contribution employee benefit plan which includes a qualified profit sharing plan funded through a trust. As a part of the profit sharing plan, the Company offers a salary deferral program under
Section 401 of the Internal Revenue Code. Under this plan, the Company matches certain contributions of the eligible participants. In addition, the Company's annual discretionary contribution, if any, is determined by the Board of Directors and may be any amount not in excess of 15% of the total participant's compensation and not to exceed $30,000 for any individual participant. The Company's expense under this plan totaled $217,051, $3,506, $30,613 and $31,019, for the periods ended September 30, 1995, December 31, 1995, December 31, 1996, and December 31, 1997, respectively.

  The Company also contributes to a Voluntary Employee Beneficiary Association
(VEBA) established under 501(c)(9) of the Internal Revenue Code. The VEBA, which is a trust, provides various health and welfare benefits to the members, which are the employees of the Company. Contributions are determined as a percentage of payroll. The Company contributed $401,153, $111,482, $555,114 and $1,043,211 to the VEBA for the periods ended September 30, 1995, December 31, 1995, December 31, 1996 and December 31, 1997, respectively.

  On December 24, 1996, the Company formed the SKC Electric, Inc. Employee Stock Ownership Plan (ESOP). Management prefunded the ESOP with the maximum allowable contribution, which for 1996 totaled approximately $350,000. This amount was accrued by the Company in December of 1996 when it was authorized by the Company's Board of Directors. During 1996, the ESOP did not acquire any common stock of the Company.

  On September 30, 1997, the Company borrowed $1,375,429 and loaned this amount to the ESOP (see Note 5). The ESOP used this amount together with the Company's $350,000 cash contribution to purchase 30% of the SKC Electric, Inc.'s common stock from the majority stockholder at appraised value. Of the 19,047 shares of common stock purchased, 3,727 were allocated to participant accounts representing the contribution for 1996. For 1997, management contributed $196,496 representing 2,189 shares. For the year ended December 31, 1997, the Company recognized $270,648 of expense representing compensation expense for the year based on the estimated average fair value of the 2,189 shares.

  The Company has recorded a $3,000,000 ESOP common stock purchase obligation on the combined balance sheet at December 31, 1997 representing the estimated fair value of the 19,047 shares held by the ESOP which are puttable to SKC Electric, Inc. by the participants upon distribution. Unearned ESOP common stock represents the historical cost of shares for which compensation expense has not been accrued at December 31, 1997.

  On January 30, 1998, The Company announced a business combination in which all of the common stock of the Company would be acquired. If consummated, this transaction could result in a termination of the ESOP and all remaining unallocated shares held by the ESOP could be allocated to participant accounts. The Company would repay the outstanding balance on the term loan and recognize compensation expense in 1998 representing the transaction value of remaining common shares allocated at that time.

                                    FINS-11

                       SKC ELECTRIC, INC. AND AFFILIATE

9. STOCKHOLDERS' EQUITY

  Subsequent to December 31, 1996, SKC Electric Inc.'s Board of Directors increased the number of authorized shares to 100,000 with a par value of $.01. In addition, the Company split the 100 shares outstanding into 63,491 shares which remain issued and outstanding at December 31, 1997.

  The changes in the capital stock, additional paid-in capital and retained earnings balances are summarized as follows:

                                             COMMON    ADDITIONAL
                                              STOCK     PAID-IN    RETAINED
                                            COMBINED    CAPITAL    EARNINGS
                                            ---------  ---------- -----------
   Balance, September 30, 1994............. $ 634,913   $    --   $   481,155
   Net income..............................       --         --       552,772
                                            ---------   --------  -----------
   Balance, September 30, 1995.............   634,913        --     1,033,927
   Lovecor, Inc. merger into SKC Electric,
    Inc....................................  (614,913)    15,000      599,913
   Net income..............................       --         --       386,560
                                            ---------   --------  -----------
   Balance, December 31, 1995..............    20,000     15,000    2,020,400
   Net income..............................       --         --     1,399,571
   Stockholder distributions...............       --         --      (654,172)
                                            ---------   --------  -----------
   Balance, December 31, 1996..............    20,000     15,000    2,765,799
   Net income..............................       --         --     1,200,510
   SKC Electric, Inc. stock split..........    (9,365)     9,365          --
   Other--ESOP compensation................       --      74,158          --
   ESOP common stock purchase obligation...       --     (98,523)  (2,901,477)
   Stockholder distributions...............       --         --      (796,241)
                                            ---------   --------  -----------
   Balance, December 31, 1997.............. $  10,635   $    --   $   268,591
                                            =========   ========  ===========

10. CONTINGENCIES

  During the year ended December 31, 1996, the National Labor Relations Board and International Brotherhood of Electrical Workers Local Union, Local No. 124, brought suit against the Company alleging unfair hiring practices and threatening or terminating employees due to their union affiliation. In March 1997, an out-of-court settlement was reached. The settlement calls for the Company to pay to the union $155,000, which was accrued in the fourth quarter of calendar 1996, and paid in 1997.

  The Company has legal matters pending which arose in the ordinary course of business. It is management's opinion that these legal matters will not result in liabilities that would have a material adverse effect on the Company's financial position or results of operations.


                                    FINS-12

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
Riviera Electric Construction Co.
Englewood, Colorado

  We have audited the accompanying balance sheets of RIVIERA ELECTRIC CONSTRUCTION CO. as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RIVIERA ELECTRIC CONSTRUCTION CO. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Baird, Kurtz & Dobson

Denver, Colorado
February 18, 1998


                                    FINR-1

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                     DECEMBER 31,
                    ASSETS                      -----------------------
                                                   1996        1997
                                                ----------- -----------
CURRENT ASSETS
 Cash.........................................  $   103,182 $   295,184
                                                ----------- -----------
 Receivables:
 Contracts....................................    6,910,281   7,093,367
 Retainage....................................    1,711,153   1,611,347
 Unbilled on completed contracts..............      284,859     495,611
 Related parties..............................      102,006      40,170
 Other........................................       14,280     112,998
                                                ----------- -----------
                                                  9,022,579   9,353,493
 Less allowance for uncollectible accounts....        8,000      65,000
                                                ----------- -----------
                                                  9,014,579   9,288,493
                                                ----------- -----------
 Prepaid expenses.............................        5,774      30,026
                                                ----------- -----------
 Costs and estimated earnings in excess of
  billings on uncompleted contracts...........      457,293     189,818
                                                ----------- -----------
  Total current assets........................    9,580,828   9,803,521
                                                ----------- -----------
PROPERTY AND EQUIPMENT, AT COST
 Land.........................................      106,500     106,500
 Buildings and improvements...................    1,217,928   1,217,928
 Leasehold improvements.......................      124,356     163,646
 Automobiles and trucks.......................      401,528     423,729
 Office furniture and equipment...............      466,038     592,419
 Tools and equipment..........................      277,386     290,480
                                                ----------- -----------
                                                  2,593,736   2,794,702
 Less accumulated depreciation and
  amortization................................      974,532   1,186,294
                                                ----------- -----------
                                                  1,619,204   1,608,408
                                                ----------- -----------
DEPOSITS AND OTHER ASSETS.....................      116,598     246,294
                                                ----------- -----------
                                                $11,316,630 $11,658,223
                                                =========== ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Notes payable, stockholder...................  $   790,000 $   415,000
 Notes payable................................    1,000,000     990,000
 Current maturities of long-term debt.........      118,665     119,230
 Accounts payable.............................    2,546,410   3,589,392
 Accrued expenses.............................    1,073,852   1,554,276
 Billings in excess of costs and estimated
  earnings on uncompleted contracts...........    2,289,817   1,088,368
                                                ----------- -----------
  Total current liabilities...................    7,818,744   7,756,266
                                                ----------- -----------
LONG-TERM DEBT................................      638,216     522,577
                                                ----------- -----------
NOTES PAYABLE--STOCKHOLDERS...................          --    2,275,000
                                                ----------- -----------
STOCKHOLDERS' EQUITY
 Common stock, no par value; 1,000,000 shares
  authorized, issued and outstanding,
  1997--320,200 shares, 1996--310,200 shares..    1,233,764   1,350,988
 Retained earnings (deficit)..................    1,625,906    (246,608)
                                                ----------- -----------
                                                  2,859,670   1,104,380
                                                ----------- -----------
                                                $11,316,630 $11,658,223
                                                =========== ===========

                       See Notes to Financial Statements

                                     FINR-2

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                              STATEMENTS OF INCOME

                                             YEARS ENDED DECEMBER 31,
                                        -------------------------------------
                                           1995         1996         1997
                                        -----------  -----------  -----------
REVENUES
 Contract revenues..................... $29,464,580  $30,879,445  $31,845,921
 Service revenues......................   3,005,879    4,955,771    5,203,331
                                        -----------  -----------  -----------
                                         32,470,459   35,835,216   37,049,252
                                        -----------  -----------  -----------
DIRECT COSTS OF REVENUES EARNED
 Contract costs........................  26,164,454   27,462,760   27,051,842
 Service costs.........................   2,682,071    4,226,942    4,555,202
                                        -----------  -----------  -----------
                                         28,846,525   31,689,702   31,607,044
                                        -----------  -----------  -----------
GROSS PROFIT...........................   3,623,934    4,145,514    5,442,208
INDIRECT SELLING, GENERAL, AND
 ADMINISTRATIVE EXPENSES...............   2,666,836    2,883,829    3,999,543
                                        -----------  -----------  -----------
INCOME FROM OPERATIONS.................     957,098    1,261,685    1,442,665
                                        -----------  -----------  -----------
OTHER INCOME (EXPENSE)
 Interest expense......................    (170,552)    (257,402)    (228,751)
 Interest income.......................         269        8,161          283
 Other, net............................      55,561       24,195      119,218
                                        -----------  -----------  -----------
                                           (114,722)    (225,046)    (109,250)
                                        -----------  -----------  -----------
NET INCOME............................. $   842,376  $ 1,036,639   $1,333,415
                                        ===========  ===========  ===========
UNAUDITED PRO FORMA INFORMATION (SEE
 NOTE 1)
 Income before provision for income
  taxes................................ $   842,376  $ 1,036,639   $1,333,415
 Provision for income taxes............     314,206      386,666      497,364
                                        -----------  -----------  -----------
PRO FORMA NET INCOME (UNAUDITED)....... $   528,170  $   649,973  $   836,051
                                        ===========  ===========  ===========


                       See Notes to Financial Statements

                                     FINR-3

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                       COMMON STOCK
                                    -------------------
                                                          RETAINED
                                                          EARNINGS
                                    SHARES    DOLLARS    (DEFICIT)     TOTAL
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1994......... 377,800  $1,485,880  $2,045,212  $3,531,092
 Net income........................     --          --      842,376     842,376
 Stockholders' distributions.......     --          --   (1,734,539) (1,734,539)
 Issuance of common stock..........   3,000      18,750         --       18,750
 Redemption of common stock........ (73,600)   (289,616)   (173,825)   (463,441)
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1995......... 307,200   1,215,014     979,224   2,194,238
 Net income........................     --          --    1,036,639   1,036,639
 Stockholders' distributions.......     --          --     (389,957)   (389,957)
 Issuance of common stock..........   3,000      18,750         --       18,750
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1996......... 310,200   1,233,764   1,625,906   2,859,670
 Net income........................     --          --    1,333,415   1,333,415
 Stockholders' distributions.......     --          --   (3,164,999) (3,164,999)
 Issuance of common stock .........  25,200     212,224         --      212,224
 Redemption of common stock........ (15,200)    (95,000)    (40,930)   (135,930)
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1997......... 320,200  $1,350,988  $ (246,608) $1,104,380
                                    =======  ==========  ==========  ==========


                       See Notes to Financial Statements

                                     FINR-4

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                            STATEMENTS OF CASH FLOWS

                                               YEARS ENDED DECEMBER 31,
                                          ------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income.............................  $   842,376  $ 1,036,639  $1,333,415
 Items not requiring (providing) cash:
 Depreciation and amortization..........      119,040      169,157     212,632
 Loss from partnership..................       21,222          --          --
 Income from joint venture..............       (9,722)         --          --
 Loss from sale of property and
  equipment.............................        4,925       17,701         380
 Changes in:
 Receivables............................      245,664   (3,580,164)   (348,834)
 Related party receivables..............     (324,128)     327,461      74,920
 Other current assets...................       (2,679)      14,609     (24,252)
 Costs and estimated earnings in excess
  of billings on uncompleted contracts..      (25,442)    (196,050)    267,475
 Other assets...........................       62,246          --          --
 Accounts payable.......................   (1,552,104)   1,192,347   1,042,982
 Accrued expenses.......................     (164,219)      (9,565)    480,424
 Billings in excess of costs and
  estimated earnings on uncompleted
  contracts.............................      423,796    1,562,081  (1,201,449)
 Related party payables.................      255,118     (255,118)        --
                                          -----------  -----------  ----------
  Net cash provided by (used in)
   operating activities.................     (103,907)     279,098   1,837,693
                                          -----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property and equipment....     (720,411)    (385,106)   (202,316)
 Proceeds from sales of property and
  equipment.............................        8,101        1,700         100
 Investments in joint ventures and other
  assets................................      (12,500)     (46,523)   (129,696)
 Cash provided for note receivable......     (100,000)         --          --
 Payments received on note receivable...       30,000          --          --
                                          -----------  -----------  ----------
  Net cash used in investing
   activities...........................     (794,810)    (429,929)   (331,912)
                                          -----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net borrowings (payments) on line of
  credit................................    1,480,000     (250,000)    (10,000)
 Payments on long-term debt.............      (69,806)    (457,066)   (115,074)
 Proceeds from notes payable--
  stockholders..........................      462,000      435,000         --
 Repayments on notes payable--
  stockholders..........................          --           --     (375,000)
 Proceeds from long-term borrowings.....          --       680,983         --
 Issuance of common stock for cash......       18,750       18,750     212,224
 Distributions to stockholders..........   (1,734,539)    (389,957)   (889,999)
 Distribution of cash for spinoff.......      (51,620)         --          --
 Redemption of Common Stock.............          --           --     (135,930)
                                          -----------  -----------  ----------
  Net cash (used in) provided by
   financing activities.................      104,785       37,710  (1,313,779)
                                          -----------  -----------  ----------
INCREASE (DECREASE) IN CASH.............     (793,932)    (113,121)    192,002
CASH, BEGINNING OF PERIOD...............    1,010,235      216,303     103,182
                                          -----------  -----------  ----------
CASH, END OF PERIOD.....................  $   216,303  $   103,182  $  295,184
                                          ===========  ===========  ==========

                       See Notes to Financial Statements

                                     FINR-5

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

  The Company is engaged in the construction of electrical systems for industrial and commercial buildings. The Companies' operations are predominately in Colorado. The Company grants credit to its customers which are primarily commercial general contractors in Colorado.

  The Company derives most of its revenues from guaranteed maximum price contracts. The remainder of the contracts are fixed price contracts. The length of the Company's contracts varies, but contracts are typically completed in one year.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE AND COST RECOGNITION

  Revenues are recognized on the percentage of completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract, commonly referred to as the cost-to-cost method.

  Contract costs include all direct material and labor costs and certain indirect costs related to contract performance such as supplies, tools, supervisory salaries, and repairs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income which are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenue recognized.

PROPERTY AND EQUIPMENT

  Property and equipment are depreciated over the estimated useful lives of each asset. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives of the improvements. Annual depreciation is primarily computed using declining balance methods.

INCOME TAXES

  The Company, with its stockholders' consent, has elected to be taxed as an S Corporation under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the corporation's taxable income. Therefore, no provision for income taxes has been included in these financial statements.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to property and equipment, and contracts in progress. At December 31, 1997, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $70,000.

                                    FINR-6

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  The unaudited pro forma income tax information included in the Statement of Income is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the years presented.

NOTE 2: REORGANIZATION AND CORPORATE SEPARATION

  As of April 1, 1995, the Company entered into an agreement with Riviera Electric of California, Inc., a California corporation, to separate the California division from the Colorado division of the Company. The Company transferred the assets identified as related to California; and Riviera Electric of California, Inc. agreed to assume all liabilities, debts, contracts and obligations of the California division and to issue 460 shares of common stock to the Company. The Company then exchanged the stock of Riviera Electric of California, Inc. in exchange for 368 shares of its own common stock of the Company. The Company's majority stockholder maintains a controlling interest in Riviera Electric of California, Inc. This transaction was reported as a transaction between entities under common control using the historical cost basis of assets and liabilities. The assets net of liabilities transferred to Riviera Electric of California, Inc. as of April 1, 1995 were $463,441. The statements of income and cash flows for the year ended December 31, 1995, are reflected as if the transaction occurred January 1, 1995.

NOTE 3: COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

  Information with respect to uncompleted contracts follows:

                                                          DECEMBER 31,
                                                    --------------------------
                                                        1996          1997
                                                    ------------  ------------
   Costs incurred on uncompleted contracts......... $ 16,086,014  $ 13,741,951
   Estimated earnings..............................    2,149,180     2,046,994
                                                    ------------  ------------
                                                      18,235,194    15,788,945
   Less billings to date...........................   20,067,718    16,687,495
                                                    ------------  ------------
                                                    $ (1,832,524) $   (898,550)
                                                    ============  ============


  Included in the accompanying balance sheets under the following captions:

                                                         DECEMBER 31,
                                                   -------------------------
                                                       1996         1997
                                                   ------------  -----------
   Costs and estimated earnings in excess of
    billings on uncompleted contracts............. $    457,293  $   189,818
   Billings in excess of costs and estimated
    earnings on uncompleted contracts.............   (2,289,817)  (1,088,368)
                                                   ------------  -----------
                                                   $ (1,832,524) $  (898,550)
                                                   ============  ===========

NOTE 4: JOINT VENTURE

  Included in other assets at December 31, 1997, is an investment of $125,000 in a joint venture. The joint venture was formed to acquire land and to develop condominium units on the property. As of December 31, 1997, the venture had little activity.

                                    FINR-7

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 5: NOTES PAYABLE

  An agreement with a bank provides for borrowing up to $1,800,000, due May 1, 1998, unsecured, with an assignment up to $500,000 of a life insurance policy on the majority stockholder. The agreement bears interest at prime, 8.5 percent, at December 31, 1997. The average interest rate for the years ended December 31, 1997, 1996 and 1995 was approximately 8.25, 8.5 and 9.0 percent respectively. The loan requires a $50,000 compensating balance. The agreement also contains working capital and debt restrictions. The loan is guaranteed by the president and majority stockholder.

NOTE 6: LONG-TERM DEBT

                                                               DECEMBER 31,
                                                            -------------------
                                                              1996      1997
                                                            --------- ---------
   Bank note payable (A)................................... $ 143,390 $ 103,430
   Bank note payable (B)...................................   520,783   483,804
   Bank note payable (C)...................................    72,913    40,826
   Bank note payable (D)...................................    19,795    13,747
                                                            --------- ---------
                                                              756,881   641,807
   Less current maturities.................................   118,665   119,230
                                                            --------- ---------
                                                            $ 638,216 $ 522,577
                                                            ========= =========

  Aggregate annual maturities of long-term debt at December 31, 1997 are:

   1998............................................................... $ 119,230
   1999...............................................................    89,220
   2000...............................................................    57,438
   2001...............................................................   375,919
                                                                       ---------
                                                                       $ 641,807
                                                                       =========

  (A) Due July 15, 2000; payable $3,330 monthly plus accrued interest at prime plus 1%, secured by a deed of trust on certain property.

  (B) Due January 15, 2001; payable $3,082 monthly plus monthly interest at prime plus 1%; remaining principal and interest due at maturity; secured by a deed of trust on certain property and guaranteed by the majority stockholder of the Company.

  (C) Due February 1, 1999; payable $2,917 monthly plus accrued interest at 9.5%; secured by vehicles.

  (D) Due October 1, 1999; payable in monthly installments of $678 including interest at prime plus .5%; payment subject to change if the prime rate changes; secured by a vehicle.

NOTE 7: COMMON STOCK

  During 1997, the Company increased its common stock shares authorized from 50,000 to 1,000,000 and issued 199 shares of Common Stock to its stockholders for each share then held by the stockholders. These actions are reflected in the financial statements as if they happened at the earliest period presented.

                                    FINR-8

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 8: OPERATING LEASES

  The Company has entered into noncancellable operating leases for facilities and equipment expiring in various years through March, 2003. The Company also leases several vehicles under operating leases which expire through October, 2000.

  Future minimum lease payments at December 31, 1997, were:

   1998............................................................... $440,565
   1999...............................................................  252,056
   2000...............................................................  159,080
   2001...............................................................   61,982
   2002...............................................................   59,220
   Thereafter.........................................................    4,935
                                                                       --------
   Future minimum lease payments...................................... $977,838
                                                                       ========

  Rental expenses for all operating leases was $617,000, $517,800, and $360,284, during 1997, 1996, and 1995, respectively.

NOTE 9: PROFIT SHARING PLANS

  The Company has a 401(k) savings and retirement plan which covers all eligible employees. The plan provides benefits based on earnings of each participant. The plan allows the Company to make an additional discretionary contribution. Participants' interests are 100% vested when they enter the plan. For the years ended December 31, 1997, 1996, and 1995, the Company made no additional discretionary contributions to the plan.

  In December, 1996, the Company established a new profit sharing plan. In September, 1997, the Company decided to make a $300,000 contribution to the new plan for 1996. The Company has also approved a $300,000 contribution for 1997. During the year ended December 31, 1997, $600,000 has been recorded as profit sharing expense.

NOTE 10: RELATED PARTY TRANSACTIONS

  The Company performs various administrative functions, shares certain costs, and pays certain bills, for a company related through common ownership (see
Note 2). During the years ended December 31, 1997 and 1996, this related entity reimbursed the Company $241,727, and $193,559, respectively for expenses the Company paid on behalf of this related entity. During the year ended December 31, 1995, substantially all of the entity's operating expenses were paid by the Company. As of December 31, 1997 and 1996 $10,302 and $48,637, respectively, was owed to the Company by this related entity.

  During 1995, the Company sold a partnership interest to the Company's majority stockholder for $78,412. The Partnership billed the Company $1,600,190 for services rendered during the year ended December 31, 1995. The Company provided and was reimbursed for health insurance, miscellaneous tools and other services to the partnership during 1995 in the amount of $74,156.

  At December 31, 1997 and 1996, the Company had a note payable to its majority stockholder of $265,000 and $643,000, and notes payable of $150,000 and $150,000 to other stockholders, respectively. The notes are unsecured, due on demand, and bear interest at a bank's prime rate plus one percent. The average interest rates for the years ended December 31, 1997, 1996 and 1995 were approximately 9.25, 9.5 and 10.0 percent respectively.

                                    FINR-9

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 10: RELATED PARTY TRANSACTIONS (CONTINUED)

  In December 1997, distributions totaling $2,275,000 were made to stockholders in the form of notes payable. The notes are unsecured, bear interest at a bank's prime rate plus one percent, and are subordinated to the Company's bank debt. Principal is due April 1, 1999. Interest expense for all notes payable to stockholders was $54,548, $51,012 and $55,309, for the years ended December 31, 1997, 1996, and 1995, respectively.

  The Company maintains a $1 million life insurance policy on its president and majority stockholder.

  The Company rents various office equipment and employee lodging facilities under operating leases with a director of the Company. The leases expire in 1998. Total lease expense paid for 1997, 1996, and 1995, was $74,952, $113,177 and $89,896, respectively.

NOTE 11: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

  Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

 Contracts in Process

  The Company recognizes revenue on contracts under the percentage-of-completion method, which involves estimates of total contract costs and the percentage of a contract's completion. The methodology used is described as part of Note 1.

 Bonding and Regulations

  The Company currently is involved in long-term construction contracts. As part of these contracts, the Company must meet certain requirements and obtain an appropriate level of bonding.

NOTE 12: ADDITIONAL CASH FLOW INFORMATION

 Noncash Investing and Financing Activities

  During 1995, the Company redeemed 368 shares of common stock in exchange for 460 shares of its affiliate with a fair value of $463,441. The transaction is detailed at Note 2.

  During 1997, the Company issued notes payable of $2,275,000 to stockholders as distributions.

 Additional Cash Payment Information

                                                     YEARS ENDED DECEMBER 31,
                                                    --------------------------
                                                      1997     1996     1995
                                                    -------- -------- --------
   Interest paid (net of amount capitalized)....... $222,686 $253,191 $170,728

NOTE 13: SUBSEQUENT EVENT

  In February 1998, the Company and its stockholders signed a letter of intent to sell the Company. The Company's outstanding stock will be acquired by, and the Company will be simultaneously merged into a wholly-owned subsidiary of Consolidated Capital Corporation. If the transaction is completed, the existing stockholders intend to purchase land and a building from the Company and to contribute the $2,275,000 notes payable discussed in Note 10, to the Company as additional paid-in capital.

                                    FINR-10

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Town & Country Electric Inc.

  We have audited the accompanying balance sheets of Town & Country Electric Inc. (a Wisconsin corporation) as of December 31, 1997 and 1996, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Town & Country Electric Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Appleton, Wisconsin
February 6, 1998

                                    FINC-1

                          TOWN & COUNTRY ELECTRIC INC.

                                 BALANCE SHEETS

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents.......................... $   253,462  $   198,051
  Contract receivables ..............................   9,331,072   10,604,699
  Other receivables .................................      23,302      267,662
                                                      -----------  -----------
                                                        9,354,374   10,872,361
  Inventories........................................     260,872      294,829
  Prepaid expenses...................................      98,298      112,656
  Costs and estimated earnings in excess of billings
   on contracts in progress..........................   1,465,108    1,705,125
  Deferred income tax................................     378,800      349,400
                                                      -----------  -----------
    Total current assets.............................  11,810,914   13,532,422
PROPERTY AND EQUIPMENT--AT COST
  Equipment..........................................   1,261,582    1,431,590
  Furniture and fixtures.............................     552,206      561,394
  Computer equipment.................................     543,073      587,283
  Vehicles...........................................   1,351,576    1,643,078
  Leasehold improvements.............................     161,493      194,174
  Building...........................................     161,124      162,357
                                                      -----------  -----------
                                                        4,031,054    4,579,876
   Less accumulated depreciation.....................   2,380,179    2,969,891
                                                      -----------  -----------
                                                        1,650,875    1,609,985
  Land...............................................      16,216       16,216
                                                      -----------  -----------
                                                        1,667,091    1,626,201
OTHER ASSETS
  Cash surrender value of life insurance.............      83,482       98,898
  Goodwill...........................................     203,586      203,586
   Less accumulated amortization.....................     (18,098)     (31,669)
                                                      -----------  -----------
                                                          185,488      171,917
  Investments........................................         338          338
                                                      -----------  -----------
                                                          269,308      271,153
                                                      -----------  -----------
                                                      $13,747,313  $15,429,776
                                                      ===========  ===========

        The accompanying notes are an integral part of these statements.

                                     FINC-2

                          TOWN & COUNTRY ELECTRIC INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
                      LIABILITIES
CURRENT LIABILITIES
  Current maturities of long-term debt................. $   156,269 $   320,644
  Accounts payable.....................................   1,650,744   2,206,393
  Accrued liabilities
   Salaries, wages and vacation........................   1,729,140   1,792,164
   Property, payroll and other taxes...................     314,323     396,442
   Profit sharing......................................     340,049     407,824
   Health and disability insurance.....................      67,605      58,597
   Other...............................................     296,241     207,547
   Income taxes........................................     345,000     241,000
                                                        ----------- -----------
                                                          3,092,358   3,103,574
  Billings in excess of costs and estimated earnings on
   contracts in progress...............................     579,683   1,265,955
                                                        ----------- -----------
    Total current liabilities..........................   5,479,054   6,896,566
LONG-TERM DEBT, less current maturities................   1,149,468     197,014
COMMITMENTS............................................         --          --
STOCKHOLDER'S EQUITY
  Common stock
    Class A--authorized 200,000 shares of $.005 par
     value, issued and 47,307 and 48,461 shares at
     December 31, 1996 and September 30, 1997,
     respectively......................................         236         242
    Class B--authorized 400,000 shares of no par value,
     issued 263,900 and 264,710 shares at December 31,
     1996 and September 30, 1997, respectively.........       1,320       1,324
  Additional paid-in capital...........................     461,396     515,944
                                                        ----------- -----------
                                                            462,952     517,510
Retained earnings......................................   6,655,839   7,818,686
                                                        ----------- -----------
                                                          7,118,791   8,336,196
                                                        ----------- -----------
                                                        $13,747,313 $15,429,776
                                                        =========== ===========

   The accompanying notes are an integral part of these financial statements.

                                     FINC-3

                          TOWN & COUNTRY ELECTRIC INC.

                             STATEMENTS OF EARNINGS

                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
Contract revenues earned................ $43,306,306  $51,219,799  $48,725,990
Cost of revenues earned.................  34,569,800   41,156,211   39,701,121
                                         -----------  -----------  -----------
  Gross profit..........................   8,736,506   10,063,588    9,024,869
General and administrative expenses.....   5,638,605    6,547,518    7,006,235
                                         -----------  -----------  -----------
  Operating profit......................   3,097,901    3,516,070    2,018,634
Other income (expense)
  Interest expense......................    (206,474)    (153,433)     (74,988)
  Miscellaneous income, net.............      58,303      106,915      113,446
                                         -----------  -----------  -----------
                                            (148,171)     (46,518)      38,458
                                         -----------  -----------  -----------
    Earnings before income taxes........   2,949,730    3,469,552    2,057,092
Provision for income taxes..............   1,155,024    1,413,716      894,245
                                         -----------  -----------  -----------
NET EARNINGS............................ $ 1,794,706  $ 2,055,836  $ 1,162,847
                                         ===========  ===========  ===========


        The accompanying notes are an integral part of these statements.

                                     FINC-4

                          TOWN & COUNTRY ELECTRIC INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                               COMMON STOCK ISSUED
                          -------------------------------
                             CLASS A         CLASS B
                           (NONVOTING)       (VOTING)      ADDITIONAL                 TOTAL
                          --------------- ---------------   PAID-IN    RETAINED   STOCKHOLDERS'
                          SHARES   AMOUNT SHARES   AMOUNT   CAPITAL    EARNINGS      EQUITY
                          -------  ------ -------  ------  ---------- ----------  -------------
Balance at December 31,
 1994...................   54,880   $274  287,000  $1,466   $239,516  $3,464,716   $3,705,972
Retirement and
 redemption of stock....  (14,140)   (70) (29,020)   (145)       --     (656,964)    (657,179)
Issuance of stock.......    2,000     10    4,000     (10)    97,360         --        97,360
Net earnings............      --     --       --      --         --    1,794,706    1,794,706
                          -------   ----  -------  ------   --------  ----------   ----------
Balance December 31,
 1995...................   42,740    214  261,980   1,311    336,876   4,602,458    4,940,859
Retirement and
 redemption of stock....     (134)    (1)     --      --         --       (2,455)      (2,456)
Issuance of stock.......    4,701     23    1,920       9    124,520         --       124,552
Net earnings............      --     --       --      --         --    2,055,836    2,055,836
                          -------   ----  -------  ------   --------  ----------   ----------
Balance December 31,
 1996...................   47,307    236  263,900   1,320    461,396   6,655,839    7,118,791
Retirement and
 redemption of stock....      (48)   --       --      --      (1,370)        --        (1,370)
Issuance of stock.......    1,154      6      810       4     55,918         --        55,928
Net earnings for the
 year ended December 31,
 1997...................      --     --       --      --         --    1,162,847    1,162,847
                          -------   ----  -------  ------   --------  ----------   ----------
Balance December 31,
 1997...................   48,413   $242  264,710  $1,324   $515,944  $7,818,686   $8,336,196
                          =======   ====  =======  ======   ========  ==========   ==========


         The accompanying notes are an integral part of this statement.

                                     FINC-5

                          TOWN & COUNTRY ELECTRIC INC.

                            STATEMENTS OF CASH FLOWS

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  -----------
Cash flows from operating activities
 Net earnings...........................  $ 1,794,706  $ 2,055,836  $ 1,162,847
 Adjustments to reconcile net earnings
  to net cash provided by operating
  activities............................
 Depreciation expense...................      517,363      647,192      690,665
 Loss on sale of property and
  equipment.............................        5,218       16,442           34
 Amortization of goodwill...............          --        13,573       13,571
 Decrease (increase) in accounts
  receivable............................      376,430   (1,992,514)  (1,517,987)
 Decrease (increase) in inventories.....      (43,847)       8,118      (33,957)
 Increase in prepaid expenses...........      (47,717)     (25,354)     (14,358)
 (Increase) decrease in costs and
  estimated earnings in excess of
  billings on contracts in progress.....      300,173     (304,357)    (240,017)
 Increase in deferred income taxes......      (96,000)     (15,800)      29,400
 Increase (decrease) in accounts
  payable...............................      (74,592)     127,869      555,649
 Increase (decrease) in accrued
  liabilities...........................      206,510      683,036       11,216
 Decrease (increase) in billings in
  excess of costs and estimated
  earnings on contracts in progress.....     (175,362)    (123,360)     686,272
                                          -----------  -----------  -----------
   Net cash provided by operating
    activities..........................    2,762,882    1,090,681    1,343,335
Cash flows from investing activities
 Purchase of property and equipment.....     (812,013)    (971,003)    (660,656)
 Proceeds from sale of property and
  equipment.............................       35,219       36,792       10,847
 Increase in cash surrender value of
  life insurance........................      (11,122)     (13,371)     (15,416)
 Acquisition of assets of electrical
  contractor............................     (203,586)         --           --
                                          -----------  -----------  -----------
   Net cash used in investing
    activities..........................     (991,502)    (947,582)    (665,225)
Cash flows from financing activities
 Proceeds from borrowings...............    2,420,770      199,253    2,486,646
 Issuance of common stock...............       97,360      124,552       55,928
 Payments on borrowings.................   (2,702,418)  (1,233,676)  (3,274,725)
 Retirement and redemption of stock.....     (657,179)      (2,456)      (1,370)
                                          -----------  -----------  -----------
   Net cash used in financing
    activities..........................     (841,467)    (912,327)    (733,521)
                                          -----------  -----------  -----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS............................      929,913     (769,228)     (55,411)
Cash and cash equivalents at beginning
 of period..............................       92,777    1,022,690      253,462
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 period.................................  $ 1,022,690  $   253,462  $   198,051
                                          -----------  -----------  -----------
Supplemental disclosures of cash flow
 information
 Cash paid during period for:
 Interest...............................  $   204,017  $   158,191  $   72,207
 Income taxes...........................    1,226,603    1,063,726    1,288,604

        The accompanying notes are an integral part of these statements.

                                     FINC-6

                         TOWN & COUNTRY ELECTRIC INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  Town & Country Electric Inc. ("Company") is engaged in electrical contracting for industrial, commercial, residential and institutional customers. The majority of the contracts are in the midwestern United States.

  On January 30, 1998, the Company entered into a Letter of Intent with Consolidation Capital Corporation ("CCC") for the potential sale of the Company to CCC.

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  A summary of the Company's significant accounting policies used in the preparation of the financial statements follows.

 1. Revenue and Cost Recognition

  Revenues from fixed-price contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management believes costs to be the best available measure of progress on these contracts. Contracts are considered completed when the work is substantially complete and accepted. Revenues from time and material contracts are recognized on the basis of costs incurred during the period plus fees earned.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts, if material, are made in the period in which such losses are determined. It is reasonably possible that changes in job performance, job conditions and estimated profitability may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.

 2. Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 3. Inventories

  Inventories, consisting of electrical materials and supplies, are stated at the lower of cost, determined on the first-in, first-out method, or market.

 4. Property and Equipment and Depreciation

  Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently as incurred. Properties sold, or otherwise disposed of, are removed from the property accounts, with gains or losses on disposal credited or charged to the results of operations.

                                    FINC-7

                         TOWN & COUNTRY ELECTRIC INC.

NOTE A--SUMMARY OF ACCOUNTING POLICIES--CONTINUED

  Depreciation is provided over the estimated useful lives of the respective assets, using straight-line and accelerated methods, as follows:

   Equipment.......................................................  7 years
   Furniture and fixtures..........................................  7 years
   Computer equipment..............................................  5 years
   Vehicles........................................................  5 years
   Leasehold improvements.......................................... 15 years
   Building........................................................ 19-39 years

 5. Income Taxes

  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. The deferred taxes relate primarily to differences between the financial and tax basis of accounts receivable, inventories, accrued vacation, and other accrued liabilities. The deferred taxes represent the future tax return consequences of those differences.

 6. Goodwill

  Goodwill is the excess of cost over the fair value of net assets acquired and is being amortized by the straight-line method over 15 years.

 7. Financial Instruments

  The carrying amount of financial instruments at December 31, 1997 approximates fair value.

NOTE B--CONCENTRATIONS OF CREDIT RISK

  The Company maintains its cash balances at two financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate to $98,051 at December 31, 1997. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

NOTE C--CONTRACT RECEIVABLES

  Contract receivables consist of the following at December 31:

                                                           1996        1997
                                                        ----------  -----------
      Contract receivables currently due............... $8,805,476  $ 9,732,792
      Retention........................................    649,302      997,407
                                                        ----------  -----------
                                                         9,454,778   10,730,199
      Less: Allowance for doubtful accounts............   (123,706)    (125,500)
                                                        ----------  -----------
                                                        $9,331,072  $10,604,699
                                                        ==========  ===========

                                    FINC-8

                          TOWN & COUNTRY ELECTRIC INC.

NOTE D--CONTRACTS IN PROCESS

  Information relative to contracts in process at December 31, 1997 and 1996 is as follows:

                                                          1996        1997
                                                       ----------  ----------
   Included in the balance sheet as:
     Costs and estimated earnings in excess of
      billings on contracts in progress............... $1,465,108  $1,705,125
     Billings in excess of costs and estimated
      earnings on contracts in progress...............   (579,683) (1,265,955)
                                                       ----------  ----------
                                                       $  885,425  $  439,170
                                                       ==========  ==========

NOTE E--INDEBTEDNESS

  Long-term debt consists of the following at December 31:

                                                               1996      1997
                                                            ---------- --------
   Note payable to bank, 7.75% interest, with land and a
    building pledged as collateral. Payable in monthly in-
    stallments of $1,024, including interest, to December
    1998..................................................  $   94,543 $ 89,949
   Note payable to bank, 8.18% interest, with vehicles
    pledged as collateral. Payable in monthly installments
    of $6,275, including interest, to January 1999........     142,422   76,460
   Note payable to bank, 8.45% interest, with vehicles
    pledged as collateral. Payable in monthly installments
    of $8,424, including interest, to January 2000........         --   192,251
   Note payable to bank, 8.15% interest, with a vehicle
    pledged as collateral. Payable in monthly installments
    of $1,765, including interest, to October 1998........      38,370   19,656
   Note payable to former shareholder for redemption of
    stock, 6.46% interest, quarterly payments of $7,329
    including interest, last payment due February 1998....      35,472    7,324
   Note payable to Dory Electric, Inc., 7.5% interest for
    purchase of Dory Electric, Inc. Payable in one
    installment of $80,000 made January 1996 and monthly
    installments of $4,008, including interest, to January
    2001..................................................     165,747  132,018
   1996 Notes payable, paid off in 1997...................     829,183      --
                                                            ---------- --------
                                                             1,305,737  517,658
       Less current maturities............................     156,269  320,644
                                                            ---------- --------
                                                            $1,149,468 $197,014
                                                            ========== ========

  The aggregate maturities on long-term debt as of December 31, 1997 are as follows:

    1998............................................................... $320,644
    1999...............................................................  138,316
    2000...............................................................   58,697
                                                                        --------
                                                                        $517,657
                                                                        ========


                                     FINC-9

                         TOWN & COUNTRY ELECTRIC INC.

NOTE E--INDEBTEDNESS--CONTINUED

REVOLVING LINE OF CREDIT

  The Company has available a $3,667,000 revolving line of credit with M&I Bank Fox Valley of Appleton which runs through March 31, 2000. Under the terms of the agreement the Company is required to make monthly interest payments at prime less .25% (effectively 8.25% (effectively 8.25% at December 31, 1997). The terms of the agreement contain various restrictive covenants including the maintenance of certain levels of working capital and net worth, redemption of stock and issuance of stock. The Company is in compliance with these covenants as of December 31, 1997. At December 31, 1997, there was no outstanding balance on the revolver note.

NOTE F--INCOME TAXES

  The provision (credit) for income taxes for the years ended December 31, 1997, 1996 and 1995 consists of the following:

                                                 1995        1996       1997
                                              ----------  ----------  ---------
   Current
     Federal................................. $  990,507  $1,112,556  $ 751,935
     State...................................    260,517     316,960    171,710
   Deferred..................................    (96,000)    (15,800)   (29,400)
                                              ----------  ----------  ---------
                                              $1,155,024  $1,413,716  $ 894,245
                                              ==========  ==========  =========

  The reconciliation of statutory to actual tax provision is as follows for the year ended December 31:

                                1995      %       1996     %      1997    %
                             ----------  ----  ---------- ----  -------- ----
   Provision at statutory
    rate.................... $1,002,908  34.0% $1,179,648 34.0% $699,411 34.0%
   State income taxes, net
    of federal benefit......    171,941   5.8     209,194  6.0   113,329  6.0
   Other....................    (19,825) (0.6)     24,874  0.7    81,505  3.0
                             ----------  ----  ---------- ----  -------- ----
     Tax provision
      recorded.............. $1,155,024  39.2% $1,413,716 40.7% $894,245 43.0%
                             ==========  ====  ========== ====  ======== ====

  The tax effect of items that comprise a significant portion of deferred tax assets at December 31:

                                                                 1996     1997
                                                               -------- --------
   Vacation pay............................................... $198,966 $202,945
   Accrued continued employment...............................   61,386   60,195
   Allowance for bad debts....................................   48,245   48,945
   Other......................................................   70,202   37,315
                                                               -------- --------
     Total current deferred tax asset.........................  378,799 $349,400
                                                               ======== ========

                                    FINC-10

                         TOWN & COUNTRY ELECTRIC INC.

NOTE G--COMMITMENTS AND CONTINGENCIES

  The Company leases its home office building under an operating lease in effect through July, 2004. During the term of the lease, the Company has the option to purchase the building. The Company also leases other office space and a vehicle under operating leases. Future minimum rental payments under these leases consist of the following at December 31, 1996:

     1998............................................................ $  237,655
     1999............................................................    216,184
     2000............................................................    161,277
     2001............................................................    141,960
     2002............................................................    141,960
   Thereafter........................................................    223,720
                                                                      ----------
       Total......................................................... $1,122,756
                                                                      ==========

  Total rent expense for all operating leases was $234,180, $197,202, and $116,818 for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, the Company rents equipment as needed. The Company treats these rents as contract costs.

NOTE H--PROFIT SHARING AND 401(K) PLAN

  The Company has a profit sharing and 401(k) plan covering substantially all employees, which includes the provisions of Section 401(k) of the Internal Revenue Code. The Plan allows for tax deferred employee contributions. Participants may make voluntary contributions of between 1% and 15% of their annual compensation to the Plan. This contribution may be 100% matched by the Company, up to a maximum of $950 per employee for the years ended December 31, 1997, 1996, and 1995. Matching and any additional Company contributions to the Plan are determined annually by the Board of Directors. Company contributions to the Plan for the years ended December 31, 1997, 1996 and 1995 amounted to $380,488, $315,874, and $277,720, respectively.

  Beginning in 1995, participants were allowed to elect that up to 33% of their matching contribution could be allocated to purchase Company stock. These amounts have been deposited with the asset custodian.

NOTE I--STOCK REDEMPTION AGREEMENT

  The Company's Articles of Incorporation include provisions concerning the purchase of a stockholder's stock by the Company when such stockholder is no longer an employee or director of the Company. Under the terms of this agreement, the price paid for the stock is to be the Company's appraised value as of the end of the fiscal year immediately preceding the date of the termination of the stockholder as an employee or director.


                                    FINC-11

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Garfield Electric Company

  We have audited the accompanying balance sheets of Garfield Electric Company as of December 31, 1996 and 1997, and the related statements of earnings, equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garfield Electric Company at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

Cincinnati, Ohio
February 12, 1998

                                    FING-1

                           GARFIELD ELECTRIC COMPANY

                                 BALANCE SHEET

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31
                                                                --------------
                                                                 1996    1997
                                                                ------  ------
                            ASSETS
Cash........................................................... $    3  $    1
Accounts receivable:
  Trade (including retainages of $55 and $67 in 1996 and
   1997).......................................................    971   1,664
  Affiliates...................................................    297     158
  Officer......................................................     28      37
  Allowance....................................................    (30)    (30)
                                                                ------  ------
                                                                 1,266   1,829
Inventory......................................................     42      54
Cost and estimated earnings in excess of billings on uncom-
 pleted contracts..............................................    615   1,211
Prepaid expenses...............................................     20      21
Deferred Federal income tax....................................      6      37
                                                                ------  ------
    Total current assets.......................................  1,952   3,153
Equipment--net.................................................    328     294
Investment in affiliate........................................     --      75
Deposits.......................................................      2       3
Cash surrender value of life insurance.........................     70      83
                                                                ------  ------
    Total assets............................................... $2,352  $3,608
                                                                ======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable--bank............................................ $  474  $  838
Current maturities of long-term debt...........................      5      15
Bank overdraft.................................................    141     218
Accounts payable:
  Trade........................................................    405     624
  Affiliate....................................................     20      21
  Other........................................................      7       7
                                                                ------  ------
                                                                   432     652
Billings in excess of costs and estimated earnings on uncom-
 pleted contracts..............................................    113     186
Accrued income taxes...........................................    156     228
Accrued expenses
  Payroll and payroll taxes....................................    118     181
  Workers compensation.........................................     65       6
  Dividends....................................................     42     --
                                                                ------  ------
    Total accrued expenses.....................................    225     187
                                                                ------  ------
    Total current liabilities..................................  1,546   2,324
Long-term debt obligations.....................................      2      18
STOCKHOLDERS' EQUITY
  Common stock (5,000 shares authorized, 1,666 issued, with 933 shares outstanding in 1996 and 1997, without par value, at
   aggregate stated value).....................................    503     503
  Retained earnings............................................    496     958
  Less 733 treasury shares at cost in 1996 and 1997............   (195)   (195)
                                                                ------  ------
    Total stockholders' equity.................................    804   1,266
                                                                ------  ------
    Total liabilities and stockholders' equity................. $2,352  $3,608
                                                                ======  ======

        The accompanying notes are an integral part of these statements.

                                     FING-2

                           GARFIELD ELECTRIC COMPANY

                             STATEMENTS OF EARNINGS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        YEAR ENDED DECEMBER 31
                                                        -----------------------
                                                         1995     1996   1997
                                                        -------  ------ -------
Contract revenue....................................... $11,792  $8,766 $10,826
Contract costs (net of affiliated company labor
 transactions of $235, $505, and $472 for the years
 ended December 31, 1995, 1996 and 1997................   9,683   6,908   8,286
                                                        -------  ------ -------
    Gross profit.......................................   2,109   1,858   2,540
Selling and administrative expenses (net of affiliated
 company reimbursement of $235, $488 and $360 for the
 years ended December 31, 1995, 1996 and 1997..........   1,325   1,394   1,593
Note receivable charge off.............................     564     --       12
                                                        -------  ------ -------
    Total selling and administrative expense...........   1,889   1,394   1,605
                                                        -------  ------ -------
    Operating profit...................................     220     464     935
Other expense (income)
  Interest expense.....................................     130      46      69
  Interest income......................................     (16)    --      --
  Other................................................     --       18      24
                                                        -------  ------ -------
    Earnings before income taxes.......................     106     400     842
Income taxes...........................................      27     185     319
                                                        -------  ------ -------
    Net earnings....................................... $    79  $  215 $   523
                                                        =======  ====== =======
    Net earnings per share............................. $    85  $  230 $   561
                                                        =======  ====== =======


        The accompanying notes are an integral part of these statements.

                                     FING-3

                           GARFIELD ELECTRIC COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       TOTAL
                                          COMMON RETAINED TREASURY STOCKHOLDERS'
                                          STOCK  EARNINGS  STOCK      EQUITY
                                          ------ -------- -------- -------------
BALANCE, JANUARY 1, 1995.................  $503    $278    $(195)     $  586
Dividends, $36 per share.................   --      (34)     --          (34)
Net earnings.............................   --       79      --           79
                                           ----    ----    -----      ------
BALANCE, DECEMBER 31, 1995...............   503     323     (195)        631
Dividends, $45 per share.................   --      (42)     --          (42)
Net earnings.............................   --      215      --          215
                                           ----    ----    -----      ------
BALANCE, DECEMBER 31, 1996...............   503     496     (195)        804
Dividends, $65 per share.................   --      (61)     --          (61)
Net earnings.............................   --      523      --          523
                                           ----    ----    -----      ------
BALANCE, DECEMBER 31, 1997                 $503    $958    $(195)     $1,266
                                           ====    ====    =====      ======


        The accompanying notes are an integral part of these statements.

                                     FING-4

                           GARFIELD ELECTRIC COMPANY

                            STATEMENTS OF CASH FLOWS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               YEAR ENDED
                                                              DECEMBER 31
                                                            ------------------
                                                            1995   1996   1997
                                                            -----  -----  ----
Cash flows provided by (used in) operating activities:
 Net earnings.............................................. $  79  $ 215  $523
 Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
  (Gain) on disposal of asset..............................    (5)    (2)   (4)
  Deferred Federal income tax..............................    (1)    (5)  (31)
  Depreciation and amortization............................   102    101   144
  Changes in assets and liabilities:
   Accounts receivable.....................................  (301)   815  (563)
   Note receivable charge off..............................   564    --    --
   Inventory...............................................    (7)    41   (12)
   Billings in excess of costs and estimated earnings on
    uncompleted contracts..................................  (487)   354    73
   Cost and estimated earnings on uncompleted contracts in
    excess of billings.....................................   (78)  (100) (596)
   Prepaid expenses........................................    16    (16)   (2)
   Accounts payable........................................   222   (612)  220
   Accrued income taxes....................................    77    150    72
   Accrued expenses........................................   110    (33)  (38)
                                                            -----  -----  ----
    Net cash provided by (used in) operating activities....   291    908  (214)
Cash flows provided by (used in) investing activities:
 Purchases of equipment....................................   (94)  (214) (109)
 Investment in Affiliate...................................   --     --    (75)
 Proceeds from disposal of equipment.......................     5      2     3
 Increase in cash surrender value of life insurance........   (15)   (16)  (13)
 Note receivable...........................................    59    --    --
                                                            -----  -----  ----
    Net cash used in investing activities..................   (45)  (228) (194)
Cash flows provided by (used in) financing activities:
 Dividends paid............................................   (33)   (42)  (61)
 Proceeds (payment) of note payable........................  (502)  (332)   26
 Change in bank overdraft and line of credit...............   290   (305)  441
                                                            -----  -----  ----
    Net cash provided by (used in) financing activities....  (245)  (679)  406
                                                            -----  -----  ----
Net increase (decrease) in cash............................     1      1    (2)
Cash at beginning of year..................................     1      2     3
                                                            -----  -----  ----
Cash at end of year........................................ $   2  $   3  $  1
                                                            =====  =====  ====
Supplemental disclosure of cash transactions:
 Interest paid............................................. $ 130  $  46  $ 69
                                                            =====  =====  ====
 Taxes paid................................................ $  16  $  39  $247
                                                            =====  =====  ====

        The accompanying notes are an integral part of these statements.

                                     FING-5

                           GARFIELD ELECTRIC COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  The Company is a non-union electrical contractor performing services primarily in the Midwest area of the United States. A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

 1. Income Recognition

  The accompanying financial statements have been prepared using the percentage-of-completion method of accounting and, therefore, take into account the cost, estimated earnings and revenue to date on contracts not yet completed.

  The amount of revenue recognized at the statement date is the portion of the total contract price that the cost expended to date bears in relation to the anticipated final total cost, based on current estimates of cost to complete. Actual results may vary from anticipated amounts.

  Contract cost includes all direct labor and benefits, materials unique to or installed in the project, subcontract costs, and allocated indirect construction costs.

  As long-term contracts extend over one or more years, revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts which require the revision become known.

  At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

 2. Inventory

  Inventory is stated at the lower of cost or market; cost is determined using the first-in, first-out method.

 3. Depreciation and Amortization

  Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, approximately three to ten years, principally on accelerated methods.

 4. Income Taxes

  Deferred income taxes have been provided for timing differences primarily relating to currently non-deductible state tax accruals which completely reverse in the subsequent year.

  Permanent differences result from officers life insurance expense and meals and entertainment expense.

 5. Major Customers

  Approximately 36% of 1995 revenues were derived from two customers (20% and 16% respectively). Approximately 35% of 1996 revenues were derived from three customers (13%, 11% and 11% respectively). Approximately 31% of 1997 revenues were derived from two customers (20% and 11% respectively).

 6. Use of Estimates in Financial Statements

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of

                                    FING-6

                           GARFIELD ELECTRIC COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE A--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

7. Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of long-term debt approximates fair value as the interest rates approximate market rates for debt with similar terms and average maturities.

8. Concentrations of Credit Risk

  Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Corporation performs on-going credit evaluations to reduce the risk of loss.

  The Corporation also maintains bank accounts at one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100.

9. Earnings Per Share

  Basic earnings per share is computed based upon the weighted-average shares outstanding during the period. Weighted average common shares outstanding were 933 shares for all periods persented.

NOTE B--EQUIPMENT--LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements consists of the following:

                                                                   DECEMBER 31
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
   Automobiles and trucks........................................ $  393 $  400
   Equipment.....................................................    658    718
   Fixtures......................................................    114    115
                                                                  ------ ------
                                                                   1,165  1,233
   Accumulated depreciation......................................    837    939
                                                                  ------ ------
                                                                  $  328 $  294
                                                                  ====== ======

  Depreciation expense was $102, $101 and $144 for the years ended December 31, 1995, 1996 and 1997.

NOTE C--EMPLOYEE BENEFIT PLANS

  The Company has a contributory profit-sharing plan covering all full time employees. Contributions are made at the discretion of the Board of Directors. Effective March 1, 1989, the plan was amended to include a 401(k) plan, to which contributions may be made by the Corporation. Contributions to the plan totaled $20 and $22, and $57 in December 31, 1995, 1996 and 1997.

                                    FING-7

                           GARFIELD ELECTRIC COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE D--LEASES

  The Company occupies premises owned by related parties under month-to-month leases at monthly rentals of approximately $4 in 1995, 1996, and 1997. Total rental expense was $92, $89, and $139 for December 31, for 1995, 1996 and 1997.

NOTE E--DEBT

  The Company has a $1,250 revolving credit note with interest at prime (8.75% at December 31, 1997) plus .5% of which $474, and $838 are outstanding at December 31, 1996, and 1997. The note is secured by inventory, equipment and contract rights. This is guaranteed by stockholders of the company and there are cross guarantees in place with Indecon, Inc. a related company.

  Equipment obligations are payable in monthly installments of approximately $1 including interest at December 31, 1997. This obligation matures in 2000.

NOTE F--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                  DECEMBER 31
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Costs incurred on uncompleted contracts...................... $2,324  $3,934
   Estimated earnings...........................................    761   1,268
                                                                 ------  ------
                                                                  3,085   5,202
     Less billings to date......................................  2,583   4,177
                                                                 ------  ------
                                                                 $  502  $1,025
                                                                 ======  ======
   Presented on the balance sheet as follows:
     Costs and estimated earnings in excess of billings......... $  615  $1,211
     Billings in excess of costs and estimated earnings.........   (113)   (186)
                                                                 ------  ------
                                                                 $  502  $1,025
                                                                 ======  ======

  The backlog of contracts yet to be completed at December 31, 1997 includes revenue, costs and gross profit of approximately $3,201, $2,235 and $966, respectively.

                                    FING-8

                           GARFIELD ELECTRIC COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE G--INCOME TAXES

  Provision for income taxes:

                                                                YEARS ENDED
                                                                DECEMBER 31
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
    Federal:
    Current................................................... $22   $134  $285
    Deferred..................................................  (1)    (5)  (31)
    State and local...........................................   6     56    65
                                                               ---   ----  ----
                                                               $27   $185  $319
                                                               ===   ====  ====

  Components of effective income tax rate:

   Federal:
    Statutory rate............................................  22%    34%   34%
    Permanent differences.....................................  (3)    (1)   --
    Other.....................................................  --     (1)   --
    State and local...........................................   6     14     8
                                                               ---   ----  ----
     Net effective income tax rate............................  25%    46%   42%
                                                               ===   ====  ====

  The approximate tax effect of the temporary differences giving rise to the Company's deferred income tax asset is:

                                                                   DECEMBER 31
                                                                   -----------
                                                                   1996  1997
                                                                   ----- -----
   Deferred tax asset
    Currently non-deductible state accrual........................ $   6 $  32

NOTE H--RELATED PARTIES

  The Company receives a management fee from related companies as a reimbursement of the cost of performance of administrative functions. This amounted to approximately $235, $488 and $360 in December 31, 1995, 1996 and 1997 which has been reflected as a reduction of selling and administrative expenses.

  The Company and its related party, from time to time provide workers to each other during peak labor needs. These charges are recorded at cost, including benefits and related payroll taxes. The totals charged to the related party by the Company for work performed by its workers was $275, $539 and $477 for the years ended 1995, 1996 and 1997 respectively. The totals charged to the Company for work performed by the related party's workers was $40, $34 and $5 for the years ended 1995, 1996 and 1997 respectively.

                                    FING-9

                           GARFIELD ELECTRIC COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE I--TREASURY STOCK

  The Company has repurchased the shares of a former shareholder for a total of $132. This amount is being repaid in twelve quarterly installments of approximately $11 plus interest at 10%. The note is reflected in the financial statements at $132 less payments made to date. The financial instrument is recorded at cost which approximates fair value. As of December 31, 1997 all payments have been made.

NOTE J--UNCOLLECTIBLE NOTE RECEIVABLE

  The Company advanced money to and performed services for another construction company from time to time. During the year ended December 31, 1995, it became known to the Company that the amounts advanced would be uncollectible and the asset was written off.

NOTE K--COMMITMENT

  On January 29, 1998 the Corporation entered into a letter of intent with Consolidation Capital Corporation (CCC) for the potential sale of Garfield Electric Company to CCC.

NOTE L--CONTINGENCIES

  There are various legal actions arising in the normal course of business that have been brought against the Company. Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations. In addition, a shareholder resigned from the Company on April 30, 1993 and his stock was redeemed in accordance with the shareholders agreement. He has refused to accept the amount paid by the Company and asserts that a larger amount is due. No suit has been filed.

NOTE M--STOCK REPURCHASE AGREEMENT

  The Company has entered into a stock repurchase agreement with each of its' shareholders. The repurchase agreement, triggered by death, disability, retirement or termination from the Company gives the Company the option to purchase the shares at book value as of the last audited financial statement.

                                    FING-10

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Indecon, Inc.

  We have audited the accompanying balance sheets of Indecon, Inc. as of December 31, 1996 and 1997, and the related statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indecon, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

Cincinnati, Ohio
February 12, 1998

                                    FINI-1

                                 INDECON, INC.

                                 BALANCE SHEET

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31
                                                                --------------
                                                                 1996    1997
                                                                ------  ------
                            ASSETS
Accounts receivable:
  Trade (including retainages of $4 and $0 in 1996 and 1997 and net of allowances of $0 and $40 in 1996 and 1997)........... $1,427  $1,876
  Affiliates...................................................     20     183
Notes receivable--affiliate....................................    259     743
Inventory......................................................    137      39
Unbilled receivables on completed contracts....................    418     373
Cost and estimated earnings in excess of billings on uncom-
 pleted contracts..............................................    464      56
Prepaid expenses...............................................      1       3
Deferred Federal income tax....................................     15      42
                                                                ------  ------
    Total current assets.......................................  2,741   3,315
Equipment--net.................................................    126     200
Deposits.......................................................      1       1
                                                                ------  ------
    Total assets............................................... $2,868  $3,516
                                                                ======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable.................................................. $   71  $  728
Bank overdraft.................................................    382      16
Accounts payable:
  Trade........................................................    388     209
  Affiliate....................................................    297     302
Billings in excess of costs and estimated earnings on
 uncompleted contracts.........................................      4     134
Accrued income taxes...........................................    186     164
Deferred federal income tax....................................    --        8
Accrued expenses:
  Payroll......................................................    365     388
  Other........................................................    110      51
                                                                ------  ------
    Total current liabilities..................................  1,803   2,000
STOCKHOLDERS' EQUITY
  Common stock (750 shares authorized and issued, with 500
   shares outstanding in 1996 and 1997, with a stated value of
   $4 per share)...............................................      3       3
  Retained earnings............................................  1,095   1,546
  Less 250 treasury shares at cost in 1995 and 1996............    (33)    (33)
                                                                ------  ------
    Total stockholders' equity.................................  1,065   1,516
                                                                ------  ------
    Total liabilities and stockholders' equity................. $2,868  $3,516
                                                                ======  ======

        The accompanying notes are an integral part of these statements.

                                     FINI-2

                                 INDECON, INC.

                             STATEMENTS OF EARNINGS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                       ------------------------
                                                        1995    1996     1997
                                                       ------  -------  -------
Contract revenue.....................................  $7,425  $11,291  $13,672
Contract costs (net affiliated company labor
 transactions of $235, $505 and $472 for the years
 ended December 31, 1995, 1996 and 1997..............   5,886    9,199   11,301
                                                       ------  -------  -------
    Gross profit.....................................   1,539    2,092    2,371
Selling and administrative expenses (including
 administrative expense reimbursement to affiliate of
 $210, $441and $360 for the years ended December 31,
 1995, 1996 and 1997)................................   1,006    1,244    1,376
                                                       ------  -------  -------
    Operating profit.................................     533      848      995
Other expense (income)
  (Gain) on disposal of asset........................      (2)     --        (1)
  Interest--expense..................................      22       24       33
  Interest income....................................     (17)     (16)     (40)
                                                       ------  -------  -------
    Earnings before income taxes.....................     530      840    1,003
Income taxes.........................................     214      356      452
                                                       ------  -------  -------
    Net earnings.....................................  $  316  $   484  $   551
                                                       ======  =======  =======
    Net earnings per common share--primary...........  $  632  $   968  $ 1,102
                                                       ======  =======  =======


        The accompanying notes are an integral part of these statements.

                                     FINI-3

                                 INDECON, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     TOTAL
                                        COMMON RETAINED TREASURY STOCKHOLDERS'
                                        STOCK  EARNINGS  STOCK      EQUITY
                                        ------ -------- -------- -------------
BALANCE, JANUARY 1, 1995...............  $ 3    $  335    $(31)     $  307
Net earnings...........................  --        316     --          316
                                         ---    ------    ----      ------
BALANCE, DECEMBER 31, 1995.............    3       651     (31)        623
Dividends, $80 per share...............  --        (40)    --          (40)
Purchase price adjustment on treasury
 shares................................  --        --       (2)         (2)
Net earnings...........................  --        484     --          484
                                         ---    ------    ----      ------
BALANCE, DECEMBER 31, 1996.............    3     1,095     (33)      1,065
Dividends, $200 per share..............  --       (100)    --         (100)
Net earnings...........................  --        551     --          551
                                         ---    ------    ----      ------
BALANCE, DECEMBER 31, 1997.............  $ 3    $1,546    $(33)     $1,516
                                         ===    ======    ====      ======


        The accompanying notes are an integral part of these statements.

                                     FINI-4

                                 INDECON, INC.

                            STATEMENTS OF CASH FLOWS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                           -------------------
                                                           1995   1996   1997
                                                           -----  -----  -----
Cash flows provided by (used in) operating activities:
 Net earnings............................................. $ 316  $ 484  $ 551
 Adjustments to reconcile net earnings to net cash pro-
  vided by (used in) operating activities:
  (Gain) on disposal of asset.............................    (2)   --      (1)
  Deferred Federal income tax.............................     3    (11)   (19)
  Depreciation and amortization...........................    59     65     81
  Changes in assets and liabilities
   Accounts receivable....................................  (411)  (477)  (612)
   Inventory..............................................   --    (136)    98
   Unbilled receivables on completed contracts............  (394)   157     45
   Billings in excess of costs and estimated earnings on
    uncompleted contracts.................................    62    (58)   130
   Cost and estimated earnings on uncompleted contracts in
    excess of billings....................................   130   (441)   408
   Prepaid expenses.......................................     1      1     (2)
   Accounts payable.......................................   267    305   (174)
   Accrued income taxes...................................     5     58    (22)
   Accrued expenses.......................................   239    101    (36)
                                                           -----  -----  -----
    Net cash provided by operating activities.............   275     48    447
Cash flows (used in) investing activities:
 Proceeds from sale of equipment..........................   --     --       1
 Purchases of equipment...................................   (71)   (61)  (155)
 Increase in notes receivable affiliate...................  (167)   (91)  (484)
                                                           -----  -----  -----
    Net cash used in investing activities.................  (238)  (152)  (638)
Cash flows provided by (used in) financing activities:
 Increase in purchase price of treasury stock.............   --      (2)   --
 Dividends paid...........................................   --     (40)  (100)
 (Proceeds) payment of note payable.......................  (288)    42    657
 Increase (decrease) in bank overdraft....................   251    104   (366)
                                                           -----  -----  -----
    Net cash provided by (used in) financing activities...   (37)   104    191
                                                           -----  -----  -----
Net decrease in cash......................................   --     --     --
Cash at beginning of year.................................   --     --     --
                                                           -----  -----  -----
Cash at end of year....................................... $ --   $ --   $ --
                                                           =====  =====  =====
Supplemental disclosure of cash transactions:
 Interest paid............................................ $  22  $  20  $  33
                                                           =====  =====  =====
 Taxes paid............................................... $ 205  $ 309  $ 297
                                                           =====  =====  =====

        The accompanying notes are an integral part of these statements.

                                     FINI-5

                                 INDECON, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  The Corporation is an industrial electrical contractor whose work is primarily in Ohio and Kentucky. A summary of significant accounting policies applied in the preparation of the accompanying financial statements follows:

 1. Income Recognition

  The Corporation recognizes income on the percentage of completion method. The percentage of completion is calculated on the cost to cost method using cost to date and total estimated cost on a job by job basis. Actual results may vary from estimates. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued. The current asset caption "unbilled receivables on completed contracts" includes revenues earned in excess of billings for time and materials contracts as of December 31, 1996 and 1997. Contract Revenues include $4,520, $8,122, and $10,936 in 1995, 1996, and 1997 derived from time and material jobs.

 2. Inventory

  Inventory represents materials purchased for jobs which have not commenced at December 31. The inventory is carried at the lower of cost or market on a FIFO basis.

 3. Equipment

  Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, approximately three to ten years, principally on accelerated methods.

 4. Income Taxes

  The provision for tax is charged to current earnings. Deferred taxes have been recorded for timing differences in deductibility of state income taxes which completely reverse in the subsequent year and differences in depreciation methods for book and tax purposes.

 5. Use of Estimates in Financial Statements

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 6. Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of long-term debt approximates fair value as the interest rates approximate market rates for debt with similar terms and average maturities.


                                    FINI-6

                                 INDECON, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

 7. Concentrations of Credit Risk

  Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Corporation performs on-going credit evaluations to reduce the risk of loss.

  The Corporation also maintains bank accounts at one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100.

 8. Earnings Per Share

  Basic earnings per share is computed based upon weighted-average shares outstanding during the period. Weighted-average shares outstanding for all periods was 500 shares.

NOTE B--NOTES RECEIVABLE--AFFILIATE

  The notes receivable--affiliate result from cash advances to two different affiliated Companies which have common ownership with this Company. The notes are due on demand and bear interest at a rate equal to the Corporations line of credit. The notes are unsecured.

NOTE C--EQUIPMENT

  Equipment consists of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Office equipment............................................. $  108  $  142
   Construction equipment.......................................    249     364
                                                                 ------  ------
                                                                    357     506
     Accumulated depreciation...................................   (231)   (306)
                                                                 ------  ------
                                                                 $  126  $  200
                                                                 ======  ======

  Depreciation expense for the year ended December 31, 1995, 1996 and 1997 was $59, $65 and $81, respectively.

NOTE D--NOTE PAYABLE

  The Corporation used at December 31, 1996 and 1997 $71 and $728 of a $1,200 revolving note from the bank. The interest rate is 1% over the prime rate (currently 8.25%) as of December 31, 1997. The note is secured by inventory and accounts receivable and is guaranteed by the stockholders. There are also guarantees in place with Garfield Electric Company, a related company.

                                    FINI-7

                                 INDECON, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)


NOTE E--OPERATING LEASES

  The Corporation entered into an agreement in June 1997 which leases office space under an operating lease. The following is a schedule, by years, of the future minimum rental payments which expire January 31, 2003:


      YEAR ENDING DECEMBER 31,
      ------------------------
                1998                                          $59,316
                1999                                          $59,952
                2000                                          $59,952
                2001                                          $59,952
                2002                                          $59,952
                2003                                          $ 4,996

  Total rent expense under the operating lease was $66,761 for 1997.

NOTE F--INCOME TAXES

  Provision for income taxes:

                                                                 YEAR ENDED
                                                                DECEMBER 31
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
   Federal:
     Current.................................................. $162  $282  $352
     Deferred.................................................    3   (11)  (19)
     State and local..........................................   49    85   119
                                                               ----  ----  ----
                                                               $214  $356  $452
                                                               ====  ====  ====
   Components of effective income tax rate:
   Federal:
     Statutory................................................   34%   34%   34%
     Permanent differences....................................  --    --    --
     Other....................................................   (3)  --    --
     State and local..........................................   10     6    12
                                                               ----  ----  ----
       Net effective income tax rate..........................   41%   40%   46%
                                                               ====  ====  ====

  The approximate tax effect of the temporary differences giving rise to the Company's deferred income tax asset is:

                                                                   DECEMBER 31
                                                                   ------------
                                                                   1996   1997
                                                                   ------ -----
   Deferred tax asset
     Currently non-deductible state accrual....................... $   15 $  42
                                                                   ====== =====
     Deferred tax liability depreciation.......................... $  --  $   8
                                                                   ====== =====

NOTE G--RELATED PARTIES

  Two of the stockholders of Indecon, Inc. are stockholders of a related company to which payments are made to perform some of the administrative functions of Indecon. The total of this administrative fee paid to reimburse

                                    FINI-8

                                 INDECON, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)
NOTE G--RELATED PARTIES (CONTINUED)

the cost of the services provided was $210, $441 and $360, in 1995, 1996 and 1997, respectively. The Corporation and its' related party from time to time provide workers to each other during peak labor needs. These charges are recorded at cost, including benefits and payroll taxes. The totals charged to the related party for work performed by its' workers was $40, $34 and $5 for the years ended 1995, 1996 and 1997, respectively. The totals charged to the Corporation for work performed by its' workers was $275, $539 and $477 for the years ended 1995, 1996 and 1997 respectively.

  In 1997, the company separated its Data Network Solutions Cabling division and sold its net assets at book value to a separate company owned substantially by Indecon's shareholders.

NOTE H--MAJOR CUSTOMERS

  The Corporation had sales to one customer totaling for 79% of total revenue in 1995, and sales to three customers for 40% of total revenues (15%, 13% and 12%) in 1996 and sales to one customer for 56% of total revenues in 1997.

NOTE I--PROFIT-SHARING PLAN

  As of January 1, 1991, the Corporation implemented a 401(k) profit-sharing plan for all eligible employees. Employer contributions are made at the discretion of the Board of Directors, with all costs funded as accrued. Contributions by the Corporation in 1995, 1996 and 1997 totaled $40, $65 and $44.

NOTE J--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                DECEMBER 31
                                                                -------------
                                                                1996    1997
                                                                -----  ------
   Costs incurred on uncompleted contracts..................... $ 442    $163
   Estimated earnings..........................................   145      17
                                                                -----  ------
                                                                  587     180
   Less billings to date.......................................   127     258
                                                                -----  ------
                                                                $ 460  $  (78)
                                                                =====  ======
   Included in the accompanying balance sheet under the
    following captions:
   Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................... $ 464  $   56
   Billings in excess of costs and estimated earnings on
    uncompleted contracts......................................    (4)   (134)
                                                                -----  ------
                                                                $ 460  $  (78)
                                                                =====  ======

NOTE K--SETTLEMENT OF STOCKHOLDER LAWSUIT

  In February 1996, a lawsuit with a stockholder was settled. The Corporation was directed to pay a total of $27 for the stockholder's one hundred twenty-five shares, pursuant to the Corporation's stock repurchase agreement. An additional $2 was paid to the stockholder.


                                    FINI-9

                                 INDECON, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)
NOTE L--COMMITMENT

  On January 29, 1998 the Corporation entered into a Letter of Intent with Consolidation Capital Corporation (CCC) for the potential sale of Indecon, Inc. to CCC.

NOTE M--LITIGATION

  There are various legal actions arising in the normal course of business that have been brought against the Company. Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations.

NOTE N--STOCK REPURCHASE AGREEMENT

  The Company has entered into a stock repurchase agreement with each of its' shareholders. The repurchase agreement, triggered by death, disability, retirement or termination from the Company gives the Corporation the option to purchase shares at book value as of the last audited financial statement.

                                    FINI-10

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth fees payable to the Securities and Exchange Commission and other estimated expenses expected to be incurred in connection with issuance and distribution of securities being registered. All such fees and expenses shall be paid by the Company.

   Securities and Exchange Commission Registration Fee................ $145,582
   Nasdaq National Market Listing Fee.................................   17,500
   Printing Expenses..................................................   75,000*
   Accounting Fees and Expenses.......................................   25,000*
   Legal Fees and Expenses............................................   50,000*
   Miscellaneous......................................................   86,918*
                                                                       --------
     Total............................................................ $400,000
                                                                       ========

--------
* Estimate

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.
Article 10 of the Company's Restated Certificate of Incorporation provides that the personal liability of directors of the Company is eliminated to the extent permitted by Section 102(b)(7) of the DGCL.

  Section 145 of the DGCL (i) requires a corporation to indemnify for expenses, including attorney's fees, incurred by a director or officers who has been successful in defending any claim or proceeding in which the director or officer is involved because of his or her position with the corporation,
(ii) permits indemnification (a) for judgments, fines, expenses and amounts paid in settlement in the case of a claim by a party other than the corporation or in the right of the corporation, even where a director or officer has not been successful, in cases where the director or officer acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the best interests of the corporation provided, in the case of a criminal proceeding, that the director or officer had no reason to believe his or her conduct was unlawful or (b) for expenses in the case of a claim or proceeding by or in the right of the corporation, including a derivative suit (but not judgments, fines or amounts in settlement), if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and has not been adjudged liable to the corporation unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification, and (iii) permits the advancement of expenses to directors and officers who are defending an action, lawsuit or proceeding upon receipt of an undertaking for the repayment of such advance if it is ultimately determined that the director or officer has not met the applicable standard of conduct and is, therefore, not entitled to be indemnified. Section 145 also provides that the permissive indemnification described above is to be made upon a determination that the director or officer has met the required standard of conduct by (a) a majority of disinterested directors, (b) a committee of disinterested directors designated by a majority of such directors, (c) independent legal counsel or (d) the stockholders.

  The Company has entered into Indemnity Agreements because the Board believes that the Company's directors' and officers' insurance does not fully protect the directors and executive officers and that the absence of Indemnity Agreements may threaten the quality and stability of the governance of the Company by reducing the Company's ability to attract and retain qualified persons to serve as directors and executive officers of the

Company, and by deterring such persons in the making of entrepreneurial decisions for fear of later legal challenge. In addition, the Board of Directors believes that the Indemnity Agreements complement the indemnification rights and liability protections currently provided directors and executive officers of the Company under the Amended and Restated Bylaws. These rights and protections were designed to enhance the Company's ability to attract and retain highly qualified individuals to serve as directors and executive officers in view of the high incidence of litigation, often involving large amounts, against publicly-held companies and the need to provide such persons with reliable knowledge of the legal risks to which they are exposed. The Indemnity Agreements complement these rights and protections by providing directors and executive officers with contractual rights to indemnification, regardless of any amendment to or repeal of the indemnification provisions in the Bylaws. The Company's Amended and Restated Bylaws provide that the Company shall indemnify to the fullest extent authorized or permitted by law directors and officers of the Company who have been made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company.

  The Indemnity Agreements are predicated upon Section 145(f) which recognizes the validity of additional indemnity rights granted by contractual agreement. The Indemnity Agreements alter or clarify statutory indemnity provisions, in a manner consistent with the Company's Amended and Restated Bylaws, in the following respects; (i) indemnification is mandatory, rather than optional, to the full extent permitted by law, including partial indemnification under appropriate circumstances, except that the Company is not obligated to indemnify an indemnitee with respect to a proceeding initiated by the indemnitee (unless the Board should conclude otherwise), payments made by an indemnitee in a settlement effected without the Company's written consent, payments that are found to violate the law, conduct found to constitute bad faith or active and deliberate dishonesty or short-swing profit liability under Section 16(b) of the Exchange Act or to the extent that indemnification has been determined to be unlawful in an arbitration proceeding conducted pursuant to the provisions of the Indemnity Agreement; (ii) prompt payment of litigation expenses in advance is mandatory, rather than optional, provided the indemnitee undertakes to repay such amounts if it is ultimately determined that the indemnitee is not entitled to be indemnified and provided the indemnitee did not initiate the proceeding; (iii) any dispute arising under the Indemnity Agreement is to be resolved through an arbitration proceeding, which will be paid for by the Company unless the arbitrator finds that the indemnitee's claims or defenses were frivolous or in bad faith, unless such arbitration is inconsistent with an undertaking given by the Company, such as to the Securities and Exchange Commission, that the Company will submit to a court the question of indemnification for liabilities under the Securities Act of 1933, as amended, and be governed by the final adjudication of such issue; and (iv) mandatory indemnification shall be paid within 45 days of the Company's receipt of a request for indemnification unless a determination is made that the indemnitee has not met the relevant standards for indemnification by the Board of Directors, or if a quorum of the directors is not obtainable, at the election of the Company, either by independent legal counsel or a panel of arbitrators.

  The Company maintains a directors' and officers' liability insurance policy covering certain liabilities which may be incurred by directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In February 1997, Jonathan J. Ledecky, the Company's Chairman and Chief Executive Officer, founded the Company's predecessor, Ledecky Brothers L.L.C. On September 19, 1997, Jonathan Ledecky exchanged his 100% interest in Ledecky Brothers L.L.C. for 4,411,765 shares of the Company's Common Stock, or 100% of the outstanding shares. The issuances of securities by Ledecky Brothers L.L.C. and the Company to Jonathan Ledecky were made in reliance upon the exemption from registration under the Securities Act of 1933, as amended, in Section 4(2).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are or will be filed as part of this registration statement:

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  2.01   Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC2 Acquisition Co., SKC Electric, Inc. and the
         stockholders named therein.
  2.02   Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC3 Acquisition Co., Riviera Electric, Inc. and
         the stockholders named therein.
  2.03   Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC4 Acquisition Co., Garfield Electric Company and
         the stockholders named therein.
  2.04   Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC5 Acquisition Co., Indecon, Inc. and the
         stockholders named therein.
  2.05   Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC6 Acquisition Co., Tri-City Electrical
         Contractors, Inc. and the stockholders named therein.
  2.06   Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC Acquisition Co., 6, Town & Country Electric,
         Inc. and the stockholders named therein.
  2.07   Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC8 Acquisition Co., Wilson Electric, Inc. and the
         stockholders named therein.
  2.08   Agreement and Plan of Reorganization, dated January 29, 1998, by and among the Company, CCC Acquisition Corp 1., Service Management USA and
         the stockholder named therein (Exhibit 2.1 of the Company's Current
         Report on Form 8-K dated February 4, 1997 is hereby incorporated by reference).
  3.01   Restated Certificate of Incorporation of Consolidation Capital
         Corporation (Exhibit 3.01 of the Company's Registration Statement on
         Form S-1 (File No. 333-36193) is hereby incorporated by reference).
  3.02   Amended and Restated Bylaws of Consolidation Capital Corporation
         (Exhibit 3.02 of the Company's Registration Statement on Form S-1
         (File No. 333-36193) is hereby incorporated by reference).
  5.01*  Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.
 10.01*  Consolidation Capital Corporation 1997 Long-Term Incentive Plan.
 10.02   Consolidation Capital Corporation 1997 Non-Employee Directors' Stock
         Plan (Exhibit 10.02 of the Company's Registration Statement on Form S-
         1 (File No. 333-36193) is hereby incorporated by reference).
 10.03   Consolidation Capital Corporation 1997 Employee Stock Purchase Plan
         (Exhibit 10.03 of the Company's Registration Statement on Form S-1
         (File No. 333-36193) is hereby incorporated by reference).
 10.04   Consolidation Capital Corporation 1997 Section 162(m) Bonus Plan
         (Exhibit 10.04 of the Company's Registration Statement on Form S-1
         (File No. 333-36193) is hereby incorporated by reference).
 10.05   Consolidation Capital Corporation Executive Deferred Compensation Plan
         (Exhibit 10.05 of the Company's Registration Statement on Form S-1
         (File No. 333-36193) is hereby incorporated by reference).
 10.06   Employment Agreement between the Company and Jonathan J. Ledecky
         (Exhibit 10.05 of the Company's Registration Statement on Form S-1
         (File No. 333-36193) is hereby incorporated by reference).

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
 10.07   Employment Agreement between the Company and Timothy C. Clayton
         (Exhibit 10.06 of the Company's Registration Statement on Form S-1
         (File No.333-36193) is hereby incorporated by reference).
 10.08   Employment Agreement between the Company and F. Traynor Beck (Exhibit
         10.07 of the Company's Registration Statement on Form S-1 (File
         No.333-36193) is hereby incorporated by reference).
 10.09   Employment Agreement between the Company and David Ledecky (Exhibit
         10.08 of the Company's Registration Statement on Form S-1 (File
         No.333-36193) is hereby incorporated by reference).
 10.10   Form of Indemnity Agreement for Executive Officers and Directors of
         the Company (Exhibit 10.09 of the Company's Registration Statement on
         Form S-1 (File No.333-36193) is hereby incorporated by reference).
 23.01*  Consents of Price Waterhouse LLP.
 23.02*  Consents of Grant Thorton LLP.
 23.03*  Consent of Baird, Kurtz & Dobson.
 23.04*  Consent of KPMG Peat Marwick LLP.
 23.05*  Consent of Barry & Moore P.C.
 24.01   Power of Attorney (included on signature page of this registration statement).
 27.01*  Financial Data Schedule.

--------

*  Previously filed.

  (b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

    (2) That for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

    (4) To supply by means of a post-effective amendment, Rule 424(c) supplement or information incorporated by reference, all information concerning a material transaction, and the company being acquired involved there, that was not the subject of and included in the registration statement when it became effective.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (6) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WASHINGTON, DISTRICT OF COLUMBIA, ON MARCH 5, 1998.

                                          Consolidation Capital Corporation


                                          By:  /s/ Jonathan J. Ledecky
                                              ---------------------------------
                                                   JONATHAN J. LEDECKY
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
                                       Chairman and Chief        March 5, 1998
                  *                     Executive Officer
-------------------------------------   (Principal Executive
         JONATHAN J. LEDECKY            Officer)

                  *                    Executive Vice            March 5, 1998
-------------------------------------   President, Chief
         TIMOTHY C. CLAYTON             Financial Officer and
                                        Treasurer (Principal
                                        Financial and
                                        Accounting Officer

                  *                    Executive Vice            March 5, 1998
-------------------------------------   President, Chief
            DAVID LEDECKY               Administrative
                                        Officer and Director

                  *                    Director                  March 5, 1998
-------------------------------------
          VINCENT E. EADES

                  *                    Director                  March 5, 1998
-------------------------------------
          W. RUSSELL RAMSEY

                  *                    Director                  March 5, 1998
-------------------------------------
            M. JUDE REYES



*By: /s/ Jonathan J. Ledecky
     ---------------------------
  JONATHAN J. LEDECKY, ATTORNEY IN
  FACT, PURSUANT TO POWERS OF
  ATTORNEY PREVIOUSLY FILED AS PART
  OF THIS REGISTRATION STATEMENT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   2.01  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC2 Acquisition Co., SKC Electric, Inc. and the
         stockholders named therein.
   2.02  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC3 Acquisition Co., Riviera Electric, Inc. and
         the stockholders named therein.
   2.03  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC4 Acquisition Co., Garfield Electric Company and
         the stockholders named therein.
   2.04  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC5 Acquisition Co., Indecon, Inc. and the
         stockholders named therein.
   2.05  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC6 Acquisition Co., Tri-City Electrical
         Contractors, Inc. and the stockholders named therein.
   2.06  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC Acquisition Co., 6 Town & Country Electric,
         Inc. and the stockholders named therein.
   2.07  Agreement and Plan of Reorganization, dated February 27, 1998, by and among the Company, CCC 8 Acquisition Co., Wilson Electric, Inc. and
         the stockholders named therein.
   2.08  Agreement and Plan of Reorganization, dated January 29, 1998, by and among the Company, CCC Acquisition Corp 1., Service Management USA and
         the stockholder named therein (Exhibit 2.1 of the Company's Current
         Report on Form 8-K dated February 4, 1997 is hereby incorporated by reference).
   3.01  Restated Certificate of Incorporation of Consolidation Capital
         Corporation (Exhibit 3.01 of the Company's Registration Statement on
         Form S-1 (File No.333-36193) is hereby incorporated by reference).
   3.02  Amended and Restated Bylaws of Consolidation Capital Corporation
         (Exhibit 3.02 of the Company's Registration Statement on Form S-1
         (File No.333-36193) is hereby incorporated by reference).
   5.01* Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.
  10.01* Consolidation Capital Corporation 1997 Long-Term Incentive Plan.
  10.02  Consolidation Capital Corporation 1997 Non-Employee Directors' Stock
         Plan (Exhibit 10.02 of the Company's Registration Statement on Form S-
         1 (File No.333-36193) is hereby incorporated by reference).
  10.03  Consolidation Capital Corporation 1997 Employee Stock Purchase Plan
         (Exhibit 10.03 of the Company's Registration Statement on Form S-1
         (File No.333-36193) is hereby incorporated by reference).
  10.04  Consolidation Capital Corporation 1997 Section 162(m) Bonus Plan
         (Exhibit 10.04 of the Company's Registration Statement on Form S-1
         (File No.333-36193) is hereby incorporated by reference).
  10.05  Consolidation Capital Corporation Executive Deferred Compensation Plan
         (Exhibit 10.05 of the Company's Registration Statement on Form S-1
         (File No.333-36193) is hereby incorporated by reference).
  10.06  Employment Agreement between the Company and Jonathan J. Ledecky
         (Exhibit 10.05 of the Company's Registration Statement on Form S-1
         (File No.333-36193) is hereby incorporated by reference).
  10.07  Employment Agreement between the Company and Timothy C. Clayton
         (Exhibit 10.06 of the Company's Registration Statement on Form S-1
         (File No.333-36193) is hereby incorporated by reference).

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
  10.08  Employment Agreement between the Company and F. Traynor Beck (Exhibit
         10.07 of the Company's Registration Statement on Form S-1 (File
         No.333-36193) is hereby incorporated by reference).
  10.09  Employment Agreement between the Company and David Ledecky (Exhibit
         10.08 of the Company's Registration Statement on Form S-1 (File
         No.333-36193) is hereby incorporated by reference).
  10.10  Form of Indemnity Agreement for Executive Officers and Directors of
         the Company (Exhibit 10.09 of the Company's Registration Statement on
         Form S-1 (File No.333-36193) is hereby incorporated by reference).
  23.01* Consents of Price Waterhouse LLP.
  23.02* Consents of Grant Thornton LLP.
  23.03* Consent of Baird, Kurtz & Dobson.
  23.04* Consent of KPMG Peat Marwick LLP.
  23.05* Consent of Barry & Moore P.C.
  24.01  Power of Attorney (included on signature page of this registration statement).
  27.01* Financial Data Schedule.

--------

*  Previously filed.

                                       2